Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

WILDCAT EGH HOLDCO, L.P.,

WILDCAT OPCO HOLDCO, L.P.,

WILDCAT PUBCO MERGER SUB, INC.,

WILDCAT MANAGER MERGER SUB, L.L.C.,

WILDCAT OPCO MERGER SUB, L.L.C.,

ENDEAVOR EXECUTIVE HOLDCO, LLC,

ENDEAVOR EXECUTIVE II HOLDCO, LLC,

ENDEAVOR EXECUTIVE PIU HOLDCO, LLC,

ENDEAVOR GROUP HOLDINGS, INC.,

ENDEAVOR MANAGER, LLC

and

ENDEAVOR OPERATING COMPANY, LLC

Dated as of April 2, 2024

4.14	Compliance with Laws	53
4.15	Certain Business Practices	53
4.16	Governmental Authorizations	54
4.17	Tax Matters	54
4.18	Employee Matters; Employee Plans	56
4.19	Environmental Matters	59
4.20	Insurance	60
4.21	Legal Proceedings; Orders	60
4.22	Opinions of Financial Advisor	60
4.23	Brokers	61
4.24	Related Party Transactions	61
4.25	Information Supplied	61
4.26	No Other Representations or Warranties	61

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE PARENT ENTITIES AND THE MERGER SUBS		62

5.01	Organization and Qualification	62
5.02	Organizational Documents	62
5.03	Authority; Binding Nature of Agreement	63
5.04	No Conflict; Required Filings and Consents	63
5.05	Legal Proceedings; Orders	64
5.06	Operations of the Parent Entities and the Merger Subs	64
5.07	Financing	64
5.08	Solvency	66
5.09	Brokers	67
5.10	Stockholder and Management Arrangements	67
5.11	No Vote of Parent Entity Partners or Members	67
5.12	Information Supplied	67
5.13	Non-Reliance on Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans	68
5.14	Guarantee	68
5.15	No Other Representations or Warranties	68

ARTICLE VI CONDUCT OF BUSINESS PENDING THE MERGERS		69

6.01	Conduct of Business by the Company Entities Pending the Mergers	69
6.02	Control of Operations	76

ARTICLE VII ADDITIONAL AGREEMENTS		76

7.01	Written Consent; Schedule 13e-3; Information Statement	76
7.02	Access to Information; Confidentiality	78
7.03	No Solicitation	79
7.04	Directors’ and Officers’ Indemnification and Insurance	84
7.05	Further Action	86

7.06	Obligations of the Parent Entities with respect to the Merger Subs and the Surviving Entities	89
7.07	Public Announcements	90
7.08	Transfer Taxes	90
7.09	Stock Exchange De-Listing	90
7.10	Stockholder Litigation	91
7.11	Takeover Laws; Section 16 Matters	91
7.12	Financing Cooperation	91
7.13	Financing	95
7.14	Payoff Letters	98
7.15	Pre-Closing Restructuring	99
7.16	Asset Sales	99
7.17	Certain Tax Matters	100
7.18	Employment Matters	101
7.19	Dividend Matters	103

ARTICLE VIII CONDITIONS TO THE MERGERS		104

8.01	Conditions to the Obligations of Each Party	104
8.02	Conditions to the Obligations of the Parent Entities and the Merger Subs	104
8.03	Conditions to the Obligations of the Company Entities	106

ARTICLE IX TERMINATION		106

9.01	Termination	106
9.02	Notice of Termination; Effect of Termination	108
9.03	Fees and Expenses	108

ARTICLE X GENERAL PROVISIONS		111

10.01	Non-Survival of Representations, Warranties and Agreements	111
10.02	Notices	111
10.03	Interpretation and Rules of Construction	113
10.04	Severability	114
10.05	Entire Agreement	115
10.06	Assignment	115
10.07	Parties in Interest	115
10.08	Specific Performance	116
10.09	Governing Law	117
10.10	Waiver of Jury Trial	117
10.11	Amendment	117
10.12	Waiver	118
10.13	Company Disclosure Letter	118
10.14	Non-Recourse	119
10.15	Counterparts	119
10.16	Debt and Preferred Equity Financing Sources	119
10.17	Company Subsidiaries	121
10.18	Designated Individuals	122
10.19	Certain Special Committee Matters	123

Exhibits

Exhibit A	-	Form of Voting and Support Agreement
Exhibit B	-	Form of Surviving Company Certificate of Incorporation
Exhibit C	-	Form of Written Consent

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of April 2, 2024 (this “Agreement”), by and among Wildcat EGH Holdco, L.P., a Delaware limited partnership (“Holdco Parent”), Wildcat OpCo Holdco, L.P., a Delaware limited partnership (“OpCo Parent” and, together with Holdco Parent, the “Parent Entities” and each, a “Parent Entity”), Wildcat PubCo Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Holdco Parent (“Company Merger Sub”), Wildcat Manager Merger Sub, L.L.C., a Delaware limited liability company and wholly-owned subsidiary of Company Merger Sub (“Manager Merger Sub”), Wildcat OpCo Merger Sub, L.L.C., a Delaware limited liability company and wholly-owned subsidiary of OpCo Parent (“OpCo Merger Sub” and, together with Manager Merger Sub and Company Merger Sub, the “Merger Subs” and each, a “Merger Sub”), Endeavor Executive Holdco, LLC, a Delaware limited liability company (“Executive Holdco”), Endeavor Executive II Holdco, LLC, a Delaware limited liability company (“Executive II Holdco”), Endeavor Executive PIU Holdco, LLC, a Delaware limited liability company (together with Executive Holdco and Executive II Holdco, the “Executive Holdcos”), Endeavor Group Holdings, Inc., a Delaware corporation (the “Company”), Endeavor Manager, LLC, a Delaware limited liability company and subsidiary of the Company (“Manager”), Endeavor Operating Company, LLC, a Delaware limited liability company and a subsidiary of Manager and indirect subsidiary of the Company (“OpCo” and, together with the Company and Manager, the “Company Entities” and each, a “Company Entity”).

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”), the Parent Entities, the Merger Subs and the Company Entities have agreed to enter into a business combination transaction pursuant to which (a) (i) on the Closing Date, OpCo Merger Sub will be merged with and into OpCo, (ii) the separate limited liability company existence of OpCo Merger Sub will thereupon cease and (iii) OpCo will continue as the surviving company, collectively owned, directly or indirectly, by OpCo Parent, Manager and certain Rollover Holders (the “OpCo Merger”), (b) immediately following the OpCo Merger, Manager Merger Sub will be merged with and into Manager, (ii) the separate limited liability company existence of Manager Merger Sub will thereupon cease and (iii) Manager will continue as the surviving company, wholly-owned by the Company (the “Manager Merger”) and (c) (i) immediately following the Manager Merger, Company Merger Sub will be merged with and into the Company, (ii) the separate corporate existence of Company Merger Sub will thereupon cease and (iii) the Company will continue as the surviving corporation, collectively owned, directly or indirectly, by Holdco Parent or certain Rollover Holders (the “Company Merger” and, together with the Manager Merger and the OpCo Merger, the “Mergers” and, together with the other transactions contemplated by this Agreement, collectively, the “Transactions”);

WHEREAS the Executive Committee of the Company (the “Executive Committee”) established a special committee of the board of directors of the Company consisting of independent and disinterested directors (the “Special Committee”) to, among other things, review, evaluate and negotiate this Agreement and the Transactions and, if the Special Committee deems appropriate, recommend that the Executive Committee approves the execution and delivery of this Agreement by the Company;

WHEREAS the Special Committee has unanimously (a) determined that this Agreement and the Transactions, including the Mergers, on the terms and subject to the conditions set forth herein, are advisable, fair to and in the best interests of the Company and its Public Stockholders and (b) recommended that the Executive Committee (i) approves this Agreement and the Transactions, including the Mergers, and (ii) recommends adoption and approval of this Agreement and the Transactions, including the Mergers, to the stockholders of the Company (such recommendation, the “Special Committee Recommendation”);

WHEREAS, the Executive Committee has, acting upon the Special Committee Recommendation, unanimously (a) determined that this Agreement and the Transactions are fair to and in the best interests of the Company and its stockholders, including the Public Stockholders, (b) approved and declared advisable this Agreement and the Transactions, (c) authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth herein and (d) recommended the adoption of this Agreement by the stockholders of the Company (the “Executive Committee Recommendation”);

WHEREAS, the Company has, in its capacity as the managing member of Manager and owner of a majority of the outstanding Manager Membership Interests, (a) determined that this Agreement and the Transactions are fair to and in the best interests of Manager and its members, (b) approved and declared advisable this Agreement and the Transactions and (c) approved the execution, delivery and performance by Manager of this Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth herein;

WHEREAS, Manager has, in its capacity as the managing member of OpCo and owner of a majority of the outstanding OpCo Membership Interests, (a) determined that this Agreement and the Transactions are fair to and in the best interests of OpCo and its members, (b) approved and declared advisable this Agreement and the Transactions and (c) approved the execution, delivery and performance by OpCo of this Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth herein;

WHEREAS, the boards of directors of the Executive Holdcos have (a) determined that this Agreement and the Transactions are fair to and in the best interests of the Executive Holdcos and their members, (b) approved and declared advisable this Agreement and the Transactions and (c) approved the execution, delivery and performance by the Executive Holdcos of this Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of Company Merger Sub has (a) determined that this Agreement and the Transactions are fair to and in the best interests of Merger Sub and its sole stockholder, (b) approved and declared advisable this Agreement and the Transactions, (c) authorized and approved the execution, delivery and performance by Company Merger Sub of this Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth herein and (d) resolved, subject to the terms of this Agreement, to recommend the adoption of this Agreement by the sole stockholder of Company Merger Sub;

WHEREAS, the general partner of Holdco Parent has (a) determined that this Agreement and the Transactions are fair to and in the best interests of Holdco Parent and its partners, (b) approved and declared advisable this Agreement and the Transactions and (c) approved the execution, delivery and performance by Holdco Parent of this Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth herein;

WHEREAS, the general partner of OpCo Parent has (a) determined that this Agreement and the Transactions are fair to and in the best interests of OpCo Parent and its partners, (b) approved and declared advisable this Agreement and the Transactions, (c) approved the execution, delivery and performance by OpCo Parent of this Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth herein and (d) caused OpCo Parent, as the sole member of OpCo Merger Sub, to adopt this Agreement in such capacity;

WHEREAS, OpCo Parent, in its capacity as the managing member of OpCo Merger Sub, has (a) determined that this Agreement and the Transactions are fair to and in the best interests of OpCo Merger Sub and its member, (b) approved and declared advisable this Agreement and the Transactions and (c) approved the execution, delivery and performance by OpCo Merger Sub of this Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth herein;

WHEREAS, Holdco Parent, in its capacity as the managing member of Manager Merger Sub, has (a) determined that this Agreement and the Transactions are fair to and in the best interests of Manager Merger Sub, (b) approved and declared advisable this Agreement and the Transactions and (c) approved the execution, delivery and performance by Manager Merger Sub of this Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Parent Entities’ willingness to enter into this Agreement, the holders of Shares or OpCo Membership Interests set forth on Section 1.01 of the Company Disclosure Letter (which may be updated by the Parent Entities following the date hereof to add holders who may enter into Rollover Agreements after the date hereof; provided that any such updates are promptly provided to the Company Entities) (collectively, the “Rollover Holders”) are entering into Rollover Agreements with the Parent Entities, pursuant to which each Rollover Holder has agreed, subject to the terms and conditions set forth therein, that certain of their OpCo Membership Interests or certain of their OpCo Profits Units, in each case specified in accordance with such Rollover Holder’s Rollover Agreement, will remain outstanding in the OpCo Merger (collectively, the “Rollover Units”) or certain of their Shares specified in accordance with such Rollover Holder’s Rollover Agreement will remain outstanding in the Company Merger (the “Rollover Shares”);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company Entities’ willingness to enter into this Agreement, the Parent Entities have (a) entered into the Equity Commitment Letter with the Equity Investors, and the Debt Commitment Letter with the Debt Financing Sources party thereto, with the Equity Commitment Letter and the Debt Commitment Letter providing the Required Amount, (b) entered into the Guarantee with the Guarantors and (c) delivered to the Company Entities executed copies of each of the Equity Commitment Letter, the Debt Commitment Letter and the Guarantee;

WHEREAS, upon consummation of the Company Merger, each share of Company Common Stock issued and outstanding immediately prior to the Company Merger Effective Time, other than Excluded Shares, the Rollover Shares and Dissenting Shares, will be cancelled and converted into the right to receive the applicable Merger Consideration upon the terms and subject to the conditions of, and any exceptions in, this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, OpCo and the SLP Holders have entered into a Voting and Support Agreement in the form attached hereto as Exhibit A (the “Voting Agreement”), pursuant to which, among other things, the SLP Holders are agreeing to vote the Shares owned by them in favor of certain matters as set forth in the Voting Agreement; and

WHEREAS, upon consummation of the OpCo Merger, each OpCo Membership Interest issued and outstanding immediately prior to the OpCo Merger Effective Time, other than Excluded OpCo Membership Interests and Rollover Units, will be cancelled and converted into the right to receive the applicable Merger Consideration upon the terms and subject to the conditions of, and any exceptions in, this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parent Entities, the Merger Subs and the Company Entities hereby agree as follows:

ARTICLE I

DEFINITIONS

1.01 Definitions.

(a) For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality agreement with terms no less favorable, in the aggregate, to the Company than the Confidentiality Agreement; provided, that (a) such confidentiality agreement shall not prohibit compliance by a Company Entity with its obligations under this Agreement and (b) shall contain a customary standstill provision, provided, however, that such standstill provision need not restrict or prohibit a Person from making or amending a confidential Acquisition Proposal.

“Action” means any legal, judicial, administrative or arbitral action, claim (including any cross-claim or counterclaim), suit, litigation, order, mediation, complaint, hearing, dispute resolution, audit, inquiry, criminal prosecution, investigation or proceeding (public or private) by or before a Governmental Authority (including any civil, commercial, criminal, administrative or appellate).

“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. Notwithstanding the foregoing, (a) the Parent Entities and the Merger Subs shall not be deemed to be Affiliates of the Company Entities or the Company Subsidiaries, (b) SLP or their affiliated investment funds and portfolio companies (as such term is commonly understood in the private equity industry) shall not be deemed to be Affiliates of the Company Entities, the Company Subsidiaries, the Parent Entities or the Merger Subs, except in the case of the definition of “Parent Related Parties”, for purposes of Section 10.14, the definition of “Representatives”, and as used in Section 7.05, (c) the SLP Holders shall not be deemed to be Affiliates of the Company Entities, the Company Subsidiaries, the Parent Entities or the Merger Subs, except in the case of the definition of “Parent Related Parties”, for purposes of Section 10.14, the definition of “Representatives”, and as used in Article V, Section 7.01, Section 7.05 and Section 7.17 and (d) the Company Entities and the Company Subsidiaries shall not be deemed to be Affiliates of the Parent Entities or the Merger Subs or of SLP, the SLP Holders and their affiliated investment funds or portfolio companies (as such term is commonly understood in the private equity industry).

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977 (15 U.S.C. § 78dd1, et seq.), (b) the Corruption of Foreign Public Officials Act, S.C. 2002, c. 8 (Canada), (c) the U.K. Bribery Act 2010 and (d) all other anti-bribery, anti-corruption, anti-money-laundering and similar applicable Laws of each jurisdiction in which the Company Entities and the Company Subsidiaries operate or have operated and in which any Person associated with or acting on behalf of a Company Entity or any Company Subsidiary, including any officer, director, employee, agent and Affiliate thereof is conducting or has conducted business involving a Company Entity or any Company Subsidiary.

“Anti-Money Laundering Laws” means all applicable financial recordkeeping, reporting and registration requirements, including the money laundering statutes of any jurisdiction applicable to the Company Entities or the Company Subsidiaries and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority from time to time, including the Financial Crimes Enforcement Network of the U.S. Department of the Treasury, and any legal requirement implementing the “Forty Recommendations” published by the Financial Action Task Force on Money Laundering.

“Antitrust Laws” means the Sherman Act, 15 U.S.C. §§ 1-7; the Clayton Act, 15 U.S.C. §§ 12-27, 29 U.S.C. §§ 52-53, the HSR Act, the Federal Trade Commission Act, 15 U.S.C. § 41-58, and all other federal, state and foreign statutes, rules, regulations, Orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Available Company Sale Net Cash Proceeds” means the aggregate amount of Company Sale Net Proceeds received from all Company Sales consummated at the request of the Parent Entities hereunder and in accordance with Section 7.16, less the aggregate amount of all Company Sale Net Proceeds Deficits with respect to such Company Sale Net Proceeds.

“beneficial owner”, with respect to any Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day (other than a Saturday or Sunday) on which commercial banks are not required or authorized by Law to close in the City of New York, New York.

“Capital Expenditures” means expenditures by the Company Entities and the Company Subsidiaries that, in conformity with GAAP, are or are required to be included as capital expenditures on the consolidated statement of cash flows of the Company Entities and the Company Subsidiaries.

“Closing Indebtedness” means the aggregate amount of obligations (including in respect of outstanding principal and accrued and unpaid interest) of the Company Entities and the Company Subsidiaries in respect of indebtedness for borrowed money under the (a) First Lien Credit Agreement, dated as of May 6, 2014 (as amended, supplemented, refinanced or otherwise modified from time to time), by and among the WME IMG Holdings, LLC, WME IMG, LLC, William Morris Endeavor Entertainment, LLC, IMG Worldwide Holdings, LLC, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “First Lien Credit Agreement”) and (b) Revolving Credit Agreement, dated as of February 27, 2020 (as amended, supplemented, refinanced or otherwise modified from time to time), by and among Endeavor OLE Buyer, LLC, On Location Events, LLC, PrimeSport Holdings, Inc., the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

“Code” means the Internal Revenue Code of 1986.

“Collective Bargaining Agreement” means any collective bargaining agreement works council, labor, voluntary recognition, or similar agreement with respect to any current employee of a Company Entity or any Company Subsidiary, as applicable, or other Contract with a union, works council, or other labor organization, including a neutrality or accretion clause or agreement, as well as all addenda, side letters, memoranda of understandings, amendments and other ancillary agreements thereto.

“Company Action” means (i) any Company Sale or (ii) any action that is approved by the Executive Committee, taken by the Company or the Company Subsidiaries and set forth in Section 7.16 of the Company Disclosure Letter.

“Company Associate” means each current or former employee, independent contractor, consultant or director of or to a Company Entity or any Company Subsidiary.

“Company Bylaws” means the amended and restated bylaws of the Company, dated as of April 28, 2021, as may be amended, modified or restated from time to time in accordance with the terms thereof and hereof.

“Company Charter” means the amended and restated certificate of incorporation of the Company, dated as of April 28, 2021, as may be amended, modified or restated from time to time in accordance with the terms thereof and hereof.

“Company Class A Common Stock” means Class A Common Stock of the Company, par value $0.00001 per share.

“Company Class B Common Stock” means Class B Common Stock of the Company, par value $0.00001 per share.

“Company Class C Common Stock” means Class C Common Stock of the Company, par value $0.00001 per share.

“Company Class X Common Stock” means Class X Common Stock of the Company, par value $0.00001 per share.

“Company Class Y Common Stock” means Class Y Common Stock of the Company, par value $0.00001 per share.

“Company Common Stock” means, collectively, the Company Class A Common Stock, the Company Class B Common Stock, the Company Class C Common Stock, the Company Class X Common Stock and the Company Class Y Common Stock.

“Company Equity Award” means any Company Option, Company RSU, Company PSU or Company Restricted Share.

“Company Financial Information” means the financial statements of the Company required to be delivered in order to satisfy the condition set forth in paragraph 5 of Exhibit D to the Debt Commitment Letter and paragraph 5 of Exhibit C to the Preferred Equity Commitment Letter.

“Company Intellectual Property” means all Intellectual Property Rights owned or purported to be owned by a Company Entity or any Company Subsidiary.

“Company IT Assets” means all IT Assets that are owned or controlled by the Company Entities or the Company Subsidiaries.

“Company Option” means each option to purchase shares of Company Class A Common Stock, whether granted pursuant to the Company Stock Plan or otherwise, whether or not vested.

“Company Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA, including any similar plan subject to laws of a jurisdiction outside of the United States), bonus, pension, profit sharing, incentive compensation, phantom equity, stock option, stock purchase, restricted stock, restricted stock unit or other equity-based or long term incentive compensation, deferred compensation, employment, individual consulting or independent contractor, retiree medical or life insurance, retirement, supplemental retirement, vacation, sick, severance, disability, death benefit, medical, welfare, fringe benefit or other compensation or employee benefits, change in control, retention, termination or severance agreement, plan, program or arrangement, in each case, to which a Company Entity or any Company Subsidiary is a party, with respect to which a Company Entity or any Company Subsidiary has any obligation or liability (contingent or otherwise), or which is maintained, contributed to or sponsored by a Company Entity or any Company Subsidiary for the benefit of any Company Associate, excluding any Talent Agreement or any such plans that are sponsored by a Governmental Authority, provided through a professional employer organization outside of the United States or otherwise required by applicable Law.

“Company Preferred Stock” means Preferred Stock of the Company, par value $0.00001 per share.

“Company PSU” means each restricted stock unit subject to performance-based vesting conditions pursuant to which the holder has a right to receive Company Class A Common Stock (or cash in an amount determined by reference to the value thereof) following the vesting or lapse of restrictions applicable to such restricted stock unit, whether granted pursuant to the Company Stock Plan or otherwise.

“Company Restricted Share” means each share of Company Class A Common Stock that is subject to vesting conditions, whether granted pursuant to the Company Stock Plan or otherwise.

“Company RSU” means each restricted stock unit subject only to service-based vesting conditions pursuant to which the holder has a right to receive Company Class A Common Stock (or cash in an amount determined by reference to the value thereof) following the vesting or lapse of restrictions applicable to such restricted stock unit (including any Company PSU for which the applicable performance-based vesting conditions were previously satisfied, and that remain subject only to service-based vesting conditions), whether granted pursuant to the Company Stock Plan or otherwise.

“Company Sale Net Proceeds” means, with respect to a Company Sale that is consummated at the request of the Parent Entities hereunder, an amount equal to Net Proceeds from such Company Sale.“Company Stock Plan” means the Endeavor Group Holdings, Inc. Amended and Restated 2021 Incentive Award Plan, as may be amended, modified or restated from time to time.

“Content” means any programming, programming service, audio-visual or audio-only content or live event, in each case, of any kind and character whatsoever, together with any rights therein or elements thereof.

“Content Activities” means actions taken in connection with the development, production, financing, acquisition or exploitation of Content by any Company Entity or Company Subsidiary in the ordinary course of business or consistent with past practice.

“Contract” means any contract, lease, permit, authorization, indenture, note, bond, mortgage, franchise, agreement, indenture, lease, sublease, license, sublicense, permit or any other legally binding instrument, obligation or commitment of any kind with respect to which there are continuing rights, liabilities or obligations.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract (including any credit arrangement) or otherwise.

“Debt Financing Related Parties” means the Debt Financing Sources, any other lenders party from time to time to any agreement related to Debt Financing, their respective Affiliates and their and their respective Affiliates’ respective directors, officers, employees, agents, advisors and other Representatives, and their successors and permitted assigns, in each case, solely in their capacities as such.

“Debt Financing Sources” means, at any time, the Persons that have committed to provide or arrange or have otherwise entered into agreements in connection with all or any part of the Debt Financing or any other financing (other than the Equity Financing) (including the parties to the Debt Commitment Letter and any agreements, any joinder agreements, engagement letters, underwriting agreements, indentures, loan agreements or credit agreements entered into in connection therewith), including the agents, arrangers, lenders, initial purchasers and other entities that have committed to provide or arrange all or part of the Debt Financing.

“Deemed Gaming Waiver Date” means January 2, 2025; provided, however, that Deemed Gaming Waiver Date shall instead mean March 19, 2025 (the “Extended Deemed Gaming Waiver Date”) only if, as of January 2, 2025, at least one of the following is true with respect to each Gaming Asset: (a) the Company Entities or the applicable Company Subsidiaries have entered into a definitive agreement for a Gaming Sale that would reasonably be expected to be consummated by the Extended Deemed Gaming Waiver Date, (b) the Parent Entities and Merger Subs (i) have made, or caused to be made, all filings, notifications and submissions required by any Gaming Authority with respect to the Required Gaming Approvals in respect of such Gaming Asset and (ii) would reasonably be expected to obtain such Required Gaming Approvals by the Extended Deemed Gaming Waiver Date, or (c) if approved by the Executive Committee, the Company and the Company Subsidiaries are taking the actions set forth in Section 7.16 of the Company Disclosure Letter pursuant to the terms thereof and such actions would reasonably be expected to be completed by the Extended Deemed Gaming Waiver Date.

“Enforceability Exceptions” means legal limitations on enforceability: (a) arising from applicable bankruptcy and other similar Laws affecting the rights of creditors generally; and (b) arising from Laws governing specific performance, injunctive relief, and other equitable remedies, whether considered in a proceeding at law or in equity.

“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health, worker health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Law or regulation relating to emissions, discharges, Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934.

“Flow-Through Tax Return” means any Tax Return filed by or with respect to OpCo or any Company Subsidiary for any taxable period that ends on or before or includes the Closing Date, if (i) such entity is treated as a partnership, disregarded entity or other pass-through entity for purposes of such Tax Return, and (ii) the results of operations reflected on such Tax Return would also be reflected on a Tax Return of any direct or indirect owner of OpCo.

“Foreign Investment Law” means any applicable Law in the relevant jurisdiction that is designed or intended to prohibit, restrict or regulate actions by foreigners or non-domiciled persons to acquire interests in domestic equities, securities, entities, assets, land or interests on national security or public order grounds.

“fraud” means actual fraud under Delaware law.

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time.

“Gaming Assets” means those Companies Subsidiaries and assets of the Company Entities or Company Subsidiaries that give rise to the Required Gaming Approvals being required in connection with the Transactions.

“Gaming Authority” means the competent Governmental Authority in any jurisdiction regulating gambling, betting and gaming activities (if any).

“Gaming Sale” means the sale or disposition of Company Subsidiaries or assets of the Company Entities or Company Subsidiaries, in each case, that will result in the Required Gaming Approvals no longer being required in connection with the Transactions and the Company Entities or Company Subsidiaries not being required to hold or maintain any Governmental Authorization issued or required by any Gaming Authority immediately following the Effective Time.

“Governmental Authority” means any supranational, federal, national, state, provincial or local, municipal or foreign government, regulatory or administrative authority or commission or other governmental authority or instrumentality or self-regulatory organization (including the New York Stock Exchange (the “NYSE”)), domestic or foreign, or any court, tribunal or judicial or arbitral body (including any Gaming Authority).

“Governmental Authorization” means any (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification, or authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law or (b) right under any Contract with any Governmental Authority.

“Guild” means any union or labor organization associated with the development, production or exploitation of Content (e.g., The Screen Actors Guild-American Federation of Television and Radio Artists, The Writers Guild of America, The Directors Guild of America, The International Alliance of Theatrical Stage Employees and American Federation of Musicians).

“Hazardous Materials” means any waste, material, or substance that is listed, regulated or defined under any Environmental Law as a pollutant, chemical substance, hazardous or toxic substance or hazardous waste (or words of similar import), including asbestos, radioactive material, polychlorinated biphenyls, petroleum or petroleum-derived substance or waste.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property Rights” means any of the following arising pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered: (a) trademarks, service marks, trade dress, logos, brands, trade names, company names and similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by any of the foregoing (“Trademarks”); (b) copyrights, works of authorship and database rights (“Copyrights”); (c) trade secrets, proprietary know-how, inventions, designs, processes, procedures, data, databases, drawings, specifications, records, formulae, methods and confidential business information (collectively, “Trade Secrets”); (d) industrial property rights, patents and other patent rights (including any and all substitutions, revisions, divisionals, continuations, continuations-in-part, provisionals, interferences, reexaminations and reissues of the foregoing) (collectively, “Patents”); (e) rights in Software; (f) name, image, likeness, biographical information and rights of publicity, artist and moral rights and rights of attribution; and (g) internet domain names, social and mobile media account identifiers and URLs (“Domain Names”); in each case, including any applications, registrations, issuances, extensions and renewals for any of the foregoing with any Governmental Authority or Domain Name registrar.

“IT Assets” means hardware, Software, systems, networks, databases, websites, applications and other information technology assets and equipment.

“Knowledge of the Company” means the actual knowledge of the individuals identified on Section 1.01(a)(i) of the Company Disclosure Letter, in each case, after reasonable inquiry of the direct reports of such individual.

“Knowledge of the Parent Entities” means the actual knowledge of the individuals identified on Section 1.01(a)(ii) of the Company Disclosure Letter, in each case, after reasonable inquiry of the direct reports of such individual.

“Law” means any applicable supranational, federal, national, state, provincial or local law, statute, ordinance or law (including common law), or any rule, regulation, Order or agency requirement, in each case of any competent Governmental Authority, whether or not inside or outside the United States or any other country.

“Liens” means any and all security interests, pledges, charges, easements, mortgages, adverse ownership interests, liens and any other similar encumbrances, other than Permitted Liens. For clarity, the foregoing shall not include licenses of or other grants of rights to use Company Intellectual Property.

“Malicious Code” means any undisclosed device or feature designed to disrupt, disable, or otherwise impair the functioning of any Software or other IT Assets or any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device” or other malicious Software that permit unauthorized access or the unauthorized disablement of such Software or other IT Assets.

“Manager Operating Agreement” means the Limited Liability Company Agreement of Manager, dated as of April 28, 2021, as may be amended, modified or restated from time to time in accordance with the terms hereof and thereof.

“Margin Loan Financing” means that portion of the Debt Financing that constitutes a margin loan provided by the Debt Financing Sources and secured on all or any portion of the Company’s equity interests in TKO Operating Company, LLC. For the avoidance of doubt, the Margin Loan Financing constitutes Debt Financing for all purposes of this Agreement.

“Material Adverse Effect” means any change, effect, event, occurrence or development, condition or fact that has had a material adverse effect on the business, financial or other condition, assets, liabilities or results of operations of the Company Entities and the Company Subsidiaries, taken as a whole; provided, however, that, in no event shall any change, effect, event, occurrence, development, condition or fact resulting from or relating to any of the following, alone or in combination, be deemed to constitute, nor be taken into account in determining whether there has been, or there is reasonably expected to be, a Material Adverse Effect: (i) any change in general political, social, geopolitical or regulatory conditions, whether globally or in the United States; (ii) any change in economic, market, business, financial, commodity, credit, debt, securities, derivatives or capital market conditions, whether globally, in the United States or in any other country or region in the world, including inflation, supply chain disruptions, labor shortages, interest, foreign exchange or exchange rates, fluctuations in the value of any currency and any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any security exchange or over-the-counter market; (iii) any change generally affecting the industries, jurisdictions or geographic areas in which any of the Company Entities or the Company Subsidiaries operate; (iv) any change or proposed change, in each case, after the date hereof, in accounting requirements or principles required by GAAP (or any authoritative interpretations thereof); (v) any adoption, implementation, promulgation, repeal, modification, change, reinterpretation or proposal of any Law, in each case, after the date hereof; (vi) labor disruptions, strikes, social unrest, riots, protests, geopolitical conditions, any outbreak, escalation or acts of terrorism or sabotage, cyberattack, armed hostility (by recognized governmental forces or otherwise) or war (whether or not declared), any weather-related event, power outages or electrical blackouts, fire, earthquake, hurricane, flood or other natural disaster or acts of God or other national or international calamity, any pandemic, epidemic, public health emergency or outbreak of illness or disease (including in relation to any Pandemic or Pandemic Measures) or other public health event, whether or not caused by any Person (other than the Company or any of its Affiliates or Representatives) or the worsening of any of the occurrences or conditions referred to in this clause (vi); (vii) changes in the market price or trading volume of the Shares or any change affecting the credit ratings or the ratings outlook for a Company Entity or any Company Subsidiary (it being understood that the underlying facts or occurrences giving rise to such change may be taken into account in determining whether there has been or will be a Material Adverse Effect, to the extent not otherwise excluded from this definition); (viii) the announcement of this Agreement and the Transactions or the pendency or consummation of the Transactions, including any impact on the Company Entities’ or the Company Subsidiaries’

relationships with employees, Guilds, labor unions, works councils, financing sources, customers, suppliers, Governmental Authorities or any other Person (including pursuant to contractual relationships); provided, however, that the exceptions in this clause (viii) shall not apply with respect to references to a “Material Adverse Effect” in the representations and warranties contained in Section 4.04 (and in Section 8.02(a) and Section 9.01(d)(ii) to the extent related to such portions of such representation); (ix) compliance with the terms of, or the taking of any action or omission expressly required by this Agreement or requested in writing by a Parent Entity (including pursuant to Section 7.16) or any action taken or not taken as a result of the failure of the Parent Entities to consent to any action or omissions requiring the Parent Entities’ consent pursuant to Section 6.01; (x) any decline in the market price, or change in trading volume, of the Company’s capital stock or any failure to meet internal or published projections, forecasts, budgets, plans, consensus estimates, performance measures, operating statistics or revenue or earnings predictions for any period (it being understood that the underlying facts or occurrences giving rise to such decline or failure may be taken into account in determining whether there has been or will be a Material Adverse Effect, to the extent not otherwise excluded from this definition); (xi) the identity of, or any facts relating to, the Parent Entities, the Merger Subs or any of their Affiliates; provided, however, that the exceptions in this clause (xi) shall not apply with respect to references to a “Material Adverse Effect” in the representations and warranties contained in Section 4.04 (and in Section 8.02(a) and Section 9.01(d)(ii) to the extent related to such portions of such representation); (xii) any Action arising out of or resulting from this Agreement or the Transactions, including any demands, litigations or similar Actions brought by any equityholders of the Company Entities alleging breach of fiduciary duty or inadequate disclosures; (xiii) any matter set forth on the Company Disclosure Letter or (xiv) any matters specifically referenced in written materials provided by the Company to the members of the Executive Committee in their capacity as members of the Executive Committee (including at any meeting of the Executive Committee), prior to the date of this Agreement; provided, however, in respect of the exceptions set forth in clauses (i), (ii), (iii), (iv), (v) and (vi), to the extent that such change, effect, event, occurrence or development has a materially disproportionate adverse impact on the Company Entities and the Company Subsidiaries, taken as a whole, compared to other companies that operate in the industry and geographic markets in which the Company Entities and the Company Subsidiaries operate, then the incrementally disproportionate impact (and solely the incrementally disproportionate impact) may be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably expected to occur.

“Material Content Activity” means any Content Activity that involves aggregate Projected Net Cash Outlays by the Company Entities and the Company Subsidiaries in excess of $10,000,000.

“Material Media Agreement” means (i) any Media Agreement with respect to which as of the signing of such Media Agreement the sum of (a) the aggregate Projected Net Cash Outlays by the Company Entities and Company Subsidiaries as of the signing of such Media Agreement and (b) the amount that is the subject of a guarantee by any Company Entity or Company Subsidiary of any financial obligations of any third party exceeds $10,000,000 or (ii) any series of related Media Agreements with respect to which the as of the signing of such Media Agreements sum of (a) the aggregate Projected Net Cash Outlays by the Company Entities and Company Subsidiaries and (b) the amount that is the subject of a guarantee by any Company Entity or Company Subsidiary of any financial obligations of any third party exceeds $20,000,000.

“Media Agreement” means any Contract that relates to the (a) development, production, co-production, financing, acquisition, license, exploitation, transmission, exhibition, distribution or broadcast of any Content (whether on a linear, on-demand, interactive or other basis) or (b) promotion, sponsorship, marketing, hosting or advertising of or hospitality or ticketing for any Content.

“Net Proceeds” has the meaning set forth in the First Lien Credit Agreement.

“OpCo Operating Agreement” means the Third Amended and Restated Limited Liability Company Agreement of OpCo, dated as of April 28, 2021, as may be amended, modified or restated from time to time in accordance with the terms hereof and thereof.

“Option Consideration” means, with respect to each Vested Company Option, an amount of cash, without interest, equal to (a) the number of shares of Company Class A Common Stock subject to such Vested Company Option, multiplied by (b) (1) the Company Merger Consideration less (2) the exercise price per share of such Vested Company Option, in effect immediately prior to the Effective Time; provided that if the exercise price per share of such Vested Company Option is equal to or greater than the Company Merger Consideration, the Option Consideration for such Vested Company Option shall be zero.

“Order” means, with respect to any Person, any injunction, order, writ, decree, consent decree, judgment, ruling, verdict or award entered, issued, made or rendered by any Governmental Authority of competent jurisdiction affecting such Person or any of its properties.

“Pandemic” means any outbreak, epidemics or pandemic relating to any virus (including influenza, SARS-CoV-2 or Covid-19), or any variants, evolutions or mutations thereof, and any further epidemics or pandemics arising therefrom.

“Pandemic Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, protocol or guideline promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention or the World Health Organization, in each case, in connection with or in response to a Pandemic, including the CARES Act, the Families First Coronavirus Response Act, as signed into law by the President of the United States on March 18, 2020, and the Consolidated Appropriations Act, 2021, Pub. L. 116-260, in each case, together with any administrative or other guidance published with respect thereto by any Governmental Authority.

“Parent Material Adverse Effect” means any change, effect, event, occurrence, development, condition or fact that prevents, materially delays or impedes the consummation of the Transactions by the Parent Entities or the Merger Subs or otherwise prevents, materially delays or impedes the Parent Entities or the Merger Subs from performing its obligations under this Agreement.

“Permitted Content Activities” means any Content Activities other than Material Content Activities.

“Permitted Lien” means (a) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or similar Liens arising in the ordinary course of business as to which (i) there are no delinquent amounts due thereunder or (ii) the amount or validity being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (b) Liens for Taxes, assessments and other governmental charges and levies that (i) are not yet delinquent or (ii) the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (c) with respect to the Owned Real Property and Leased Real Property (i) defects or irregularities in title, easements, rights-of-way, covenants, restrictions and other similar matters that would be evident from the records of the relevant Governmental Authority maintaining such records (ii) any matters shown by a current, accurate survey or physical inspection of the real property to which they relate, or (iii) zoning, building and other similar Laws, provided, in each case, that such matters do not impair the current use or occupancy of any Owned Real Property or Leased Real Property from the manner in which such property is currently being used or occupied in a manner that is material to the business of the Company Entities and the Company Subsidiaries, (d) Liens that have been placed or caused to exist by any owner, developer, landlord or other third party on any real property (other than the Owned Real Property or Leased Real Property) over which a Company Entity or a Company Subsidiary has easement rights and subordination or similar agreements relating thereto, (e) Liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation, (f) Liens pursuant to, or permitted under, any indebtedness of the Company or any of the Company Subsidiaries, (g) Liens to be discharged at or prior to the Effective Time, (h) Liens created by or arising from the actions of the Parent Entities, the Merger Subs or their respective Affiliates, (i) Liens the existence of which are disclosed in the notes to the consolidated financial statement of the Company included in the SEC Documents, and (j) Liens (other than Liens securing indebtedness for borrowed money) granted in connection with Content Activities, and (k) such other non-monetary Liens or imperfections of title or similar encumbrances that would not reasonably be expected to materially interfere with the business or operations of the Company and the Company Subsidiaries as currently conducted, taken as a whole.

“Permitted Media Agreement” means any Media Agreement that is not a Material Media Agreement.

“Person” or “person” means an individual, corporation, partnership, limited partnership, limited liability company, joint venture, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means any information or data, in any form, that is considered “personal information”, “personal data”, “protected health information”, “nonpublic personal information”, “sensitive personal information” or any equivalent term under applicable Privacy Laws.

“Phantom Unit” means any “phantom unit” or similar cash-based award issued by a Company Entity or Company Subsidiary pursuant to which the awardee is entitled to cash payment(s) directly or indirectly based in whole or part on the value or future value of shares of Class A Common Stock.

“Pre-Closing Period” means the period between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.

“Preferred Equity Commitment Letter” means the equity commitment letter dated April 2, 2024 from the Preferred Equity Investors, pursuant to which the Preferred Equity Investors have agreed, subject to the terms and conditions thereof, to provide the Preferred Equity Financing.

“Preferred Equity Financing” means the contribution or investment in the Parent Entities in the respective amounts set forth in the Preferred Equity Commitment Letter, which shall include, for the avoidance of doubt, any replacement financing thereof.

“Preferred Equity Financing Related Parties” means the Preferred Equity Financing Sources, any other purchasers party from time to time to any agreement related to Preferred Equity Financing, their respective Affiliates and their and their respective Affiliates’ respective directors, officers, employees, agents, advisors and other Representatives, and their successors and permitted assigns, in each case, solely in their capacities as such.

“Preferred Equity Financing Sources” means, at any time, the Persons that have committed to provide or have otherwise entered into agreements in connection with all or any part of the Preferred Equity Financing (including the parties to the Preferred Equity Commitment Letter and any agreements entered into in connection therewith), including the purchasers and other entities that have committed to provide all or part of the Preferred Equity Financing.

“Preferred Equity Investors” means, collectively, DFO Private Investments, L.P. and Thirty Fifth Investment Company L.L.C.

“Privacy Laws” means Laws, binding industry standards and binding guidance relating to privacy or security of Personal Information, data breach notification, website and mobile application privacy policies and practices, and email, text message or telephone communications.

“Privacy Policies” means all externally published policies, notices, statements and procedures relating to Personal Information.

“Projected Net Cash Outlays” means, with respect to any Material Content Activity or Material Media Agreement, the aggregate cash expenditures by the Company Entities and Company Subsidiaries measured as of the time of signing of definitive agreements with respect thereto pursuant to such Material Content Activity or Material Media Agreement reduced by the projected amounts to be received by the Company Entities and Company Subsidiaries in respect of such Material Content Activity or Material Media Agreement during the twelve (12) months following the commencement of such Material Content Activity or the execution of such Material Media Agreement.

“Public Stockholders” means all of the holders of the issued and outstanding shares of Company Common Stock, excluding the Specified Stockholders, their respective Affiliates and any other stockholders of the Company affiliated with the Parent Entities or their respective affiliates. For purposes of this definition only, the term “Specified Stockholder” shall also include each immediate family member (as defined in Item 404 of Regulation S-K under the Securities Act) of any Specified Stockholder and any trust or other entity (other than the Company) in which any Specified Stockholder or any such immediate family member thereof holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a voting, proprietary, equity or other financial interest.

“Reference Date” means January 1, 2021.

“Registered Company Intellectual Property” means any Patent, Trademark, Copyright or internet domain name included in the Company Intellectual Property that has been issued by, registered or filed with, renewed by or is the subject of a pending application before any Governmental Authority or Internet domain name registrar.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of April 28, 2021, by and among the Company and the parties thereto, as may be amended, modified or restated from time to time in accordance with the terms hereof and thereof.

“Release” means any emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source into or upon the environment.

“Representatives” means, with respect to any Person, such Person’s officers, directors, employees, Affiliates, financial advisors, accountants, consultants, legal counsel, agents and other representatives (including, with respect to the Parent Entities, the Merger Subs and the Debt Financing Sources and the Preferred Equity Financing Sources) and advisors.

“Rollover Agreement” means each rollover agreement between HoldCo Parent and OpCo Parent (or any Affiliate of a Parent Entity), on the one hand, and a Rollover Holder, on the other hand, and any exhibit, schedule or attachment thereto, that (a) is entered into or amended on or prior to the date hereof (as in effect on such date and delivered to the Company on or prior to the date hereof) or (b) is entered into or amended after the date hereof and prior to the Effective Time (i) with the written consent of the Company (acting with the prior consent of the Special Committee) or (ii) the execution or delivery of which would not be expected to impede, impair, delay or prevent the Transactions.

“Sanctioned Country” means any country, region or territory that is the target or subject of comprehensive territorial-based Sanctions Laws (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea, Kherson and Zaporizhzhia regions of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic).

“Sanctioned Person” means (a) any Person identified in any sanctions list maintained by the U.S. government, including the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union, any member state of the European Union or the United Kingdom; (b) any Person located, organized, or resident in, or a government instrumentality of, any Sanctioned Country, or the Government of Venezuela; and (c) any Person directly or indirectly owned 50 percent or more by, controlled by or acting for the benefit or on behalf of a Person described in clauses (a) or (b).

“Sanctions Laws” means all applicable economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or the United Kingdom.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Securityholder Representative” means, collectively, Ariel Emanuel and Patrick Whitesell.

“Shares” means the shares of Company Common Stock.

“Software” means all computer software (in source code or object code format) and related documentation and specifications.

“Specified Stockholders” means, collectively, (a) Silver Lake West HoldCo, L.P. and Silver Lake West HoldCo II, L.P. (together, the “SLP Holders”) and (b) Ariel Emanuel and Patrick Whitesell and each of their respective personal revocable trusts that holds Shares or OpCo Membership Interests, and the Executive Holdcos (together, the “Management Holders”).

“Subsidiary” or “Subsidiaries” of any Person means another Person (other than an individual), of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

“Talent Agreement” means any Contract between a Company Entity or Company Subsidiary, on the one hand, and an individual actor, producer, director, host, judge, performer, athlete, writer or other talent or client, on the other hand.

“Tax” or “Taxes” means any and all U.S. federal, state, local and foreign taxes, duties, fees, imposts, levies or other governmental assessments in the nature of a tax, however denominated, imposed, assessed or collected by any Governmental Authority, including all income, capital gains, goods and services, branch, gross receipts, capital, net worth, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property (tangible and intangible), sales, use, transfer (including real property transfer or gains), conveyance, severance, production, registration, value added, ad valorem alternative or add-on minimum and other similar taxes and other taxes or charges in the nature of a tax imposed by any Governmental Authority, together with any interest, penalties and additions to tax imposed with respect thereto.

“Tax Receivable Agreement” means the Tax Receivable Agreement, dated as of April 28, 2021, by and among the Company, Manager, OpCo and the other parties thereto, as may be amended, modified or restated from time to time in accordance with the terms hereof and thereof.

“Tax Returns” means any returns, declarations, claims for refund, or information returns or statements, reports, elections, designations, estimates and forms relating to Taxes that are filed or required to be filed with any Governmental Authority, including any schedule or attachment thereto and any amendment thereof.

“Tax Sharing Agreements” means all existing Contracts or arrangements (whether or not written) binding a party or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit (excluding any Contracts or arrangements the principal subject matter of which is not Taxes).

“TKO OpCo Operating Agreement” means the Fourth Amended and Restated Limited Liability Company Agreement of TKO OpCo, dated as of September 12, 2023, as may be amended, modified or restated from time to time in accordance with the terms hereof and thereof.

“TKO Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of September 12, 2023, by and between TKO, OpCo and the other parties thereto, as may be amended, modified or restated from time to time in accordance with the terms hereof and thereof.

“Trade Control Laws” means all applicable trade, export control, import, and anti-boycott laws and regulations imposed, administered, or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. § 1778), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701-1706), Section 999 of the Internal Revenue Code, the U.S. customs laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801-4861), the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter 1 and the Foreign Trade Regulations (15 C.F.R. Part 30).

“Uncured Inaccuracy” will be deemed to exist with respect to a representation or warranty of the Company set forth in Section 4.02(a), the first and last sentence of Section 4.02(d), the first sentence of Section 4.02(e) (Capitalization), and Section 4.02(f) if (and only if) (i) such representation or warranty is inaccurate as of a particular date and (ii) the Company has had at least ten (10) Business Days to cure such inaccuracy (or, if the Closing is required to occur within such ten (10) Business Day period, then the Company will be deemed to have until the Outside Date) and failed to do so without the payment of any amounts by any Company Entity or Subsidiary thereof.

“Unvested Company Option” means any Company Option that is not a Vested Company Option.

“Unvested Company PSU” means any Company PSU that is not a Vested Company PSU.

“Unvested Company RSU” means any Company RSU that is not a Vested Company RSU.

“Vested Company Option” means any Company Option that (i) is vested but not yet exercised under the terms of this Agreement or any Contract with the Company as of immediately prior to the Effective Time (including any stock option agreement), or (ii) vests effective as of the Effective Time and in accordance with the terms of the applicable Contract with the Company as in effect immediately prior to the Effective Time (including any stock option agreement).

“Vested Company PSU” means any Company PSU that (i) is vested but not yet settled under the terms of this Agreement or any Contract with the Company as of immediately prior to the Effective Time (including any performance stock unit agreement), or (ii) vests effective as of the Effective Time and in accordance with the terms of the applicable Contract with the Company as in effect immediately prior to the Effective Time (including any performance stock unit agreement).

“Vested Company RSU” means any Company RSU that (i) is vested but not yet settled under the terms of this Agreement or any Contract with the Company as of immediately prior to the Effective Time (including any restricted stock unit agreement), or (ii) vests effective as of the Effective Time and in accordance with the terms of the applicable Contract with the Company as in effect immediately prior to the Effective Time (including any restricted stock unit agreement or the Company’s Non-Employee Director Compensation Policy).

“Willful and Material Breach” means, with respect to any representation, warranty, agreement or covenant in this Agreement, a deliberate action or omission in which (i) the breaching party knows such action or omission is a breach of such representation, warranty, agreement or covenant and (ii) such action or omission constitutes a material breach of this Agreement.

(b) The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Section
2024 Company Budget	§ 6.01(p)
Acquisition Agreement	§ 7.03(b)
Acquisition Proposal	§ 7.03(j)(i)
Additional Obligations	§ 9.03(d)
Adverse Recommendation Change	§ 7.03(d)
Advisor Engagement Letter	§ 4.23
Agreement	Preamble
Allocation	§ 7.17(b)

Defined Term	Section
Allocation Methodology	§ 7.17(b)
Antitrust Law and Foreign Investment Law Approvals	§ 8.01(c)
Balance Sheet	§ 4.09
Balance Sheet Date	§ 4.09
Book-Entry Securities	§ 3.04(b)
Capitalization Date	§ 4.02(a)
Catch-Up Payment	§ 7.19(b)
Certificates	§ 3.04(b)
Certificates of Merger	§ 2.03(c)
Closing	§ 2.02
Closing Date.	§ 2.02
Commitment Letters	§ 5.07(a)
Company	Preamble
Company Approvals	§ 4.03
Company Certificate of Merger	§ 2.03(c)
Company Data Partner	§ 4.11(h)
Company Disclosure Letter	Article IV
Company Entities	Preamble
Company Entity	Preamble
Company JV	§ 10.17
Company Merger	Recitals
Company Merger Consideration	§ 3.01(a)
Company Merger Effective Time	§ 2.03(c)
Company Merger Sub	Preamble
Company Related Parties	§ 9.03(b)
Company Sale	§ 7.16
Company Sale Net Proceeds Deficit	§ 7.16
Company Stockholder Approval	§ 4.05
Company Subsidiaries	§ 4.01(d)
Company Subsidiary	§ 4.01(d)
Company Termination Fee	§ 9.03(a)
Confidentiality Agreement	§ 7.02(b)
Continuation Period	§ 7.18(a)
Continuing Employee	§ 7.18(a)
Debt Commitment Letter	§ 5.07(a)
Debt Financing	§ 5.07(a)
Deferred Payments	§ 3.04(a)
Definitive Financing Agreements	§ 7.12(b)
Designated Individual	§ 10.18
DGCL	Recitals
Dissenting Shares	§ 3.08(a)
DLLCA	Recitals
DTC	§ 3.04(b)
Effective Time	§ 2.03(c)
Equity Commitment Letter	§ 5.07(a)

Defined Term	Section
Equity Financing	§ 5.07(a)
Equity Investor	§ 5.07(a)
Excluded Manager Membership Interests	§ 3.02(b)
Excluded OpCo Membership Interests	§ 3.03(c)
Excluded Plans	§ 4.18(e)
Excluded Shares	§ 3.01(b)(i)
Executive Committee	Recitals
Executive Committee Recommendation	Recitals
Executive Holdco	Preamble
Executive Holdco Operating Agreements	§ 6.01(d)
Executive Holdcos	Preamble
Executive II Holdco	Preamble
Expense Cap	§ 9.03(d)
Financial Advisor	§ 4.22
Financial Statements	§ 4.07(b)
Financing	§ 5.07(a)
Financing Failure Event	§ 7.13(d)
Guarantee	§ 5.14
Guarantor	§ 5.14
Guarantors	§ 5.14
Holdco Parent	Preamble
Holders	§ 3.04(a)
Indebtedness	§ 6.01(i)
Indemnified Parties	§ 7.04(a)
Information Statement	§ 7.01(b)
Intervening Event	§ 7.03(j)(ii)
Issuer Agreement	§ 7.12(a)(x)
Leased Real Property	§ 4.10(b)
Manager	Preamble
Manager Certificate of Merger	§ 2.03(b)
Manager Holders	§ 3.02
Manager Membership Interest	§ 3.02(a)
Manager Membership Interests	§ 3.02(a)
Manager Merger	Recitals
Manager Merger Consideration	§ 3.02(a)
Manager Merger Effective Time	§ 2.03(b)
Manager Merger Sub	Preamble
Material Contracts	§ 4.12(a)
Material Lease	§ 4.10(b)
Merger Consideration	§ 3.03(b)
Merger Sub	Preamble
Merger Subs	Preamble
Mergers	Recitals
Non-Recourse Party	§ 10.14
OpCo	Preamble

Defined Term	Section
OpCo Certificate of Merger	§ 2.03(a)
OpCo Holders	§ 3.03
OpCo Membership Interest	§ 3.03(a)
OpCo Membership Interests	§ 3.03(a)
OpCo Merger	Recitals
OpCo Merger Consideration	§ 3.03(a)
OpCo Merger Effective Time.	§ 2.03(a)
OpCo Parent	Preamble
OpCo Profits Unit	§ 3.03(b)
OpCo Profits Units	§ 3.03(b)
OpCo Profits Units Merger Consideration	§ 3.03(b)
Outside Date	§ 9.01(c)
Owned Real Property	§ 4.10(a)
Parent Entities	Preamble
Parent Entity	Preamble
Parent Related Parties	§ 9.03(d)
Parent Termination Fee	§ 9.03(c)
Parent Welfare Benefit Plan	§ 7.18(b)
Paying Agent	§ 3.04(a)
Payment Fund	§ 3.04(a)
Payoff Letters	§ 7.14
Prohibited Modifications	§ 7.13(c)
Quarterly Dividend	§ 7.19(a)
Related Party Transaction	§ 4.24
Required Amount	§ 5.07(c)
Required Gaming Approvals	§ 8.02(c)
Restructuring Documents	§ 7.15
Restructuring Steps	§ 7.15
Rollover Holders	Recitals
Rollover Shares	Recitals
Rollover Units	Recitals
Schedule 13e-3	§ 7.01(c)
SEC Documents	Article IV
SEC Reports	§ 4.07(a)
SLP	§ 7.05(c)
Solvent	§ 5.08
Special Committee	Recitals
Special Committee Recommendation	Recitals
Specified Contract	§4.12(a)(ii)
Stockholder and Management Arrangements	§ 5.10
Superior Proposal	§ 7.03(j)(iii)
Surviving Company	§ 2.04(a)
Surviving Company Shares	§ 3.01(b)(ii)
Surviving Entities	§2.04(c)
Surviving Manager	§2.04(b)

Defined Term	Section
Surviving OpCo	§2.04(c)
Takeover Law	§ 4.06
Third-Party Consents	§ 4.04(b)
TKO	§ 4.07(a)
TKO OpCo	§ 10.17
Transaction Litigation	§ 7.10
Transactions	Recitals
Transfer Taxes	§ 7.08
Vested Company RSU/PSU Payment	§3.06(a)(i)
Voting Agreement	Recitals
Written Consent	§ 4.05

ARTICLE II

THE MERGERS

2.01 The Mergers.

(a) OpCo Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DLLCA, upon the filing of the OpCo Certificate of Merger with the Secretary of State of the State of Delaware, OpCo Merger Sub shall be merged with and into OpCo.

(b) Manager Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DLLCA, immediately following the consummation of the OpCo Merger, upon the filing of the Manager Certificate of Merger with the Secretary of State of the State of Delaware, Manager Merger Sub shall be merged with and into Manager.

(c) Company Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, immediately following the consummation of the Manager Merger, Company Merger Sub shall be merged with and into the Company.

2.02 Closing. Unless this Agreement shall have been terminated in accordance with Section 9.01, subject to the provisions of this Agreement and pursuant to the DGCL and the DLLCA, the closing of the Mergers (the “Closing”) will take place (a) at a time to be specified by the parties hereto on the third Business Day after the satisfaction or, to the extent permitted by Law, waiver of the conditions to Closing set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to their satisfaction or, to the extent permitted by Law, waiver at the Closing), remotely by telephone and electronic communication and exchange of documents or (b) at such other place, at such time or on such other date as the Parent Entities and the Company may mutually agree in writing. The date on which the Closing occurs shall be referred to as the “Closing Date.”

2.03 Effective Time.

(a) On the Closing Date, or on such other date as the Parent Entities and the Company Entities may agree to in writing, the Parent Entities, the Merger Subs and the Company Entities shall cause a certificate of merger with respect to the OpCo Merger (the “OpCo Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DLLCA and shall make all other filings or recordings required under the DLLCA to cause the OpCo Merger to be consummated. The OpCo Merger shall become effective at the time the OpCo Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware or such other date and time as is agreed upon by the parties and specified in the OpCo Certificate of Merger, such date and time hereinafter referred to as the “OpCo Merger Effective Time.”

(b) On the Closing Date, or on such other date as the Parent Entities and the Company Entities may agree to in writing, the Parent Entities, the Merger Subs and the Company Entities shall cause a certificate of merger with respect to the Manager Merger (the “Manager Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DLLCA and shall make all other filings or recordings required under the DLLCA to cause the Manager Merger to be consummated. The Manager Merger shall become effective at the time the Manager Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware or such other date and time as is agreed upon by the parties and specified in the Manager Certificate of Merger, such date and time hereinafter referred to as the “Manager Merger Effective Time”; provided, that the Manager Merger Effective Time shall occur immediately after the OpCo Merger Effective Time.

(c) On the Closing Date, or on such other date as the Parent Entities and the Company Entities may agree to in writing, the Parent Entities, the Merger Subs and the Company Entities shall cause a certificate of merger with respect to the Company Merger (the “Company Certificate of Merger” and, together with the OpCo Certificate of Merger and the Manager Certificate of Merger, the “Certificates of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL to cause the Company Merger to be consummated. The Company Merger shall become effective at the time the Company Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware or such other date and time as is agreed upon by the parties and specified in the Company Certificate of Merger, such date and time hereinafter referred to as the “Company Merger Effective Time” or the “Effective Time”; provided, that the Company Merger Effective Time shall occur immediately after the Manager Merger Effective Time.

2.04 Effects of the Mergers.

(a) As a result of the Company Merger, (i) the separate corporate existence of Company Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Company Merger (the “Surviving Company”) and (ii) the Company Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Company Merger Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Company Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions and duties of the Company and Company Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Company.

(b) As a result of the Manager Merger, (i) the separate limited liability company existence of Manager Merger Sub shall cease, and Manager shall continue as the surviving company of the Manager Merger (the “Surviving Manager”) and (ii) the Manager Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, at the Manager Merger Effective Time, all of the property, rights, privileges, immunities, powers and franchises of Manager and Manager Merger Sub shall vest in the Surviving Manager, and all debts, liabilities, obligations, restrictions and duties of Manager and Manager Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Manager.

(c) As a result of the OpCo Merger, (i) the separate limited liability company existence of OpCo Merger Sub shall cease, and OpCo shall continue as the surviving company of the OpCo Merger (the “Surviving OpCo” and, together with the Surviving Company and the Surviving Manager, the “Surviving Entities”) and (ii) the OpCo Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, at the OpCo Merger Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the OpCo and OpCo Merger Sub shall vest in the Surviving OpCo, and all debts, liabilities, obligations, restrictions and duties of OpCo and OpCo Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving OpCo.

2.05 Organizational Documents of the Surviving Entities.

(a) At the Company Merger Effective Time, (a) the certificate of incorporation of the Company, as in effect immediately prior to the Company Merger Effective Time, shall be amended as a result of the Company Merger so as to read in its entirety as set forth in Exhibit B and shall be the certificate of incorporation of the Surviving Company and (b) the bylaws of Company Merger Sub, as in effect immediately prior to the Company Merger Effective Time, shall be adopted as the bylaws of the Surviving Company (except that all references to Company Merger Sub shall be automatically amended and shall become references to the Surviving Company), in each case, until thereafter amended as provided therein or by applicable Law (and, in each case, subject to Section 7.04).

(b) At the Manager Merger Effective Time, the limited liability company agreement of Manager, as in effect immediately prior to the Manager Merger Effective Time, shall be amended and restated in a form designated by the Parent Entities prior to the Manager Merger Effective Time and as so amended and restated shall become the limited liability company agreement of the Surviving Manager until thereafter amended as provided therein or by applicable Law (and subject to Section 7.04).

(c) At the OpCo Merger Effective Time, the limited liability company agreement of OpCo, as in effect immediately prior to the OpCo Merger Effective Time, shall be amended and restated in a form designated by the Parent Entities prior to the OpCo Merger Effective Time and as so amended and restated shall become the limited liability company agreement of the Surviving OpCo until thereafter amended as provided therein or by applicable Law (and subject to Section 7.04).

2.06 Directors and Officers of the Surviving Entities.

(a) The directors of Company Merger Sub immediately prior to the Company Merger Effective Time shall be the initial directors of the Surviving Company and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Company, in each case, until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the DGCL, the certificate of incorporation and bylaws of the Surviving Company.

(b) The officers of Manager immediately prior to the Manager Merger Effective Time shall be the initial officers of the Surviving Manager, in each case, until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the DLLCA and the organizational documents of the Surviving Manager.

(c) The officers of OpCo immediately prior to the OpCo Merger Effective Time shall be the initial officers of the Surviving OpCo, in each case, until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the DLLCA and the organizational documents of the Surviving OpCo.

2.07 Executive Holdcos. Prior to the OpCo Merger Effective Time, each Executive Holdco shall exercise its Repurchase Option (as defined in the applicable Executive Holdco Operating Agreement) pursuant to Section 7.07 of its Executive Holdco Operating Agreement, pursuant to which such Executive Holdco will repurchase all of the Vested Management Units (as defined in the applicable Executive Holdco Operating Agreement) held by the members thereof and any Management Units (as defined in the applicable Executive Holdco Operating Agreement) that will vest in connection with the consummation of the Transactions, in each case, in exchange for the Corresponding Interests (as defined in the applicable Executive Holdco Operating Agreement) with respect to such Management Units; provided, however, that no Executive Holdco shall exercise its Repurchase Option with respect to a Management Holder that is a party to a Rollover Agreement without the prior written consent of such Management Holder.

ARTICLE III

CONVERSION AND EXCHANGE OF SHARES

3.01 Conversion of Company Securities. At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of the Parent Entities, the Merger Subs, the Company Entities or the holders of any of the following securities:

(a) Conversion of Shares. Each share of Company Common Stock issued and outstanding immediately prior to the Company Merger Effective Time, other than any Excluded Shares, any Rollover Shares and any Dissenting Shares, shall be cancelled and shall cease to exist and shall be converted automatically into the right to receive $27.50 in cash per Share, without interest (the “Company Merger Consideration”). The Company Merger Consideration is payable in accordance with Section 3.04(b).

(b) Treatment of Excluded Shares and Rollover Shares.

(i) Each (A) Share held in the treasury of the Company or owned by Manager, OpCo or any direct or indirect wholly-owned Subsidiary of OpCo, (B) Share owned by the Merger Subs, the Parent Entities, or any direct or indirect wholly-owned Subsidiary of the Parent Entities, or, solely to the extent designated in writing by the Parent Entities to the Company at least two Business Days prior to the Company Merger Effective Time, any Affiliate of the Parent Entities so designated immediately prior to the Company Merger Effective Time and (C) each share of Company Class X Common Stock and Company Class Y Common Stock issued and outstanding immediately prior to the Company Merger Effective Time (in each case, other than any Dissenting Shares) (clauses (A)-(C), collectively, the “Excluded Shares”) shall automatically be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(ii) Notwithstanding the foregoing, (A) each share of Company Class A Common Stock owned by (I) the Parent Entities or any direct or indirect wholly-owned Subsidiary of the Parent Entities, (II) solely to the extent designated in writing by the Parent Entities to the Company at least two Business Days prior to the Company Merger Effective Time, any Affiliate of the Parent Entities so designated or (III) Manager, OpCo or any direct or indirect wholly-owned Subsidiary of OpCo, in each case, shall be unaffected by the Company Merger and shall remain outstanding as a share of class A common stock, par value $0.00001 per share, of the Surviving Company (“Surviving Company Shares”) and no payment or distribution shall be made with respect thereto and (B) each Rollover Share shall be unaffected by the Company Merger and shall remain outstanding as a Surviving Company Share and no payment or distribution shall be made with respect thereto.

(c) Shares of Company Merger Sub. The shares of common stock, par value $0.00001 per share, of Company Merger Sub issued and outstanding immediately prior to the Company Merger Effective Time shall be converted into such number of validly issued, fully paid and nonassessable Surviving Company Shares as is necessary such that the number of Surviving Company Shares outstanding immediately following the Company Merger Effective Time equals the number of OpCo Membership Interests owned by Manager that are outstanding immediately following the OpCo Merger Effective Time after taking into account: (i) any redemptive distribution that is made to Manager in connection with the Transaction in accordance with Section 7.15; and (ii) any recapitalization of OpCo Membership Interests resulting from or undertaken in connection with any preferred stock issued by the Company or OpCo in connection with the Transaction (which recapitalization shall, in all cases, be done on a value-for-value basis, determined after taking into account the effects of the distributions by OpCo made in connection with the Transaction).

3.02 Conversion of Manager Securities. At the Manager Merger Effective Time, by virtue of the Manager Merger and without any action on the part of the Parent Entities, the Merger Subs, the Company Entities or the holders of any of the following securities (such holders of Manager securities, the “Manager Holders”):

(a) Conversion of Manager Membership Interest. Each common unit of Manager issued and outstanding immediately prior to the Manager Merger Effective Time (each, an “Manager Membership Interest” and collectively, the “Manager Membership Interests”), other than any Excluded Manager Membership Interests, shall be cancelled and shall cease to exist and shall be converted automatically into the right to receive $27.50 in cash per Manager Membership Interest, without interest (the “Manager Merger Consideration”), with each such Manager Holder receiving such Manager Merger Consideration in the amounts and at such times as set forth opposite such Manager Holder’s name on Annex 1 of the Company Disclosure Letter. Notwithstanding anything else in this Agreement: (i) the cash proceeds utilized to effect the payment of the Manager Merger Consideration will be paid one hundred percent (100%) by Manager to the holders of the applicable Manager Membership Interests, and such payments will be made from cash distributed to Manager by OpCo and its Subsidiaries, and (ii) the Manager Merger Consideration to be paid in connection with the Closing shall not be paid from any cash proceeds provided by Holdco Parent (and Manager Merger Sub accordingly will not be capitalized with any cash proceeds from Holdco Parent intended to fund the Manager Merger Consideration).

(b) Treatment of Excluded Manager Membership Interests. Each Manager Membership Interest owned by the Company or Manager immediately prior to the Manager Merger Effective Time (collectively, the “Excluded Manager Membership Interests”) shall be unaffected by the Manager Merger and shall remain outstanding as a unit of the Surviving Manager and no payment or distribution shall be made with respect thereto.

(c) Interests of Manager Merger Sub. The limited liability company units of Manager Merger Sub issued and outstanding immediately prior to the Manager Merger Effective Time shall be automatically cancelled.

3.03 Conversion of OpCo Securities. At the OpCo Merger Effective Time, by virtue of the OpCo Merger and without any action on the part of the Parent Entities, the Merger Subs, the Company Entities or the holders of any of the following securities (such holders, the “OpCo Holders”):

(a) Conversion of OpCo Membership Interest. Each common unit of OpCo issued and outstanding immediately prior to the OpCo Merger Effective Time (each, an “OpCo Membership Interest” and collectively, the “OpCo Membership Interests”), other than any Excluded OpCo Membership Interests and Rollover Units, shall be cancelled and shall cease to exist and shall be converted automatically into the right to receive $27.50 in cash per OpCo Membership Interest minus the OpCo Membership Interest Distribution Amount with respect to such OpCo Membership Interest, without interest (the “OpCo Merger Consideration”). Notwithstanding anything herein to the contrary, if requested by a holder or beneficial owner of OpCo Membership Interests at least twenty (20) Business Days prior to the anticipated Closing Date, then such OpCo Membership Interests shall stay outstanding through the OpCo Merger and, immediately after the Company Merger Effective Time, the Company will acquire such number of OpCo Membership Interests owned by such holder that are requested to be acquired by such holder in exchange for an amount in cash paid by the Company per OpCo Membership Interest equal to the OpCo Merger Consideration (any such OpCo Membership Interests so purchased, the “Company Purchased OpCo Membership Interests”), which amount shall be payable to such holder in the same manner and time as the Merger Consideration is paid in accordance with Section 3.04. For the avoidance of doubt, holders of OpCo Membership Interests that are subject to Deferred Payments shall be entitled to make the election provided for in the immediately preceding sentence (and such OpCo Membership Interests shall be acquired by the Company as part of the Company Purchased OpCo Membership Interests, with the Deferred Payments to be paid by the Company on the schedule as set forth in Annex I to the Company Disclosure Letter).

(b) Conversion of OpCo Profits Units. Each profits unit of OpCo issued and outstanding immediately prior to the OpCo Merger Effective Time (each, an “OpCo Profits Unit” and collectively, the “OpCo Profits Units”) (other than any Rollover Units) shall be cancelled and shall cease to exist and shall be converted automatically into the right to receive an amount in cash as set forth in Annex 1 of the Company Disclosure Letter, without interest (the “OpCo Profits Units Merger Consideration” and each of the OpCo Profits Units Merger Consideration, the OpCo Merger Consideration, the Manager Merger Consideration and the Company Merger Consideration, with respect to such applicable equity securities, the “Merger Consideration”, with each such OpCo Holder receiving such OpCo Profits Units Merger Consideration in the amounts and at such times as set forth opposite such OpCo Holder’s name on Annex 1 of the Company Disclosure Letter). The OpCo Profits Units Merger Consideration and the OpCo Merger Consideration is payable in accordance with Section 3.04(b) and Annex 1 of the Company Disclosure Letter. Notwithstanding anything herein to the contrary if requested by a holder or beneficial owner of OpCo Profits Units at least twenty (20) Business Days prior to the anticipated Closing Date, then such OpCo Profits Units shall stay outstanding through the OpCo Merger and, immediately after the Company Merger Effective Time, the Company will acquire such number of OpCo Profits Units owned by such holder that are requested to be acquired by such holder in exchange for an amount in cash equal to the OpCo Profits Units Merger Consideration that would have been paid in respect of such OpCo Profits Units (any such OpCo Profits Units so purchased, the “Company Purchased OpCo Profits Units”), which amount shall be payable to such holder in the same manner and time as the Merger Consideration is paid in accordance with Section 3.04.

(c) Treatment of Excluded OpCo Membership Interests and Rollover Units. Each OpCo Membership Interest owned by the Company, Manager, OpCo, or any direct or indirect wholly-owned Subsidiary of OpCo, the Parent Entities or any direct or indirect wholly-owned Subsidiary of the Parent Entities or, solely to the extent designated in writing by the Parent Entities to the Company at least two Business Days prior to the Effective Time, any Affiliate of the Parent Entities so designated, immediately prior to the OpCo Merger Effective Time (collectively, the “Excluded OpCo Membership Interests”) and each Rollover Unit shall be unaffected by the OpCo Merger and shall remain outstanding as a unit or profits unit of the Surviving OpCo and no payment or distribution shall be made with respect thereto.

(d) Interests of OpCo Merger Sub. The limited liability company units of OpCo Merger Sub issued and outstanding immediately prior to the OpCo Merger Effective Time shall be converted into such number of OpCo Membership Interests equal to the number of OpCo Membership Interests (other than any Excluded OpCo Membership Interests and Rollover Units) issued and outstanding immediately prior to the OpCo Merger.

3.04 Exchange of Securities.

(a) Paying Agent; Compensatory Award Fund. Prior to the Company Merger Effective Time, the Parent Entities shall (i) appoint a national recognized bank or trust company approved in writing in advance by the Company (such approval not to be unreasonably withheld, conditioned or delayed) to act as agent (the “Paying Agent”) for the purpose of effecting payments to the holders of Shares, holders of Manager Membership Interests, holders of OpCo Membership Interests and holders of OpCo Profits Units entitled to receive the Company Merger Consideration, the Manager Merger Consideration, the OpCo Merger Consideration (including for purposes of this Section amounts payable in respect of the Company Purchased OpCo Membership Interests in accordance with Section 3.03(a)) and the OpCo Profits Units Merger Consideration (including for purposes of this Section amounts payable in respect of the Company Purchased OpCo Profits

Units in accordance with Section 3.03(b)), respectively (collectively, the “Holders”), and (ii) enter into a paying agent agreement, in form and substance reasonably acceptable to the Company Entities and the Parent Entities, with such Paying Agent for the payment of the Company Merger Consideration, Manager Merger Consideration, the OpCo Merger Consideration and the OpCo Profits Units Merger Consideration in accordance with this Agreement and Annex 1 of the Company Disclosure Letter (excluding the portion of the Company Merger Consideration, Manager Merger Consideration, OpCo Merger Consideration or OpCo Profits Units Merger Consideration that is required to be paid to the applicable Holders on a date that is after the Closing Date pursuant to Annex 1 of the Company Disclosure Letter (the “Deferred Payments”) which shall be paid in accordance with Section 3.04(e)). At or prior to the Effective Time, the Parent Entities shall have deposited, or shall cause to have been deposited, with the Paying Agent, for the benefit of the Holders, cash in an amount that, when taken together with the amounts deposited by the Company pursuant to the eighth sentence of this Section 3.04(a), is sufficient to pay the Company Merger Consideration, the Manager Merger Consideration, the OpCo Merger Consideration (including for this purpose, for the avoidance of doubt, any amounts owing in respect of the Company Purchased OpCo Membership Interests in accordance with Section 3.03(a)) and the OpCo Profits Units Merger Consideration (including for this purpose, for the avoidance of doubt, any amounts owing in respect of the Company Purchased OpCo Profits Units in accordance with Section 3.03(b)) required to be paid pursuant to this Article III (excluding the Deferred Payments and any Merger Consideration that would have otherwise been payable in respect of Dissenting Shares had such Shares not been Dissenting Shares) (such cash being deposited with the Paying Agent is hereinafter referred to as the “Payment Fund”). The Payment Fund shall not be used for any other purpose. The Payment Fund shall be invested by the Paying Agent as directed by the Parent Entities; provided, however, that such investments shall be in obligations of or guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States, in commercial paper obligations rated the highest quality by either Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank which are then publicly available), or a combination of the foregoing. Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Company. To the extent that there are losses with respect to such investments, or the Payment Fund diminishes for other reasons below the level required to make prompt payments of the Company Merger Consideration, the Manager Merger Consideration, the OpCo Merger Consideration and the OpCo Profits Units Merger Consideration as contemplated hereby, the Parent Entities shall promptly replace or restore the portion of the Payment Fund lost through investments or other events so as to ensure that the Payment Fund is, at all times, maintained at a level sufficient to make such payments. All fees and expenses of the Paying Agent shall be borne by the Parent Entities or the Surviving Company. At or prior to the Effective Time, the Company Entities shall have deposited, or cause to be deposited, in the Payment Fund an amount equal to the amount received by the Company Entities pursuant to the consummation of the distributions pursuant to Section 7.15. At or prior to the Effective Time, the Parent Entities shall have deposited, or shall cause to have been deposited, with OpCo, for the benefit of the holders of Company Equity Awards and Phantom Unit Holders, in cash in an amount sufficient for the OpCo, together with available cash at OpCo and its Affiliates, to pay the aggregate Option Consideration, the aggregate RSU/PSU Payments (solely with respect to Vested Company RSUs and Vested Company PSUs as of the Effective Time) and the aggregate Phantom Unit Payments (other than the Deferred Phantom Unit Payments) in accordance with this Agreement, in each case, together with any employer-paid payroll or similar Taxes related thereto (such cash being deposited with OpCo is hereinafter referred to as the “Compensatory Award Fund”). The Compensatory Award Fund shall not be used for any other purposes.

(b) Exchange Procedures. Promptly after the Effective Time (and in no event later than two Business Days thereafter), the Parent Entities shall cause to be mailed (i) to each Person who was, at the Company Merger Effective Time, the Manager Merger Effective Time or the OpCo Merger Effective Time, as applicable, a Holder of Shares represented by book-entry, Manager Membership Interests, OpCo Membership Interests or OpCo Profits Units, as applicable (collectively, the “Book-Entry Securities”), instructions for use in effecting the surrender of such Book-Entry Securities in exchange for the Merger Consideration to which such Holder is entitled pursuant to this Article III (other than any Deferred Payments) and (ii) to the extent any Certificates are outstanding as of immediately prior to the Company Merger Effective Time, to each Holder who was, at the Company Merger Effective Time, a holder of record of a certificate or certificates (“Certificates”) that represented any Shares outstanding immediately prior to the Company Merger Effective Time, a form of letter of transmittal (which (A) shall specify that delivery of a Certificate shall be effected, and risk of loss and title to such Certificate shall pass, only upon delivery of such Certificate to the Paying Agent and (B) shall be in such form and have such other customary provisions as the Surviving Company may specify), together with instructions thereto, setting forth, inter alia, the procedures by which holders of Certificates may surrender such Certificates in exchange for the Merger Consideration to which such holder is entitled pursuant to this Article III. If payment of the applicable Merger Consideration in respect of any Shares represented by Certificates is to be made to a Person other than the Person in whose name a Certificate surrendered is registered, it shall be a condition of payment of the Company Merger Consideration that (w) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (x) the Person requesting such payment shall pay any transfer or other Taxes required solely by reason of the payment of such Company Merger Consideration to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Parent Entities that such Tax has been paid or is not applicable. In the event of a transfer of ownership of Book-Entry Securities that is not registered in the transfer records of the Company Entities, payment of the applicable Merger Consideration (other than any Deferred Payments) may be made to a Holder other than the Person in whose name the Book-Entry Security is registered if (y) all documents required to evidence and effect such transfer or otherwise be in proper form for transfer are presented to the Paying Agent and (z) the Holder requesting such payment shall pay any transfer or other Taxes required solely by reason of the payment of such Merger Consideration (other than any Deferred Payments) to a Person other than the registered holder of such Book-Entry Security or establish to the reasonable satisfaction of the Parent Entities that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.04, each Book-Entry Security and Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration (other than any Deferred Payments) to which the holder of such Book-Entry Security or Certificate is entitled pursuant to this Article III. No interest shall be paid or will accrue on any cash payable to holders of Book-Entry Securities or Certificates pursuant to the provisions of this Article III. Each Holder that is a registered holder of one or more Book-Entry Securities shall, upon receipt by the Paying Agent of an “agent’s message” in customary form (or such other evidence, if any, as the Paying Agent may reasonably require), be entitled to receive, and the Parent Entities shall cause the Paying Agent to pay and deliver as soon as reasonably practicable after receipt of such agent’s message (or such other evidence, if any, as the Paying Agent may reasonably require), the Merger Consideration (other than any Deferred Payments) for each Book-Entry Security. Each Holder that is a holder of one or more Certificates shall, upon completion of such applicable procedures by such holder and the surrender of such holder’s Certificate, be entitled to receive, and the Parent Entities shall cause the Paying Agent to pay and deliver as soon as reasonably practicable after the completion of such procedures, the Merger Consideration (other than any Deferred Payments) for each Share represented by such Certificates. Upon the payment and delivery of the applicable Merger Consideration (other than any Deferred Payments) with respect to a Certificate or Book-Entry Security, such Certificate or Book-Entry Security shall forthwith be canceled. Prior to the Company Merger Effective Time, the Parent Entities and the Company Entities shall cooperate to establish procedures with the Paying Agent and the Depository Trust Company (“DTC”) with the objective that the Paying Agent shall transmit to DTC or its nominee on the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to (X) the number of shares of Company Common Stock (other than Excluded Shares, Rollover Shares and any Dissenting Shares) held of record by DTC or such nominee immediately prior to the Company Merger Effective Time multiplied by (Y) the Company Merger Consideration.

(c) No Further Rights. From and after the Company Merger Effective Time, holders of Shares shall cease to have any rights as stockholders of the Company, except as provided herein or by Law, including the right to receive the Merger Consideration payable in accordance with this Article III. From and after the Manager Merger Effective Time, holders of Manager Membership Interests shall cease to have any rights as equityholders of Manager, except as provided herein or by Law, including the right to receive the Merger Consideration payable in accordance with this Article III. From and after the OpCo Merger Effective Time, holders of OpCo Membership Interests shall cease to have any rights as equityholders or OpCo, except as provided herein or by Law, including the right to receive the Merger Consideration payable in accordance with this Article III.

(d) Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the Holders 12 months after the Effective Time shall be delivered to the Surviving Company, Surviving Manager or Surviving OpCo, as applicable upon demand, and any Holders who have not theretofore complied with this Article III shall thereafter look only to the Parent Entities or the Surviving Company, Surviving Manager or Surviving OpCo, as applicable for, and the Parent Entities or the Surviving Company, Surviving Manager or Surviving OpCo, as applicable, shall remain liable for, payment of their claim for the Merger Consideration. Any portion of the Payment Fund remaining unclaimed by Holders as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Company, Surviving Manager or Surviving OpCo, as applicable free and clear of any claims or interest of any Person previously entitled thereto. No Parent Entity, the Surviving Company, the Surviving Manager or the Surviving OpCo shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Deferred Payments. As soon as reasonably practicable following such time at which a Deferred Payment becomes due in accordance with Annex 1 of the Company Disclosure Letter, such Deferred Payment shall be made to the Holder who is entitled to such Deferred Payment pursuant to Annex 1 of the Company Disclosure Letter through (i) a payment from Manager, for each Deferred Payment in respect of Manager Membership Interests; (ii) a payment from OpCo, for each Deferred Payment in respect of OpCo Membership Interests or OpCo Profits Units that are not covered by the following clause (iii); and (iii) from the Company, for any Deferred Payments in respect of Company Purchased OpCo Membership Interests or Company Purchased OpCo Profits Units, as applicable.

3.05 Transfer Books. At the Company Merger Effective Time, the Manager Merger Effective Time or the OpCo Merger Effective Time, as applicable, the transfer books of the Company Entities shall be closed (other than as required to evidence the Rollover Holders’ ownership of any Rollover Units or Rollover Shares), and, except with respect to any Rollover Units or Rollover Shares, and thereafter there shall be no further registration of transfers of Shares, Manager Membership Interests, OpCo Membership Interests or OpCo Profits Units on the records of the Company Entities other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Company Merger Effective Time, the Manager Merger Effective Time or the OpCo Merger Effective Time, as applicable.

3.06 Company RSUs; Company PSUs; Company Options; Company Stock Plan; Phantom Units.

(a) As of the Effective Time, by virtue of the Company Merger and without any further action on the part of any holder thereof, any of the Parent Entities or any of the Company Entities, each then-outstanding Company Equity Award shall be treated as follows:

(i) Vested Company RSUs; Vested Company PSUs. Each Vested Company RSU or Vested Company PSU that is outstanding and has not yet been settled as of the Effective Time shall terminate and be converted into and represent the right to receive from OpCo or the applicable Company Subsidiary a cash amount equal to the product, rounded to the nearest cent, of (x) the Company Merger Consideration and (y) the number of shares of Company Class A Common Stock subject to such Vested Company RSU or Vested Company PSU (as applicable) (such amount, the “Vested Company RSU/PSU Payment”); provided that the OpCo shall be entitled to deduct and withhold from the Company RSU/PSU Payment the amount of withholding for Taxes required to be deducted and withheld as a result of the Transactions. OpCo shall, or shall cause its applicable Subsidiary to, pay through the payroll of OpCo or its applicable Subsidiary to each holder of a Vested Company RSU or Vested Company PSU the applicable Vested Company RSU/PSU Payment, as soon as practicable following the Effective Time and in any event within forty (40) Business Days following the Effective Time; provided that to the extent payment within such time or on such date would trigger a Tax or penalty under Section 409A of the Code, such payments shall be made on the earliest date that payment would not trigger such Tax or penalty.

(ii) Vested Company Options. Each Vested Company Option that is outstanding as of immediately prior to the Effective Time shall terminate and be converted into and represent the right to receive the Option Consideration from OpCo or its applicable Subsidiary; provided that the Surviving Company shall be entitled to deduct and withhold from such Option Consideration the amount of withholding for Taxes required to be deducted and withheld as a result of the Transactions. The Surviving Company shall cause its applicable Subsidiary to, pay through the payroll of such applicable Subsidiary to each holder of a Vested Company Option the applicable Option Consideration, as soon as practicable following the Effective Time and in any event within forty (40) Business Days following the Effective Time; provided that to the extent payment within such time or on such would trigger a Tax or penalty under Section 409A of the Code, such payments shall be made on the earliest date that payment would not trigger such Tax or penalty.

(iii) Unvested Company PSUs; Unvested Company Options. Each Unvested Company PSU or Unvested Company Option that is outstanding as of immediately prior to the Effective Time shall automatically be cancelled and no payment shall be made with respect thereto.

(iv) Unvested Company RSUs. The treatment of each Unvested Company RSU outstanding as of immediately prior to the Effective Time shall be determined by the Executive Committee prior to the Effective Time or, if not determined prior to the Effective Time, by the Committee (as defined in the Company Stock Plan) as soon as reasonably practicable following the Effective Time.

(b) Company Stock Plan. Prior to the Effective Time, the administrator of the Company Stock Plan shall adopt such resolutions or take such other actions necessary to effect the treatment described in Section 3.06(a).

(c) Phantom Units.

(i) Each holder of Phantom Units set forth on Annex 2 of the Company Disclosure Letter (each, a “Phantom Unit Holder”) shall be entitled to payments in respect of his or her Phantom Units that remain outstanding as of the Effective Time in the amounts and at such times as set forth opposite such Phantom Unit Holder’s name on Annex 2 of the Company Disclosure Letter (such Phantom Unit Holder’s “Phantom Unit Payment”). OpCo shall, or shall cause the applicable Company Subsidiary to, pay through the payroll of OpCo or the applicable Company Subsidiary to each Phantom Unit Holder his or her Phantom Unit Payment (other than any Deferred Phantom Unit Payment), as soon as practicable following the Effective Time and in any event within forty (40) Business Days following the Effective Time; provided that to the extent payment within such time or on such would trigger a Tax or penalty under Section 409A of the Code, such payments shall be made on the earliest date that payment would not trigger such Tax or penalty.

(ii) The right of the Phantom Unit Holders to receive the portion of the Phantom Unit Payments that is required to be paid to the applicable Phantom Unit Holders on a date that is after the Closing Date pursuant to Annex 2 of the Company Disclosure Letter, together with any employer-paid payroll or similar Taxes related thereto (collectively, the “Deferred Phantom Unit Payments”), pursuant to the second sentence of this Section 3.06(c)(ii) shall remain subject to the same terms, conditions and restrictions that were applicable to the corresponding Phantom Units, including under any award agreement. As soon as reasonably practicable following such time at which a Deferred Phantom Unit Payment becomes payable in accordance with Annex 2 of the Company Disclosure Letter, such Deferred Phantom Unit Payment shall be made to the Phantom Unit Holder who is entitled to such Deferred Phantom Unit Payment pursuant to Annex 2 of the Company Disclosure Letter through OpCo or the applicable Company Subsidiary and shall be subject to all applicable Tax and other withholdings; provided that any such payments shall be made in accordance with Section 409A of the Code, if applicable.

3.07 Certain Adjustments. Without limiting the other provisions of this Agreement, if the outstanding Shares, OpCo Membership Interests or Manager Membership Interests are changed into a different number or class of shares or units due to any stock or unit split, reverse stock or unit split, stock or unit dividend (including any dividend or distribution of securities convertible into Shares, OpCo Membership Interests or Manager Membership Interests), reorganization, recapitalization, reclassification, combination, exchange of shares or units or other like change with respect to the Shares, OpCo Membership Interests or Manager Membership Interests occurring on or after the date hereof and prior to the Company Merger Effective Time, the OpCo Merger Effective Time, or the Manager Merger Effective Time, as applicable, the Merger Consideration as provided in this Article III, as applicable, shall be equitably adjusted to reflect the effect thereof.

3.08 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Company Merger Effective Time and that are held by stockholders who shall have neither voted in favor of the Company Merger nor consented thereto in writing and who shall have demanded, properly in writing, appraisal for such Shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be cancelled and converted into, or represent the right to receive, the Company Merger Consideration in accordance with Section 3.01(a) unless such holder fails to perfect, withdraws or otherwise loses the right to appraisal. At the Company Merger Effective Time, all Dissenting Shares will no longer be outstanding and automatically will be cancelled and will cease to exist, and, except as otherwise provided by applicable Laws, each holder of Dissenting Shares will cease to have any rights with respect to the Dissenting Shares, other than such rights as are granted under such Section 262 of the DGCL. Such stockholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 262 of the DGCL, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under such Section 262 of the DGCL shall thereupon be canceled and deemed to have been converted into, and to have become exchangeable for, as of the Company Merger Effective Time, the right to receive the Company Merger Consideration in accordance with Section 3.01(a), without any interest thereon, upon surrender, in the manner provided in Section 3.04, of such Shares.

(b) The Company shall give the Parent Entities prompt notice and copies of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company. The Company shall not, except with the prior written consent of the Parent Entities, make any payment, or offer or agree to make any payment, with respect to any demands for appraisal or offer to settle or settle any such demands.

3.09 Withholding Rights. Notwithstanding anything in this Agreement to the contrary, each of the Parent Entities, the Paying Agent and the Company Entities (and any of their Affiliates or agents) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld, such withheld amounts (i) shall be remitted to the applicable Governmental Authority and (ii) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY ENTITIES

Except (a) as set forth in the corresponding section or subsections of the disclosure letter prepared by the Company Entities and delivered to the Parent Entities and the Merger Subs in connection with the execution and delivery of this Agreement (the “Company Disclosure Letter”), or (b) as disclosed in any report, schedule, form, statement or other document (including all exhibits and other information incorporated by reference therein and all amendments and supplements thereto) filed with, or furnished to, the SEC by the Company or a Company Subsidiary, or incorporated by reference into such document and that are publicly available since (and including) April 28, 2021 through at least two Business Days prior to the date of this Agreement (collectively, the “SEC Documents”) (but excluding any cautionary or forward-looking information in the “Risk Factors” or “Forward-Looking Statements” sections of such SEC Documents) (it being agreed that (i) for purposes of the representations and warranties set forth in this Article IV, disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection (other than Sections 4.01, 4.02, 4.03, 4.05, 4.06 and 4.23 of the Company Disclosure Letter) to which the relevance of such item is reasonably apparent on its face and (ii) nothing disclosed in the SEC Documents pursuant to the preceding clause (b) shall be deemed to modify or qualify the representations and warranties set forth in Sections 4.01, 4.02, 4.03, 4.05, 4.06, 4.08(a) and 4.23), the Company represents and warrants to the Parent Entities and the Merger Subs as follows:

4.01 Organization and Qualification; Company Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. OpCo is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each Company Entity has all necessary power and authority to (i) conduct its business in the manner in which its business is currently being conducted, (ii) own, lease and use its assets, properties and rights in the manner in which its assets, properties and rights are currently owned, leased and used and (iii) perform its obligations under all Contracts by which it is bound, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Each of the Company Entities is qualified or licensed to do business as a foreign entity, and is in good standing, in each jurisdiction where the nature of its business requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) The Company does not own, directly or indirectly, any capital stock of, any other equity-linked or similar interest in, any equity interest of any nature or any interest convertible into or exchangeable or exercisable for any equity-linked or similar interest in, any entity other than Manager, OpCo and the Company Subsidiaries. None of the Company Entities or the Company Subsidiaries has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(d) Section 4.01(d) of the Company Disclosure Letter identifies each Subsidiary of OpCo (collectively, the “Company Subsidiaries” and each, a “Company Subsidiary”) and the ownership interest therein of OpCo or such other Company Subsidiary who is the direct owner thereof and indicates its jurisdiction of organization. Each Company Subsidiary is a corporation or other business entity duly incorporated or organized (as applicable), validly existing and in good standing (to the extent a concept of “good standing” is applicable) under the Laws of its jurisdiction of incorporation or organization and has full corporate or other organizational power and authority required to own, lease or operate, as appropriate, the assets, rights and properties that it purports to own, lease and operate and to carry on its business as now conducted, and is qualified to do business in each jurisdiction where such qualification is necessary, except, in each case, where any failure thereof would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All outstanding shares of capital stock or voting securities of, or other equity interests in, each Company Subsidiary have been duly authorized, validly issued, fully paid, nonassessable and are owned by a Company Entity or by another Company Subsidiary, free and clear of all Liens other than restrictions imposed by applicable securities laws or the organizational documents of any such Company Subsidiary.

(e) The Company has made available to the Parent Entities and the Merger Subs or their respective Representatives accurate and complete copies of the organizational documents of the Company Entities, including all amendments thereto, as in effect on the date of this Agreement. None of the Company Entities or the Company Subsidiaries is in violation of any provision of its respective organizational documents, except for violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.02 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 5,000,000,000 shares of Company Class A Common Stock (including any Company Restricted Shares), of which 301,078,199 shares of Company Class A Common Stock have been issued and are outstanding as of the close of business on March 8, 2024 (the “Capitalization Date”), (ii) 5,000,000,000 shares of Company Class B Common Stock, none of which are issued and outstanding as of the close of business on the Capitalization Date, (iii) 5,000,000,000 shares of Company Class C Common Stock, none of which are issued and outstanding as of the close of business on the Capitalization Date, (iv) 4,983,448,411 shares of Company Class X Common Stock as of the Capitalization Date, of which 166,046,191 shares of Company Class X Common Stock have been issued and are outstanding as of the close of business on the Capitalization Date, (v) 989,681,838 shares of Company Class Y Common Stock as of the Capitalization Date, of which 225,918,741 shares of Company Class Y Common Stock have been issued and are outstanding as of the close of business on the Capitalization Date and (vi) 1,000,000,000 shares of Company Preferred Stock, none of which are issued or outstanding as of the close of business on the Capitalization Date. No Shares were held in treasury or owned by Manager, OpCo or any Company Subsidiary as of the close of business on the Capitalization Date. All of the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable. The issued and outstanding Manager Membership Interests are as set forth on Section 4.02(a) of the Company Disclosure Letter. Such list sets forth (i) the number and class of Manager Membership Interests outstanding as of the close of business on the Capitalization Date, and (ii) the number and class of Manager Membership Interests held by the Company and the other holders of Manager Membership Interests as of the close of business on the Capitalization Date. No Manager Membership Interests were owned by OpCo or any Company Subsidiary as of the close of business on the Capitalization Date. The Manager Membership Interests are validly issued and have not been issued in violation of, and, except as set forth in the Manager Operating Agreement are not subject to, any preemptive or subscription rights, rights of first refusal, purchase option, call option or similar rights. The issued and outstanding equity interests of OpCo as of the close of business on the Capitalization Date are as set forth on Section 4.02(a) of the Company Disclosure Letter. Such list sets forth (i) the number and class of OpCo Membership Interests outstanding as of the close of business on the Capitalization Date, (ii) the number and class of OpCo Membership Interests held by Manager and the other holders of OpCo Membership Interests as of the close of business on the Capitalization Date and (iii) for any unvested OpCo Membership Interests, any vesting criteria. No OpCo Membership Interests were owned by any Company Subsidiary as of the close of business on the Capitalization Date. The OpCo Membership Interests are validly issued and have not been issued in violation of, and, except as set forth in the OpCo Operating Agreement are not subject to, any preemptive or subscription rights, rights of first refusal, purchase option, call option or similar rights. The issued and outstanding equity interests of each Executive Holdco as of the close of business on the Capitalization Date are as set forth on Section 4.02(a) of the Company Disclosure Letter. Such list sets forth the number and the class of equity interests outstanding of such Executive Holdco and the holders thereof as of the close of business on the Capitalization Date. No equity interests of an Executive Holdco were owned by any Company Subsidiary as of the close of business on the Capitalization Date. The equity interests of each Executive Holdco are validly issued and have not been issued in violation of, and, except as set forth in the operational documents of the applicable Executive Holdco, are not subject to, any preemptive or subscription rights, rights of first refusal, purchase option, call option or similar rights.

(b) The equity interests of each Executive Holdco, the Manager Membership Interests and the OpCo Membership Interests have been granted or issued in compliance in all material respects with all applicable federal securities laws and all applicable foreign and state securities or “blue sky” laws.

(c) Except as set forth in the OpCo Operating Agreement or the Manager Operating Agreement, (i) no outstanding Share, Manager Membership Interest or OpCo Membership Interest is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right, (ii) no outstanding Share, Manager Membership Interest or OpCo Membership Interest is subject to any right of first refusal in favor of the Company, Manager or OpCo, (iii) no outstanding bond, debenture, note or other Indebtedness of any Company Entity has a right to vote on any matter on which stockholders of the Company, members of Manager or members of OpCo have a right to vote and (iv) no Contract of any Company Entity relates to the voting or registration of, or restricts any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any Share, Manager Membership Interest or OpCo Membership Interest. The Company Entities are not under any obligation, nor are they bound by any Contract pursuant to which they may become obligated, to repurchase, redeem, or otherwise acquire any outstanding Share, Manager Membership Interest or OpCo Membership Interest. The Class A Common Stock constitutes the only outstanding class of securities of the Company registered under the Securities Act.

(d) As of the close of business on the Capitalization Date, 14,687,333 shares of Company Class A Common Stock were reserved for future issuance pursuant to awards outstanding under the Company Stock Plan, including (i) 9,566,935 shares of Company Class A Common Stock reserved for issuance pursuant to outstanding Company RSUs, (ii) 1,033,295 shares of Company Class A Common Stock reserved for issuance pursuant to outstanding Company PSUs (assuming any performance-based conditions are fully satisfied, other than as set forth in Section 4.02(d) of the Company Disclosure Letter), (iii) 4,073,339 shares of Company Class A Common Stock reserved for issuance upon exercise of Company Options and (iv) 13,764 Company Restricted Shares. The Company has made available to the Parent Entities and the Merger Subs or their respective Representatives copies of the Company Stock Plan covering Company Equity Awards outstanding and the forms of all award agreements covering material Company Equity Awards outstanding as of the date of this Agreement. Each Company Equity Award was issued in compliance in all material respects with applicable Law. Other than the OpCo Membership Interests, Manager Membership Interests and as set forth in Section 4.01(a), this Section 4.02(d) and Section 4.02(e), there is no issued, reserved for issuance, outstanding, or authorized stock option, restricted stock unit award, restricted stock award, stock appreciation, phantom stock or phantom units, profits interest, profit participation, or similar right, or equity or equity-based award with respect to a Company Entity to which a Company Entity is a party or by which a Company Entity is otherwise bound.

(e) Section 4.02(e) of the Company Disclosure Letter sets forth a complete schedule of any phantom units or similar interests that relate to such equity interests of any Company Entity as of the close of business on the Capitalization Date. Section 4.02(e) of the Company Disclosure Letter also sets forth, with respect to any phantom units or similar interests, threshold or distribution value applicable to such interests (if any), and vesting conditions (if not fully vested as of the Capitalization Date).

(f) Except for the OpCo Membership Interests, Manager Membership Interests and as set forth in Section 4.02(a), Section 4.02(d) or Section 4.02(e), as of the close of business on the Capitalization Date, there is no: (i) outstanding share of capital stock or other equity or ownership interest in a Company Entity; (ii) outstanding subscription, option, call, warrant, right (whether or not currently exercisable), agreement or commitment of any character to acquire any share of capital stock or other equity or membership interest, restricted stock unit, stock-based performance unit, profits interest or profits unit, or any other right that is linked to, or the value of which is in any way based on or derived from the value of any share of capital stock, membership interests or other securities of a Company Entity (such as phantom interests or phantom units), in each case, issued by a Company Entity or to which a Company Entity is bound; (iii) outstanding security, instrument, bond, debenture, note or obligation that is or may become convertible into or exchangeable for any share of capital stock, membership interests or other securities of a Company Entity; or (iv) rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which a Company Entity is or may become obligated to sell or otherwise issue any share of its capital stock, membership interests or any other security. None of the Company Entities or Company Subsidiaries is a party to any stockholders’ agreement, proxy, voting trust agreement or registration rights agreement or similar agreements, arrangements or commitments relating to any equity securities of a Company Entity or any other Contract relating to disposition, pledges, voting or dividends with respect to any equity securities of a Company Entity.

4.03 Authority; Binding Nature of Agreement. Each of the Company Entities has the necessary corporate (or equivalent) power and authority to enter into, and to perform its obligations under, this Agreement and to consummate the Transactions, subject only to receipt of the Written Consent. Except for obtaining the Written Consent, the Executive Committee Recommendation and the Special Committee Recommendation, no other corporate (or equivalent) action on the part of the Company Entities is necessary to authorize the execution, delivery and performance by, the Company Entities of this Agreement and the consummation by them of the Transactions. The Special Committee, at a meeting duly called and held on or prior to the date of this Agreement, has unanimously (a) determined that this Agreement and the Transactions, including the Mergers, on the terms and subject to the conditions set forth herein, are advisable, fair to and in the best interests of the Company and its Public Stockholders and (b) made the Special Committee Recommendation. The Executive Committee has, at a meeting duly called and held on or prior to the date of this Agreement, acting upon the Special Committee Recommendation, unanimously (i) determined that this Agreement and the Transactions are fair to and in the best interests of the Company and its stockholders, including the Public Stockholders, (ii) approved and declared advisable this Agreement and the Transactions, (iii) authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth herein and (iv) made the Executive Committee Recommendation. The Company, in its capacity as the managing member of Manager, has caused Manager, in its capacity as the managing member of OpCo and owner of a majority of the outstanding OpCo Membership Interests, to (A)determine that this Agreement and the Transactions are fair to and in the best interests of OpCo and its members, (B) approve and declare advisable this Agreement and the Transactions and (C) approve the execution, delivery and performance by OpCo of this Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth herein. The approvals set forth in the foregoing three sentences are hereinafter referred to as the “Company Approvals”. The Company Approvals have not, as of the date of this Agreement, been subsequently rescinded, modified or withdrawn in any way. This Agreement has been duly executed and delivered by the Company Entities and, assuming due execution and delivery by the other parties hereto, constitutes the valid and binding agreement of the Company Entities, respectively, enforceable against the Company Entities, respectively, in accordance with its terms, subject to the Enforceability Exceptions. The Company Approvals have been obtained and, other than the Company Approvals and the Company Stockholder Approval, no vote of any class or series of a Company Entity’s capital stock or membership interests prior to the Effective Time, or of any holder of any other security of any Company Entity or the Executive Committee, or any member of Manager or OpCo or the approval of any Person under any organizational document of any Company Entity, is necessary to adopt this Agreement and approve the consummation of the Transactions other than any approvals necessary to approve any dividend pursuant to Section 7.19, and subject, in the case of the consummation of the Mergers, only to the receipt of the Written Consent, the Company Approvals will be sufficient to approve this Agreement and the Transactions, including the Mergers, in accordance with the DGCL and DLLCA and each Company Entity’s organizational documents.

4.04 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company Entities do not, and the performance of this Agreement by the Company Entities and the consummation by the Company Entities of the Transactions will not, (i) conflict with or violate any of (A) the certificate of incorporation, certificate of formation, bylaws, operating agreement and other charter and organizational documents of the Company Entities or (B) any similar organizational documents of any other Company Subsidiary, (ii) assuming that all consents, approvals and other authorizations described in Section 4.04(b) have been obtained and all filings and other actions described in Section 4.04(b) have been made or taken and the Written Consent has been obtained, conflict with or violate any Law applicable to a Company Entity or any Company Subsidiary or by which any property or asset of a Company Entity or any Company Subsidiary is bound or (iii) result in any breach or violation of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) by a Company Entity or any Company Subsidiary under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the loss of any benefit under, or the creation of any Lien (other than Permitted Liens) on the properties or assets of a Company Entity or any Company Subsidiary pursuant to, any Contract to which a Company Entity or any Company Subsidiary is a party or by which a Company Entity or any Company Subsidiary or their respective properties, rights or assets is bound, except, with respect to each of the foregoing clauses (i)(B), (ii) and (iii), for any such conflict, violation, breach, default, or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company Entities do not, and the performance of this Agreement by the Company Entities and the consummation by the Company Entities of the Transactions will not, require any consent, approval, authorization or permit of, filing or registration with, notification or report to, or expiration of waiting periods from, any Governmental Authority, except for (i) applicable requirements, if any, of the Securities Act, (ii) compliance with the applicable requirements of the Exchange Act, including the filing with the SEC of the Information Statement and Schedule 13e-3, (iii) any filing required under the rules and regulations of the NYSE, (iv) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and DLLCA, (v) the premerger notification and waiting period requirements of the HSR Act, (vi) any consent, approval, order, authorization, authority, transfer, waiver, disclaimer, registration, declaration or filing set forth in Section 4.04(b) of the Company Disclosure Letter (the “Third-Party Consents”) and (vii) any other consent, approval, order, authorization, authority, transfer, waiver, disclaimer, registration, declaration or filing, which, in each case, if not obtained or made would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.05 Vote Required. Other than any Company Approval, the affirmative vote of the holders of a majority of the voting power of the shares of the Company Common Stock outstanding as of the effective date of the Written Consent in favor of adopting this Agreement (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of the Company’s capital stock or holders of any class or series of the OpCo Membership Interests prior to the Effective Time necessary to adopt this Agreement and approve the consummation of the Transactions, and the execution and delivery of the written consent in the form attached hereto as Exhibit C by the Specified Stockholders to approve and adopt this Agreement and the Company Merger in accordance with Section 228 and Section 251(c) of the DGCL (the “Written Consent”) will satisfy the Company Stockholder Approval.

4.06 Anti-Takeover Provisions. No (i) “business combination”, “control share acquisition”, “fair price”, “moratorium” or other anti-takeover Laws (each, a “Takeover Law”), (ii) stockholder rights agreement, “poison pill” or similar anti-takeover agreement or (iii) anti-takeover provision in the organizational documents of a Company Entity or any Company Subsidiary applies or will apply with respect to this Agreement or the Transactions, including the Mergers.

4.07 Financial Statements; Internal Controls.

(a) The Company has filed or furnished (or caused to be filed or furnished by any Company Subsidiary, as applicable) on a timely basis all reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated therein, amendments and supplements thereto) required to be filed or furnished by a Company Entity or any Company Subsidiary with or to the SEC (the “SEC Reports”). As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act, the Exchange Act, or the Sarbanes-Oxley Act, as the case may be, and applicable to such SEC Reports or a Company Entity or any Company Subsidiary and, except to the extent that information in such SEC Report has been revised, amended, modified, or superseded (prior to the date of this Agreement) by a later-filed SEC Report, none of the SEC Reports, when filed or furnished, contained (or, with respect to SEC Reports filed or furnished after the date of this Agreement, will not contain) any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, in each case, that no representation is made as to the accuracy of any financial projection or forward-looking statement or the completeness of any information filed or furnished by a Company Entity or any Company Subsidiary with or to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act. Other than TKO Group Holdings, Inc. (“TKO”), no Company Subsidiary is required to file or furnish any report, statement, schedule, form, registration statement, proxy statement, certification, or other document with, or make any other filing with, or furnish any other material to, the SEC.

(b) The consolidated financial statements (including related notes and schedules) contained or incorporated by reference in the SEC Reports (the “Financial Statements”): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or as permitted by Regulation S-X, or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K, or any successor form under the Exchange Act); and (iii) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries or TKO and its consolidated Subsidiaries, as applicable, as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries or TKO and its consolidated Subsidiaries, as applicable, for the periods covered thereby (subject, in the case of the unaudited financial statements, to normal and recurring year-end adjustments that are not, individually or in the aggregate, reasonably expected to be material to the business of the Company Entities and the Company Subsidiaries, taken as a whole).

(c) Each of the Company and TKO maintains, (i) with respect to the Company, at all times since the Reference Date and (ii) with respect to, TKO, since September 12, 2023, has maintained, a system of internal controls over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) that (x) solely with respect to the Company (and not TKO), comply with the requirements of the Exchange Act and (y) have been designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (1) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company or TKO, as applicable; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Company or TKO, as applicable; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the assets of the Company or TKO, as applicable, that could have a material effect on the consolidated financial statements of the Company or TKO, as applicable. Since the Reference Date, none of the Company, the Executive Committee, the audit committee of the Company or, to the Knowledge of the Company, the Company’s independent registered accounting firm, has identified or been made aware of any: (A) significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company that has not been remediated prior to the date hereof; (B) illegal act or fraud, whether or not material, that involves the management or other employees of the Company who have a significant role in internal controls over financial reporting of the Company; or (C) claim or allegation regarding any of the foregoing. Since September 12, 2023, none of TKO, or to the Knowledge of the Company, TKO’s independent registered accounting firm, has identified or been made aware of any: (I) significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by TKO that has not been remediated prior to the date hereof; (II) illegal act or fraud, whether or not material, that involves the management or other employees of TKO who have a significant role in internal controls over financial reporting of TKO; or (III) claim or allegation regarding any of the foregoing.

(d) Each of the Company and TKO maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 promulgated under the Exchange Act that are designed to ensure that all information required to be disclosed in such entity’s reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s or TKO’s (as applicable) management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer of the Company or TKO (as applicable) and the principal financial officer of the Company or TKO (as applicable) to make the certifications required under the Exchange Act with respect to such reports. The Company, TKO and their respective Subsidiaries have carried out all evaluations of the effectiveness of their disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.

(e) None of the Company Entities or Company Subsidiaries is a party to or has any obligation or other commitment to become a party to any securitization transaction, off-balance sheet partnership, or any similar Contract (including any Contract arising out of or relating to any transaction or relationship between or among the Company Entities and any Company Subsidiary, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose, or limited purpose entity, on the other hand, or any “off-balance sheet arrangement” (within the meaning of Item 303(a) of Regulation S-K promulgated under the Exchange Act)) where the result, purpose, or intended effect of such Contract is to avoid disclosure of any transactions involving, or liabilities of, a Company Entity or any Company Subsidiary, in each case that are material to the business of the Company Entities and the Company Subsidiaries, taken as a whole, in the Company’s published financial statements or other reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by a Company Entity or any Company Subsidiary with or to the SEC.

(f) As of the date of this Agreement, there is no outstanding or unresolved comment in any comment letter received from the SEC with respect to the SEC Reports. To the Knowledge of the Company, none of the SEC Reports is the subject of ongoing SEC review or ongoing investigation by the SEC, in each case, regarding any accounting practice of the Company or TKO.

4.08 Absence of Certain Changes or Events.

(a) During the period beginning on December 31, 2023 and ending on the date hereof, there has not occurred any Material Adverse Effect.

(b) Except as contemplated by this Agreement, from December 31, 2023 through the date of this Agreement, the Company Entities and the Company Subsidiaries have operated their respective businesses in all material respects in the ordinary course of business (except for discussions, negotiations, and transactions related to this Agreement or other potential strategic transactions).

4.09 Title of Assets. Each Company Entity and Company Subsidiary has good and valid title to all assets material to the business of the Company Entities and the Company Subsidiaries, taken as a whole (excluding to the extent relevant, any Intellectual Property Rights, representations of title and ownership to which are solely covered under Section 4.11) owned by it, or valid leasehold interests in or valid right to use all other assets of the Company Entities and the Company Subsidiaries that are material to the business of the Company Entities and the Company Subsidiaries, taken as a whole, including all such assets reflected on the Company’s consolidated balance sheet as of December 31, 2023 (the “Balance Sheet Date”) in the Company’s Annual Report on Form 10-K for the year ended on December 31, 2023 (the “Balance Sheet”), except (a) for assets sold or otherwise disposed of since January 1, 2024 and (b) where such failure would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.10 Real Property.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, a Company Entity or one of the Company Subsidiaries is the sole owner of each parcel of real property owned by the Company Entities and the Company Subsidiaries (together with all buildings, improvements and fixtures located thereon and all appurtenances thereto, the “Owned Real Property”) and a Company Entity or one of the Company Subsidiaries has good, valid and marketable title to the Owned Real Property, and the Owned Real Property is free and clear of any Lien, except for Permitted Liens. Section 4.10(a) of the Company Disclosure Letter sets forth the address of each parcel of Owned Real Property that is material to the business of the Company Entities and the Company Subsidiaries, taken as a whole, and identifies the Company Entity or the Company Subsidiary that is the owner thereof.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, a Company Entity or one of the Company Subsidiaries holds a valid and existing leasehold interest in the real property that is leased, subleased, licensed, used, or otherwise occupied by the Company Entities and the Company Subsidiaries, as applicable, from another Person (the “Leased Real Property”), free and clear of all Liens other than Permitted Liens. Section 4.10(b) of the Company Disclosure Letter sets forth each real property lease that is material to the business of the Company Entities and the Company Subsidiaries, taken as a whole, as of the date of this Agreement (each, a “Material Lease”) and identifies the street address of the applicable Leased Real Property subject thereto. None of the Company Entities or the Company Subsidiaries have received any written notice regarding any violation or breach or default under any such Material Lease that has not since been cured, except for violations or breaches that are not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect.

(c) The Owned Real Property and the Leased Real Property collectively constitute all of the real property material to the business of the Company Entities and the Company Subsidiaries, taken as a whole, that is reasonably necessary to operate the business of the Company Entities and the Company Subsidiaries as currently conducted in all respects material to the business of the Company Entities and the Company Subsidiaries, taken as a whole. No casualty event has occurred with respect to any Owned Real Property or Leased Real Property that has not been remedied in all material respects, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no condemnation event is pending or, to the Knowledge of the Company, threatened, with respect to any Owned Real Property or, to the Knowledge of the Company, Leased Real Property.

4.11 Intellectual Property.

(a) Section 4.11(a) of the Company Disclosure Letter sets forth a list of all registrations and applications material to the business of the Company Entities and the Company Subsidiaries, taken as a whole, that are included in the Registered Company Intellectual Property as of the date of this Agreement. All Registered Company Intellectual Property is subsisting and unexpired, and, to the Knowledge of the Company, valid, enforceable and in full force and effect, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) A Company Entity or a Company Subsidiary, as the case may be, owns, free and clear of all Liens (except for Permitted Liens), the material Company Intellectual Property, and otherwise has the right to use, pursuant to a valid Contract or other right, all other Intellectual Property Rights used in the conduct of the business as presently conducted by the Company Entities and the Company Subsidiaries, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the operation of the businesses of the Company Entities and the Company Subsidiaries as currently conducted is not infringing, misappropriating or otherwise violating (and since the Reference Date, has not infringed, misappropriated or violated) any Intellectual Property Rights of any Person and (ii) to the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Company Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no, and since the Reference Date, there has not been, any Action pending (or, to the Knowledge of the Company, threatened in writing) against a Company Entity or any Company Subsidiary alleging that the operation of the business of a Company Entity or any Company Subsidiary is infringing, misappropriating or otherwise violating any Intellectual Property Right of any Person, or challenging the ownership, validity, enforceability, or use of any Company Intellectual Property.

(d) The Company Entities and the Company Subsidiaries take (and since the Reference Date, have taken) commercially reasonable measures to protect and maintain each item of Company Intellectual Property (including the confidentiality of the Trade Secrets included in the Company Intellectual Property) that is material to the business of the Company Entities and the Company Subsidiaries, taken as a whole, except where such failure to take such actions would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Company Entity, Company Subsidiary, or Company Intellectual Property, is subject to any pending or outstanding Order or other disposition of a dispute that adversely restricts the use of any such Company Intellectual Property.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) no software that is distributed or made available by the Company Entities or Company Subsidiaries to others incorporates, uses or interacts with any open source or similar software in a manner that would require a Company Entity or any Company Subsidiary to license or make available its material proprietary source code to any Person at no or minimal charge in such circumstances, and (ii) no Person (other than employees and contractors, for the purpose of performing services for a Company Entity or a Company Subsidiary) has possession of, or any current or contingent right to possess, any material proprietary source code included in the Company Intellectual Property.

(g) To the Knowledge of the Company, no Company IT Assets contain any Malicious Code that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company Entities and the Company Subsidiaries have implemented commercially reasonable disaster recovery and backup plans and procedures for the Company IT Assets and have taken commercially reasonable measures designed to (i) protect against loss and unauthorized access or use of the Company IT Assets and (ii) detect for and prevent the introduction of any Malicious Code into such Company IT Assets. Since the Reference Date, there has not been any outage, interruption, incident of unauthorized access or other security breach of the Company IT Assets, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(h) Since the Reference Date, and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and except as set forth in Section 4.11(h) of the Company Disclosure Letter: (a) each of the Company Entities and the Company Subsidiaries have complied with (i) all applicable Privacy Laws, including the Payment Card Industry Data Security Standard, (ii) all Privacy Policies and (iii) the requirements of any Contract concerning information security and data privacy of Personal Information to which the Company Entities and the Company Subsidiaries are bound; (b) the Company Entities and the Company Subsidiaries have, and have taken commercially reasonable steps to require any entity with which the Company Entities or the Company Subsidiaries have agreed to exchange, since such date, any Personal Information (“Company Data Partner”) to have, adopted and implemented at least commercially reasonable physical, technical, organizational, and administrative security measures to protect all Personal Information stored or processed on behalf of the Company Entities and the Company Subsidiaries; (c) the Company Entities and the Company Subsidiaries have not experienced a data breach or incident resulting in loss or unauthorized use of or access to Personal Information, including to the Knowledge of the Company, any data breach or incident resulting in loss or unauthorized use of or access to Personal Information stored or processed by or on behalf of a Company Entity or any Company Subsidiary by any Company Data Partner; and (d) the Company Entities and the Company Subsidiaries have not been the subject of any complaint or Action related to their collection, use, storage, transfer, security or processing of Personal Information.

4.12	Material Contracts.

(a) Section 4.12(a) of the Company Disclosure Letter identifies each of the following Contracts to which a Company Entity or any Company Subsidiary is a party as of the date of this Agreement other than any Contract that is or constitutes (1) a nondisclosure agreement entered into (x) in the ordinary course of business or (y) in connection with discussions, negotiations, and transactions related to this Agreement, other Acquisition Proposals, or other potential strategic transactions or (2) a Company Plan (the Contracts required to be set forth on such schedule, the “Material Contracts”):

(i) other than any Media Agreement or any Talent Agreement, any Contract that limits the freedom or right of a Company Entity or any Company Subsidiary to sell, distribute, produce or manufacture any product, project or service in a manner that would be material to the Company Entities and the Company Subsidiaries, taken as a whole, either by (A) materially limiting the freedom or right of the Company Entities and the Company Subsidiaries from engaging in any line of business or to compete with any other Person in any location or line of business or (B) providing “most favored nation” rights (including with respect to pricing) or exclusivity obligations or restrictions, in each case, in favor of a party other than the Company Entities or the Company Subsidiaries;

(ii) other than any Media Agreement or Talent Agreement, any Contract that requires by its terms or is reasonably likely to require, during the remaining term of such Contract, annual consideration to or from a Company Entity or any Company Subsidiary in an amount having an expected value in excess of $20,000,000 in the fiscal year ending December 31, 2024 (each, a “Specified Contract”);

(iii) other than any Media Agreement or any Talent Agreement, any Contract under which a Company Entity or any Company Subsidiary (A) licenses or sublicenses (or grants rights in or to use) Intellectual Property Rights that are material to the business of the Company Entities and the Company Subsidiaries, taken as a whole, to any third party, (B) licenses or sublicenses (or is granted rights in or to use) Intellectual Property Rights from any third party that are material to the business of the Company Entities and the Company Subsidiaries, taken as a whole, or (C) has entered into any covenant not to sue or assert immunity from suit with respect to material Intellectual Property Rights, including any material coexistence agreements and material settlement agreements (in each case, other than (v) non-disclosure agreements, (w) non-exclusive licenses granted by a Company Entity or a Company Subsidiary in the ordinary course of business to end users in connection with the provision or sale of any product or service, (x) non-exclusive licenses granted to a Company Entity or a Company Subsidiary by any customer, employee, consultant, or independent contractor of a Company Entity or a Company Subsidiary in the ordinary course of business, (y) licenses of commercially available Software licensed in object code form only granted to a Company Entity or a Company Subsidiary, or (z) licenses to open source, public, or freeware Software, or other materials), in each case, which Contract is material to the business of the Company Entities or the Company Subsidiaries, taken as a whole;

(iv) any Contract relating to indebtedness for borrowed money in excess of $10,000,000 (whether incurred, assumed, guaranteed, or secured by any asset) of a Company Entity or any Company Subsidiary;

(v) other than any Media Agreement or any Talent Agreement, any Contract constituting a joint venture, partnership, or similar arrangement that includes the sharing of profits and losses with another Person, in each case, that is material to the business of the Company Entities and the Company Subsidiaries, taken as a whole;

(vi) any Contract that prohibits (A) the payment of dividends or distributions in respect of the capital stock of the Company or equity interests of any of Manager, OpCo or any Company Subsidiary, (B) the pledging of the capital stock or other equity interests of a Company Entity or a Company Subsidiary or (C) the issuance of any guaranty by any Company Entity;

(vii) any Contract that is currently in effect and has been filed (or is required to be filed) by the Company as an exhibit pursuant to Item 601(b)(10)(i) or (ii) of Regulation S-K under the Securities Act or that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(viii) any Contract that is material to the business of the Company Entities and the Company Subsidiaries, taken as a whole, that is a Related Party Transaction other than offer letters that can be terminated at will without severance obligations;

(ix) other than in connection with any Permitted Content Activity, (A) any Contract for the sale, license, lease or sublease of any material Owned Real Property or (B) any Material Lease;

(x) any Contract since the Reference Date, that relates to the acquisition or disposition by a Company Entity or any Company Subsidiary, involving consideration in excess of $35,000,000, of any Person or other business organization, division, or business of any Person (whether by merger or consolidation, by the purchase of a controlling equity interest in or substantially all of the assets of such Person, or by any other manner);

(xi) any Contract with any Governmental Authority under which payments in excess of $20,000,000 were received by a Company Entity or any Company Subsidiary in the most recently completed fiscal year;

(xii) other than any Media Agreement or Talent Agreement, any Contract that is material to the Company Entities and the Company Subsidiaries, taken as a whole, pursuant to which a Company Entity or any Company Subsidiary (A) has continuing guarantee, “earn-out,” or similar contingent payment obligations (other than indemnification or performance guarantee obligations provided for in the ordinary course of business), including (x) milestone or similar payments, including upon the achievement of regulatory or commercial milestones or (y) payment of royalties or other amounts calculated based upon any revenue or income of a Company Entity or any Company Subsidiary, in each case, that could result in payments in excess of $20,000,000 or (B) grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to exclusively license, or any other similar rights with respect to any product or service of the Company Entities or the Company Subsidiaries, or any Company Intellectual Property that is material to the business of the Company Entities and the Company Subsidiaries, taken as a whole, in each case, involving annual consideration in excess of $20,000,000 in the fiscal year ending December 31, 2024;

(xiii) any Contract since the Reference Date, the primary purpose of which is to provide for indemnification or guarantee of the obligations of any other Person that would be material to the business of the Company Entities and the Company Subsidiaries, taken as a whole, other than any such Contracts entered into in the ordinary course of business;

(xiv) any hedging, swap, derivative, or similar Contract;

(xv) other than any Media Agreement or any Talent Agreement, any Contract material to the business of the Company Entities and the Company Subsidiaries, taken as a whole, that requires the services, performance or involvement of any particular employee or service provider of a Company Entity or any Company Subsidiary or that otherwise contains a so-called “key person”, “essential element” or “of the essence” provision with respect to any such Person;

(xvi) any Media Agreement that involves either annual consideration to or from a Company Entity or any Company Subsidiary of $20,000,000 or more (in cash or kind);

(xvii) any settlement, conciliation or similar agreement (A) pursuant to which a Company Entity or any Company Subsidiary is obligated after the date of this Agreement to pay consideration in excess of $10,000,000 or (B) that would otherwise materially limit the operation of the Company Entities and the Subsidiaries as currently operated;

(xviii) any stockholders’ agreement, proxy, voting trust agreement or registration rights agreement or similar agreements, arrangements or commitments relating to any equity securities of a Company Entity or any other Contract relating to disposition, voting or dividends with respect to any equity securities of a Company Entity.

(b) The Company has made available to the Parent Entities and the Merger Subs or their respective Representatives an accurate and complete copy of each Material Contract (except with such redactions as may be clearly marked on such copies) as in effect as of the date of this Agreement. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) none of the Company Entities or the Company Subsidiaries, nor, to the Knowledge of the Company, any other party to each such Contract, are in breach of or default under any Material Contract and none of the Company Entities or the Company Subsidiaries, nor, to the Knowledge of the Company, any other party to each such Contract, have taken or failed to take any action, and no event has occurred, that with or without notice, lapse of time, or both would constitute a breach of or default under any Material Contract, (ii) each Material Contract is, with respect to a Company Entity or any Company Subsidiary (as applicable) and, to the Knowledge of the Company, any other party to such Contract, a valid agreement, binding, and in full force and effect, (iii) to the Knowledge of the Company, each Material Contract is enforceable by a Company Entity or a Company Subsidiary (as applicable) in accordance with its terms, subject to the Enforceability Exceptions, and (iv) since the Reference Date, through the date of this Agreement, none of the Company Entities or the Company Subsidiaries have received any written notice regarding any violation or breach or default under any Material Contract that has not since been cured. To the Knowledge of the Company, since the Reference Date, no counterparty to any Material Contract has (A) canceled or otherwise terminated, or threatened in writing to cancel or otherwise to terminate, its relationship with a Company Entity or any Company Subsidiary (as applicable) or (B) decreased materially or threatened to decrease materially or limit materially, the amount of business that any such counterparty presently engages in or presently conducts with the Company Entities and the Company Subsidiaries other than, in each case, as would not reasonably be expected to have a Material Adverse Effect.

4.13 Liabilities. None of the Company Entities or the Company Subsidiaries have any liability of the type required to be disclosed as a liability on a consolidated balance sheet prepared in accordance with GAAP, except for: (i) liabilities disclosed on the Balance Sheet; (ii) liabilities or obligations incurred pursuant to the terms of this Agreement; (iii) liabilities for performance of obligations of a Company Entity or any Company Subsidiary under Contracts binding thereon (other than resulting from any breach or acceleration thereof) made available to the Parent Entities and the Merger Subs or their respective Representatives or entered into in the ordinary course of business; (iv) liabilities incurred in the ordinary course of business since the Balance Sheet Date; and (v) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.14 Compliance with Laws. The Company Entities and the Company Subsidiaries have each been, since the Reference Date, in compliance with all applicable Laws, except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, since the Reference Date, none of the Company Entities or the Company Subsidiaries have been given written notice of, or been charged with, any unresolved violation of any Law, except, in each case, for any such violation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, no investigation or review by any Governmental Authority with respect to a Company Entity or any Company Subsidiary is pending or, threatened, nor has any Governmental Authority indicated an intention to conduct the same, except for such investigations or reviews the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.15 Certain Business Practices. Since January 1, 2019, none of the Company Entities, the Company Subsidiaries, or, any of their respective directors, officers or employees, or, to the Knowledge of the Company, any third party authorized to act on behalf of a Company Entity or any Company Subsidiary, has (a) been a Sanctioned Person, (b) violated any applicable Trade Control Laws or Sanctions Laws, applicable Anti-Corruption Law or any rule or regulation promulgated thereunder, applicable Anti-Money Laundering Law and any rule or regulation promulgated thereunder, or any applicable Law of similar effect, or (c) has, in violation of any applicable Anti-Corruption Law: (i) directly or indirectly paid, offered, or promised to make or offer any contribution, gift, entertainment, or other expense, (ii) made, offered, or promised to make or offer any payment, loan, or transfer of anything of value, including any reward, advantage, or benefit of any kind to or for the benefit of foreign or domestic governmental officials or employees, or to foreign or domestic political parties, candidates thereof, or campaigns, (iii) paid, offered, or promised to make or offer any bribe, payoff, influence payment, kickback, rebate, or other similar payment of any nature, or (iv) created or caused the creation of any false or inaccurate books and records of a Company Entity or any Company Subsidiary related to any of the foregoing, in each case, material to the business of the Company Entities and the Company Subsidiaries, taken as a whole. The Company Entities have established and maintain policies and procedures reasonably designed to promote and achieve compliance with any Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions Laws, and Trade Control Laws applicable to the Company Entities and the Company Subsidiaries. There are no Anti-Corruption Law-related, Anti-Money Laundering Laws-related, Sanctions Laws-related or Trade Control Laws-related enforcement actions pending or, to the Knowledge of the Company, threatened against a Company Entity or any Company Subsidiary or, to the Knowledge of the Company, any officer or director thereof by or before (or, in the case of a threatened matter, that would come before) any Governmental Authority.

4.16 Governmental Authorizations. The Company Entities and the Company Subsidiaries hold all Governmental Authorizations necessary to enable the Company Entities and the Company Subsidiaries to conduct their respective businesses in the manner in which their businesses are currently being conducted, except where the failure to hold such Governmental Authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Governmental Authorization held by the Company Entities and the Company Subsidiaries that is material to the business of the Company Entities and the Company Subsidiaries taken as a whole is valid and in full force and effect. The Company Entities and the Company Subsidiaries are each in compliance with the terms and requirements of such Governmental Authorizations, to the extent applicable to them, except where failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Since the Reference Date, none of the Company Entities or the Company Subsidiaries have received any written notice of any noncompliance or alleged noncompliance with any Governmental Authorization, in each case that would be material to the business of the Company Entities and the Company Subsidiaries, taken as a whole.

4.17 Tax Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) each of the income and other Tax Returns required to be filed by a Company Entity or any Company Subsidiary with any Governmental Authority have been filed on or before the applicable due date (taking into account any extension of such due date), and all such Tax Returns are true, accurate, and complete in all respects; (ii) all Taxes due and payable by or required to have been paid by a Company Entity or any Company Subsidiary (whether or not shown as due and owing on any Tax Returns) have been timely paid by or on behalf of such Company Entity or such Company Subsidiary; and (iii) each of the Company Entities and the Company Subsidiaries (x) has withheld and paid over to the appropriate Governmental Authority (or is holding for payment not yet due) all Taxes required to have been withheld and paid over by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person and has provided appropriate certificates of deduction, and (y) has collected all sales and use Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority, or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by all applicable sales and use Tax statutes and regulations.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) no deficiency or proposed adjustment for any Tax has been asserted or assessed by any Governmental Authority in writing against a Company Entity or any Company Subsidiary, which deficiency or adjustment has not been fully paid, settled, or withdrawn, (ii) no examination or audit of, or other Action with respect to, any Tax Return of a Company Entity or any Company Subsidiary is currently in progress or pending, or, to the Company Entities’ or any Company Subsidiary’s knowledge, threatened, (iii) there is no Lien for Taxes (other than Permitted Liens) upon any asset of a Company Entity or any Company Subsidiary and (iv) no written claim has been made by any Governmental Authority in a jurisdiction in which a Company Entity or any Company Subsidiary, as applicable, does not file a specific type of Tax Returns (or pay a specified type of Tax) that it is or may be subject to such type of Tax by, or required to file such type of Tax Returns in, that jurisdiction.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, none of the Company Entities or the Company Subsidiaries (i) are a party to any Tax Sharing Agreement that would have a continuing effect after the Closing Date or which would bind a Company Entity or any Company Subsidiary after the Closing Date, (ii) has any liability for Taxes of another person as a result of being or having been a member of an “affiliated group” (within the meaning of Section 1504(a) of the Code) filing a consolidated U.S. federal income Tax Return or of a similar group for purposes of filing Tax Returns (other than a group the common parent of which is or was a Company Entity or any Company Subsidiary) or (iii) has any liability for the Taxes of another Person (other than such Company Entity or its Subsidiaries) pursuant to applicable Law (including under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local, or non-U.S. Law)), or as a transferee or successor.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, none of the Company Entities or the Company Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of: (i) any change in or incorrect method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date made prior to the Closing; (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) executed prior to the Closing or any agreement with any Governmental Authority entered into or any ruling received or requested from any Governmental Authority prior to the Closing; (iii) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code entered into or existing prior to the Closing; (iv) [reserved]; (v) any election under Section 965(h) of the Code made prior to the Closing; or (vi) any installment sale or open transaction disposition occurring before the Closing outside the ordinary course of business.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, none of the Company Entities or the Company Subsidiaries has participated in any “listed transaction” within the meaning of Sections 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(f) During the two-year period ending on the date of this Agreement, none of the Company Entities or the Company Subsidiaries has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code.

(g) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, none of the Company Entities or the Company Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has become subject to income taxation in a jurisdiction in a country other than the country in which it is organized.

(h) For U.S. federal income Tax purposes, the Company is properly classified as an association taxable as a corporation and OpCo is properly classified as a partnership.

(i) None of the Company Entities or the Company Subsidiaries has deferred any payroll or employment Taxes that remains unpaid pursuant to the CARES Act.

4.18 Employee Matters; Employee Plans.

(a) The Company has provided a materially correct and complete census of all current employees (other than seasonal or temporary employees) of the Company Entities and the Company Subsidiaries as of the date of this Agreement, which shall include job title and location of each such employee.

(b) None of the Company Entities or the Company Subsidiaries (i) is party to or bound by any Collective Bargaining Agreement; (ii) is currently negotiating a Collective Bargaining Agreement or (iii) has an obligation to bargain with any union or labor organization. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) since the Reference Date, there has not been any unfair labor practice charge, labor arbitration, grievance, strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question concerning labor representation, union organizing activity, or any threat thereof, or any similar activity or dispute, affecting any Company Entity, any Company Subsidiary or any Company Associate; and (ii) there is not now pending, and, to the Knowledge of the Company, no Person has threatened to commence, and to the Knowledge of the Company there are no circumstances which could give rise to, any such unfair labor practice charge, labor arbitration, grievance, strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question regarding labor representation or union organizing activity, or any similar activity or dispute.

(c) There is no (and, since the Reference Date, has been no) Action or internal investigation pending or, to the Knowledge of the Company, threatened and, to the Knowledge of the Company, no circumstances exist which could give rise to any such Action or internal investigation, arising out of or relating to the employment or engagement of any Company Associate, including arising out of or relating to any Company Plan, other than any Action or internal investigation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) Since the Reference Date, (i) the Company Entities and the Company Subsidiaries have complied with all applicable Laws related to labor and employment, including all Laws regarding employment practices, payment of wages and hours of work, overtime, collective bargaining, worker classification (including the proper classification of workers as independent contractors or consultants and classification of employees as exempt or non-exempt), background checks, holidays and leaves of absence and associated pay, group reductions in force (including plant closing or mass layoff notification), privacy rights, labor disputes, workplace safety, retaliation, immigration, equal pay, pay transparency, and harassment and discrimination matters and (ii) the Company Entities and the Company Subsidiaries have paid in full when due all remuneration, overtime payments, bonuses, annual leave allowances and any other direct and indirect compensations due and payable to employees, former employees, independent contractors or consultants, in each case, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(e) Section 4.18(e) of the Company Disclosure Letter sets forth a complete list of each material Company Plan, excluding (i) offer letters or employment Contracts in a form substantially consistent with the form(s) made available to the Parent Entities and Merger Subs or their respective Representatives, (ii) employment Contracts (A) with employees (excluding any (x) agents or talent managers or (y) employees of TKO or its Subsidiaries) whose annual base salary or annualized wage rate is below $750,000 or (B) that provide severance benefits equal to or less than six (6) months of base compensation or, if greater, the amount required by applicable Law, (iii) employment Contracts with agents or talent managers of WME IMG, LLC and its subsidiaries, (iv) the Company Plans that are subject to Laws of a jurisdiction outside of the United States in which less than two hundred Company Associates primarily provide services to the Company as of the date hereof, and (v) individual consulting or independent contractor Contracts with service providers whose annual base compensation is below $750,000 (the Company Plans set forth in subsections (i) through (v), the “Excluded Plans”). The Company has made available to the Parent Entities and Merger Subs or their respective Representatives with respect to each material Company Plan (other than any Excluded Plans), accurate and complete copies of the following, as relevant: (A) all plan documents and all material amendments thereto (or, in the case of any material unwritten Company Plan, a written description thereof), and all related trust or other funding documents; (B) any currently effective determination letter or opinion letter received from the IRS; (C) the most recent annual actuarial valuation and the most recent Form 5500 and all schedules thereto; (D) all material non-routine written communications relating to such Company Plan (including from any Governmental Authority); and (E) full details of any enhanced pension rights on early retirement or redundancy which any Company Subsidiary is required to provide in respect of employees who have joined or are due to join service as a result of the UK Transfer of Undertakings (Protection of Employment) Regulations 2006 or the European Council Directive 77/187 of February 14, 1977, as amended and consolidated in Directive 2001/23 of March 12, 2001.

(f) No Company Entity nor any Company Subsidiary has during the six (6) years prior to the date of this Agreement sponsored, maintained, contributed to or been required to maintain or contribute to, and does not otherwise currently have liability, whether absolute or contingent (including as a result of its relationship with any other Person that would be or, at any relevant time, would have been considered a single employer with the Company under Section 414(b), (c), (m) or (o) the Code or ERISA), with respect to a plan subject to Title IV of ERISA or Code Section 412, including any “single employer” defined benefit plan or any “multiemployer plan,” each within the meaning of Section 4001 of ERISA. No Company Entity nor any Company Subsidiary, maintains, contributes to, or participates in any “multiple employer plan” within the meaning of Section 413(c) of the Code, or any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(g) (i) Each of the Company Plans that is intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code, (ii) to the Knowledge of the Company, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status for any such Company Plan, and (iii) except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Company Plan is now, and has been, operated in compliance with its terms and all applicable Laws, including but not limited to ERISA and the Code.

(h) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Company Plan that is subject to Laws of a jurisdiction outside of the United States that provides benefits to or for the benefit of any Company Associates (i) if intended to qualify for special tax treatment, meets (and at all times has met) all the requirements for such treatment and no facts or circumstances exist that could adversely affect such qualified treatment and (ii) if required or intended to be funded or book-reserved, are fully funded or book-reserved, as appropriate, based upon reasonable actuarial assumptions or, where relevant, on the actuarial assumptions that are required to be used, in accordance with the terms of the Company Plan in question and all applicable Laws.

(i) Except to the extent required under Section 601 et seq. of ERISA or Section 4980B of the Code (or any other similar non-U.S., state or local Law), or any payment or reimbursement for or in respect of all or a portion of COBRA premiums pursuant to any individual employment Contract, neither the Company, nor any Company Plan has any present or future obligation to provide post-employment welfare benefits to or make any payment to, or with respect to, any Company Associate pursuant to any retiree medical benefit plan or other retiree welfare plan.

(j) Except as set forth on Section 4.18(j) of the Company Disclosure Letter or as otherwise contemplated by this Agreement or any Annex hereto, the consummation of the Transactions (including in combination with other events or circumstances occurring prior to, contemporaneous with or following the consummation of the Transactions) would not reasonably be likely to (i) result in any payment or benefit becoming due to any Company Associate or under any Company Plan, (ii) increase any amount of compensation or benefits otherwise payable to any Company Associate under any Company Plan or otherwise, (iii) result in the acceleration of the time of any payment, funding or vesting of any benefit to any Company Associate, or (iv) result in any breach or violation of or default under or limit any Company Entity’s or any Company Subsidiary’s right to amend, modify or terminate any Company Plan or related trust. Section 4.18(j)

of the Company Disclosure Letter sets forth the Company Plans, pursuant to which “excess parachute payments” within the meaning of Section 280G of the Code (a) may become payable by any Company Entity either as a result of the consummation of the Transactions or in combination with any other event or circumstance occurring prior to, contemporaneously with or following the consummation of the Transactions or (b) may result in the payment of an excise Tax by any Person under Section 4999 of the Code.

(k) No material Tax penalties or material additional Taxes have been imposed or would be reasonably expected to be imposed on any Company Associate, and no acceleration of Taxes has occurred or would be reasonably expected to occur with respect to any Company Associate, in each case as a result of a failure to comply with Section 409A of the Code with respect to any Company Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code. No Company Associate is entitled to receive any gross-up or additional payment or benefit in connection with the Tax imposed under Section 409A or 4999 of the Code or otherwise.

(l) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, with respect to any Company Plan: (i) all material contributions required to have been made by the Company Entities and Company Subsidiaries have been made; (ii) no Action (other than routine claims for benefits in the ordinary course) is pending, or, to the Knowledge of the Company, threatened in writing against any Company Plan, the assets of any of the trusts under such plans or the plan sponsor or administrator, or against any fiduciary of any Company Plan with respect to the operation thereof; and (iii) to the Knowledge of the Company, no fact or circumstance exists that would reasonably be expected to give rise to any such Action.

(m) No Company Entity or Company Subsidiary has, in the last six years, been “connected” with or been an “associate” of a company participating in a UK defined benefit pension scheme within the meaning of those terms as defined in sections 435 and 249 of the UK Insolvency Act 1986.

4.19 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (a) the Company Entities and the Company Subsidiaries are, and since the Reference Date have been, in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining or complying with all Governmental Authorizations required under Environmental Laws for the operation of its business as currently conducted; (b) there is no Action arising under any Environmental Law that is pending or, to the Knowledge of the Company, threatened in writing against a Company Entity or any Company Subsidiary; (c) none of the Company Entities or the Company Subsidiaries have received any written notice of or entered into any legally binding agreement, order, settlement, judgment, injunction, or decree involving uncompleted, outstanding, or unresolved violations, liabilities, or requirements on the part of a Company Entity or any Company Subsidiary arising under Environmental Laws; (d) to the Knowledge of the Company: (i) no Person has been exposed to any Hazardous Material at a property or facility of a Company Entity or any Company Subsidiary at levels in excess of applicable permissible exposure levels; and (ii) there is and has been no Hazardous Material present or Released on, at, under, or from any property or facility, including the Owned Real Property and the Leased Real Property, in a manner and concentration that would reasonably be expected to result in any claim against or liability of a Company Entity or any Company Subsidiary under any Environmental Law; and (e) none of the Company Entities or the Company Subsidiaries have assumed, undertaken, or, to the Knowledge of the Company, otherwise become subject to any known liability of another Person arising under Environmental Laws other than any indemnity in Material Contracts or other licenses, leases, or sub-leases for real property. This Section 4.19 sets forth the sole and exclusive representations and warranties of the Company Entities with respect to matters arising under Environmental Laws.

4.20 Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) the Company Entities and the Company Subsidiaries maintain or are otherwise covered by insurance in such amounts and against such risks as is sufficient to comply with applicable Law and Contracts to which a Company Entity or any Company Subsidiary is a party or is bound and (b) as of the date of this Agreement, all insurance policies with respect to the business and assets of the Company Entities and the Company Subsidiaries are in full force and effect (except for any expiration thereof in accordance with its terms), all premiums due thereon have been paid in full, no written notice of cancellation or modification has been received, and there is no existing default or event that, with the giving of notice or lapse of time or both, would constitute a default by any insured thereunder.

4.21 Legal Proceedings; Orders.

(a) There is not, and since the Reference Date through the date hereof there has not been, any Action pending or, to the Knowledge of Company, threatened in writing, against a Company Entity or any Company Subsidiary, or any property, right or asset of a Company Entity or any Company Subsidiary, or against the Company and its Affiliates primarily arising from the business a Company Entity or any Company Subsidiary, other than any Action that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) There is no Order to which a Company Entity or any Company Subsidiary is subject that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.22 Opinions of Financial Advisor. The Special Committee (in such capacity) has received the written opinion of Centerview Partners LLC (the “Financial Advisor”) as a financial advisor to the Special Committee, to the effect that, as of the date of such opinion and based on and subject to the matters set forth therein, including the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the Company Merger Consideration to be paid to the holders of Shares of Company Class A Common Stock (other than Excluded Shares, Rollover Shares or Dissenting Shares) pursuant to this Agreement is fair from a financial point of view to such holders. The Company shall provide a copy of such written opinion to the Parent Entities and the Merger Subs solely for informational purposes and on a non-reliance basis as promptly as reasonably practicable following the execution of this Agreement.

4.23 Brokers. Except for the Financial Advisor pursuant to the Advisor Engagement Letter (as defined below), no broker, finder, investment banker, financial advisor, or other Person is entitled to any brokerage, finder’s, or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of a Company Entity or any Company Subsidiary. The Company has, prior to the execution and delivery of this Agreement, made available to the Parent Entities and the Merger Subs a true, correct and complete copy of the Company’s engagement letter with the Financial Advisor relating to the Transactions as in effect on the date of this Agreement (the “Advisor Engagement Letter”).

4.24 Related Party Transactions. As of the date of this Agreement, other than any Company Plan and except as set forth in the SEC Documents, none of the Company Entities or the Company Subsidiaries are party to any transaction or arrangement or series of related transactions or arrangements between a Company Entity or any Company Subsidiary, on the one hand, and any (a) present or former executive officer (as such term is defined in the Exchange Act) or director of a Company Entity or any Company Subsidiary, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of any class or series of the equity securities of a Company Entity or any Company Subsidiary whose status as a 5% holder is known to the Company as of the date of this Agreement or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing Persons described in clause (a) or (b) (but only, with respect to the Persons in clause (b), to the Knowledge of the Company), on the other hand, in each case, as would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act (each of the foregoing, a “Related Party Transaction”).

4.25 Information Supplied. None of the information supplied or to be supplied in writing by or on behalf of a Company Entity or any Company Subsidiary expressly for inclusion in the Information Statement or the Schedule 13e-3 to be filed by the Company with the SEC will, on the date the Information Statement and the Schedule 13e-3 is first mailed to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing sentence, no representation or warranty is made by the Company with respect to any information or statement made or incorporated by reference in the Information Statement or the Schedule 13e-3 that was not supplied by or on behalf of a Company Entity or any Company Subsidiary for use therein.

4.26 No Other Representations or Warranties.

(a) Except for the express written representations and warranties made by the Company Entities in this Agreement and in any instrument or other document delivered pursuant to this Agreement, none of the Company Entities makes any express or implied representation or warranty with respect to the Company Entities or any of their respective Affiliates or their respective businesses, operations, assets, liabilities, condition (financial or otherwise). Notwithstanding anything to the contrary in this Agreement, each of the Company Entities hereby acknowledges and agrees that except for the express written representations and warranties made by the Parent Entities and the Merger Subs in this Agreement or in any instrument or other document delivered pursuant to this Agreement, none of the Parent Entities, the Merger Subs or any other Person has made makes any express or implied representation or warranty with respect to the Parent Entities, the Merger Subs or any of their respective Affiliates or their respective businesses, operations, assets, liabilities, condition (financial or otherwise).

(b) Notwithstanding anything to the contrary in this Agreement, each of the Company Entities hereby acknowledges and agrees (on its own behalf and on behalf of the Company Related Parties) that: (i) except for the representations and warranties of the Parent Entities and the Merger Subs expressly set forth in Article V or in any instrument or other document delivered pursuant to this Agreement, (x) none of the Parent Related Parties makes, or has made, any representation or warranty and (y) none of the Company Related Parties is relying on, or has relied on, any representation or warranty made, or information provided, by or on behalf of any Parent Related Party, in each case, regarding any Parent Related Party, its or their business, this Agreement, the Transactions, or any other related matter; and (ii) each of the Company Entities is a sophisticated party and has made its own independent investigation, review, and analysis regarding the Parent Related Parties and the Transactions, which investigation, review, and analysis were conducted by the Company Entities together with expert advisors, including legal counsel, that they have engaged for such purpose.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PARENT ENTITIES AND THE MERGER SUBS

Except as set forth in the corresponding section or subsection of Schedule A of the Company Disclosure Letter (which Schedule A shall be prepared by the Parent Entities and delivered to the Company Entities in connection with the execution and delivery of this Agreement), the Parent Entities and the Merger Subs, jointly and severally, represent and warrant to the Company Entities as follows:

5.01 Organization and Qualification. Each Parent Entity and Merger Sub is duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all necessary power and authority to conduct its business in the manner in which its business is currently being conducted, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Each Parent Entity and Merger Sub is qualified or licensed to do business as a foreign entity, and is in good standing, in each jurisdiction where the nature of its business requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

5.02 Organizational Documents. The Parent Entities have, prior to the date of this Agreement, furnished to the Company Entities true and complete copies of the organizational documents of each Merger Sub, as amended to date. Such organizational documents are in full force and effect. Each Merger Sub is not in violation of any of the provisions of its respective organizational documents, except such violations that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

5.03 Authority; Binding Nature of Agreement. Each of the Parent Entities and the Merger Subs has the necessary power and authority to enter into, and to perform its obligations under, this Agreement and to consummate the Transactions. The execution, delivery and performance of this Agreement by the Parent Entities and the Merger Subs and the consummation by the Parent Entities and the Merger Subs of the Transactions have been duly and validly authorized by all necessary organizational action, and no other organizational proceedings on the part of any of the Parent Entities or the Merger Subs are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by the Parent Entities and the Merger Subs and, assuming due execution and delivery by the other parties hereto, constitutes the valid and binding agreement of the Parent Entities and the Merger Subs, respectively, enforceable against each of the Parent Entities and the Merger Subs, respectively, in accordance with its terms, subject to the Enforceability Exceptions. Prior to the execution of this Agreement, Holdco Parent, as the sole equityholder of Company Merger Sub, OpCo Parent, as the sole member of OpCo Merger Sub, and Company Merger Sub, as the sole member of Manager Merger Sub, have duly and validly executed and delivered written consents approving and adopting this Agreement in accordance with the applicable provisions of the DGCL and DLLCA, which by their terms will be effective immediately following the execution of this Agreement, and, when effective, will constitute the only approvals of Merger Subs equityholders necessary to adopt this Agreement.

5.04 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Parent Entities and the Merger Subs do not, and the performance of this Agreement by the Parent Entities and the Merger Subs and the consummation by the Parent Entities and the Merger Subs of the Transactions will not, (i) conflict with or violate the certificate of incorporation, certificate of formation, bylaws, operating agreement and other charter and organizational documents of the Parent Entities and the Merger Subs, (ii) assuming that all consents, approvals and other authorizations described in Section 5.04(b) have been obtained and that all filings and other actions described in Section 5.04(b) have been made or taken, conflict with or violate any Law applicable to the Parent Entities and the Merger Subs or by which any property, right or asset of the Parent Entities or the Merger Subs is bound or (iii) result in any breach or violation of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) by the Parent Entities and the Merger Subs under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the loss of any benefit under, or the creation of any Lien (other than Permitted Liens) on the properties or assets of the Parent Entities or the Merger Subs pursuant to, any Contract to which a Parent Entity or Merger Sub is a party or by which a Parent Entity or a Merger Sub or their respective properties, rights or assets is bound, except, with respect to each of the foregoing clauses (ii) and (iii), for any such conflict, violation, breach, default or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Parent Entities and the Merger Subs do not, and the performance of this Agreement by the Parent Entities and the Merger Subs and the consummation by the Parent Entities and the Merger Subs of the Transactions will not, require any consent, approval, authorization or permit of, filing or registration with, notification or report to, or expiration of waiting periods from, any Governmental Authority, except for (i) applicable requirements, if any, of the Securities Act, (ii) compliance with the applicable requirements of the Exchange Act, including the filing with the SEC of the Information Statement and Schedule 13e-3, (iii) any filing required under the rules and regulations of the NYSE, (iv) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and DLLCA, (v) the premerger notification and waiting period requirements of the HSR Act, (vi) the Antitrust Law and Foreign Investment Law Approvals, (vii) the Required Gaming Approvals and (viii) any other consent, approval, order, authorization, authority, transfer, waiver, disclaimer, registration, declaration, or filing, which, in each case, if not obtained or made would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

5.05 Legal Proceedings; Orders.

(a) There is no Action pending or, to the Knowledge of the Parent Entities, threatened in writing against any of the Parent Entities or any of their respective Subsidiaries, or any property, right or asset of the Parent Entities or any of their respective Subsidiaries, or against the Parent Entities or any of their respective Subsidiaries primarily arising from the business the Parent Entities or any of their respective Subsidiaries, other than any Action that would not, individually or in the aggregate, reasonably be expected to have, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) There is no Order to which any of the Parent Entities or any of their respective Subsidiaries is subject that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

5.06 Operations of the Parent Entities and the Merger Subs. Each of the Parent Entities and the Merger Subs were formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities or operations other than as contemplated by this Agreement and matters ancillary thereto or related to the Transactions contemplated by this Agreement. There is no agreement outstanding pursuant to which any person has any existing or contingent right to acquire any equity in the Merger Subs. Company Merger Sub is a wholly-owned Subsidiary of Holdco Parent and OpCo Merger Sub is a wholly-owned Subsidiary of OpCo Parent.

5.07 Financing.

(a) The Parent Entities have delivered to the Company Entities true, complete and correct copies of the fully executed (i) equity commitment letter dated April 2, 2024 from Silver Lake Partners VI, L.P., Silver Lake Partners VII, L.P. and SL SPV-4, L.P. (each an “Equity Investor”, and such letter, the “Equity Commitment Letter”), pursuant to which the Equity Investors have agreed, upon the terms and subject only to the express conditions thereof, to contribute or invest in the Parent Entities the respective amounts set forth therein (collectively, the “Equity Financing”) and (ii) commitment letter dated April 2, 2024 from the Debt Financing Sources party thereto pursuant to which such Debt Financing Sources have committed, upon the terms and subject only to the express conditions thereof, to provide to the Parent Entities or the Merger Subs (or such other entities as directed by the Parent Entities pursuant to the Restructuring Steps) debt financing constituting Credit Facilities (as defined in the Debt Commitment Letter as of the date hereof) in the aggregate principal amounts set forth therein for the purpose of funding a portion of the Required Amount (the “Debt Financing”, which shall include, for the avoidance of doubt, any replacement financing, together with any fee letters related thereto (including all exhibits, schedules and annexes thereto, and the executed fee letters associated therewith (redacted in the manner set forth below)), collectively, the “Debt Commitment Letter”, and, together with the Equity Commitment Letter, the “Commitment Letters”) and (iii) to the extent required pursuant to the terms of this Agreement following a Financing Failure Event, a commitment letter (including all exhibits, schedules and annexes thereto, and the executed fee letters associated therewith (redacted in the manner set forth below)) pursuant to which the parties thereto have committed, upon the terms and subject only to the express conditions set forth therein, to provide to the Parent Entities or the Merger Subs (or such other entities as directed by the Parent Entities pursuant to the Restructuring Steps, if applicable) the Debt Financing (and which, for the avoidance of doubt, shall be considered as a “Debt Commitment Letter” and a “Commitment Letter” hereunder). The Equity Commitment Letter expressly provides that the Company is a third-party beneficiary thereof to the extent provided therein, and the Company is entitled to enforce, directly or indirectly, the Equity Commitment Letter in accordance with its terms against the applicable Equity Investors. The Debt Financing pursuant to the Debt Commitment Letter and the Equity Financing pursuant to the Equity Commitment Letter are collectively referred to in this Agreement as the “Financing.” The fee letters delivered to the Company pursuant hereto shall be accurate and complete copies (subject only to customary redactions of fee amounts, pricing caps and “market flex” related solely to economic terms, and in each case, which redacted information does not relate to or impact conditionality, enforceability or the amount or availability of the Debt Financing).

(b) Except as expressly set forth in the Commitment Letters delivered to the Company Entities on or prior to the date hereof, there are no direct, indirect or other conditions precedent or other contingencies to the obligations of the Debt Financing Sources to fund the full principal amount of the Debt Financing in accordance with the express terms of the Debt Commitment Letter or to the obligations of the Equity Investors to fund the full amount of the Equity Financing in accordance with the terms of the Equity Commitment Letter. Assuming satisfaction (or waiver in accordance with Section 10.11 or Section 10.12) of the conditions set forth in Section 8.01 and Section 8.02, as of the date hereof, none of the Parent Entities and the Merger Subs have any reason to believe that it will be unable to satisfy any of the conditions to the Financing applicable to it in the Commitment Letters or that the Equity Investors and the Debt Financing Sources will not perform their obligations thereunder, in each case at, prior to or concurrently with the Effective Time.

(c) Assuming the satisfaction (or waiver in accordance with Section 10.11 or Section 10.12) of the conditions set forth in Section 8.01 and Section 8.02, the Financing, when funded in full in accordance with the Commitment Letters delivered to the Company on or prior to the date hereof, together with, following the consummation of any Company Sale undertaken at the request of the Parent Entities and in accordance with Section 7.16, any Available Company Sale Net Cash Proceeds, shall provide the Merger Subs or the Company Entities and Company Subsidiaries (if applicable) with immediately available cash prior to or concurrently with the Effective Time (after netting out applicable fees, expenses, original issue discount and similar premiums and charges under the Debt Commitment Letters and any fee letters related thereto, in each case to the extent relevant) sufficient for the Merger Subs, the Parent Entities and the Company Entities and the Company Subsidiaries (if applicable) to pay the aggregate Company Merger Consideration, the OpCo Merger Consideration and the OpCo Profits Units Merger Consideration (other than the Deferred Payments) and any other amounts required to be paid at or prior to the consummation of the Transactions (including the amounts distributed pursuant to Section 7.15) and any fees, costs and expenses of or payable by a Parent Entity or a Merger Sub in connection with the Transactions and the Financing (collectively, the “Required Amount”).

(d) As of the date hereof, each of the Commitment Letters are (i) legal, valid and binding obligations of the Parent Entities and the Merger Subs and, to the Knowledge of the Parent Entities, of each of the other parties thereto (subject, in each case, to the Enforceability Exceptions) and (ii) in full force and effect. No event has occurred that, with or without notice, lapse of time, or both, would or would reasonably be expected to (x) constitute a default or breach or a failure to satisfy a condition precedent on the part of the Parent Entities or the Merger Subs under the terms and conditions of any of the Commitment Letters or (y) result in any portion of the Financing being unavailable or materially delayed at the Effective Time or on the Closing Date. As of the date hereof, the Parent Entities are not aware of any fact, occurrence, or circumstance that makes, or with or without notice, lapse of time, or both, would make, or reasonably be expected to make, any of the assumptions, or the representations or warranties of any of the Parent Entities or the Merger Subs, in any of the Commitment Letters inaccurate, incomplete or misleading in any material respect. As of the date hereof, no Debt Financing Source has notified any of the Parent Entities or the Merger Subs of its intention to terminate its commitment under the Debt Commitment Letter, or not to provide any portion of the Debt Financing and no Equity Investor has notified any of the Parent Entities or the Merger Subs of its intention to terminate its commitment under the Equity Commitment Letter or not to provide any portion of the Equity Financing. The Parent Entities and the Merger Subs have paid, or caused to be paid, in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Commitment Letters on or before the date of this Agreement and will have paid in full any amounts under the Commitment Letters that are due at or prior to the Effective Time and on or prior to the Closing Date. As of the date hereof, none of the Commitment Letters have been modified, amended, restated, supplemented or otherwise altered, and none of the commitments under any of the Commitment Letters have been withdrawn, terminated, amended, modified, repudiated or rescinded in any respect. There are no other fee letters, engagement letters, side letters or other Contracts to which the Parent Entities, Merger Subs or any of their respective Affiliates is party related to the funding or investing, as applicable, of the Financing that could affect the availability of the full amount or conditionality of the Financing in any respect.

(e) The Parent Entities and the Merger Subs acknowledge and agree that, without in any way limiting the effect of Section 10.08, in no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by the Parent Entities, the Merger Subs or any other financing or other transaction or other transactions be a condition to any of the Parent Entities’ or the Merger Subs’ obligations hereunder.

5.08 Solvency. Immediately after giving effect to the consummation of the Transactions (including the payment of the aggregate Merger Consideration and all other Required Amounts, as applicable) and assuming the accuracy in all material respects of the representations and warranties contained in Article IV, each of the Surviving Entities on a consolidated basis will be Solvent as of the Effective Time, as of the Closing Date and immediately after the Effective Time. For purposes of this Agreement, “Solvent” means that, with respect to any Person, as of any date of determination, (a) the amount by which the “fair saleable value” of the assets of such Person will, as of such date, exceed the sum of (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (c) such Person will be able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature.

5.09 Brokers. Prior to the Closing, the Company will not be responsible for any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the Transactions based upon arrangements made by or on behalf of the Parent Entities or the Merger Subs.

5.10 Stockholder and Management Arrangements. As of the date of this Agreement, other than the Rollover Agreements, the Debt Commitment Letter and the Preferred Equity Commitment Letter, none of the Guarantors, the Parent Entities or the Merger Subs or any of their respective Affiliates is a party to any Contract with any unaffiliated stockholder, director, officer or employee of a Company Entity or any of the Company Subsidiaries (a) relating to (i) this Agreement or the Mergers (except for any participation in the Equity Financing by any existing limited partner or other equity financing source of a Parent Entity or any of its Affiliates) or (ii) the Surviving Entities or any of their respective Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time or (b) pursuant to which any holder of Shares or OpCo Membership Interests would be entitled to receive consideration of a different amount or nature than the Merger Consideration in respect of such holder’s shares of Company Common Stock or OpCo Membership Interests (collectively, the “Stockholder and Management Arrangements”). Accurate and complete copies of any Stockholder and Management Arrangements, including all amendments thereto, as in effect as of the date of this Agreement, have been made available to the Company Entities, the Executive Committee and the Special Committee.

5.11 No Vote of Parent Entity Partners or Members. No vote of the partners or members of a Parent Entity or the holders of any other securities of a Parent Entity (equity or otherwise) is required by any Law or the organizational documents of the Parent Entities in order for the Parent Entities to consummate the Transactions.

5.12 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Parent Entities or the Merger Subs for inclusion in the Information Statement or the Schedule 13e-3 will, at the time such document is first mailed (including by electronic delivery if permitted) to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

5.13 Non-Reliance on Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company Entities and the Company Subsidiaries by the Parent Entities and the Merger Subs, the Parent Entities and the Merger Subs (and their respective Representatives) have received and may continue to receive from the Company Entities and the Company Subsidiaries and their respective Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company Entities and the Company Subsidiaries and their respective businesses and operations. The Parent Entities and the Merger Subs hereby acknowledge (a) that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which the Parent Entities and the Merger Subs are familiar, (b) that the Parent Entities and the Merger Subs are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), (c) that they have not relied, and are not otherwise relying, upon on any such information in connection with the Transactions (including their decision to enter into this Agreement) and (d) the Parent Entities and the Merger Subs will have no claim against a Company Entity or any Company Subsidiary, or any of their respective shareholders or Representatives, or any other Person, with respect thereto.

5.14 Guarantee. The Parent Entities have furnished the Company Entities with a true, complete and correct copy of a guarantee by Silver Lake Partners VI, L.P. and Silver Lake Partners VII, L.P. (the “Guarantors” and each, a “Guarantor”), in each case, in favor of OpCo and pursuant to which, subject to the terms and conditions contained therein, the Guarantors are guaranteeing certain payment obligations of the Parent Entities and the Merger Subs in connection with this Agreement (the “Guarantee”). The Guarantee, in the form provided to the Company Entities, is legal, valid and binding obligations of the respective Guarantor party thereto, is in full force and effect and is enforceable in accordance with the terms thereof against the respective Guarantor and the other parties thereto. The Guarantee has not been amended or modified (and no waiver of any provision thereof has been granted) except with the consent of the Guaranteed Party (as defined therein) in accordance with its terms, and the obligations and commitments contained in the Guarantee have not been withdrawn or rescinded in any respect and no event has occurred that would result in any breach or violation of, or constitute a default under, the Guarantee.

5.15 No Other Representations or Warranties.

(a) Except for the express written representations and warranties made by the Parent Entities and the Merger Subs in this Article V and in any instrument or other document delivered pursuant to this Agreement, none of the Parent Entities or the Merger Subs make any express or implied representation or warranty with respect to the Parent Entities, the Merger Subs or any of their respective Affiliates or their respective businesses, operations, assets, liabilities, condition (financial or otherwise). Notwithstanding anything to the contrary in this Agreement, each of the Parent Entities and the Merger Subs hereby acknowledges and agrees that except for the express written representations and warranties made by the Company Entities in this Agreement or in any instrument or other document delivered pursuant to this Agreement, none of the Company Entities or any other Person has made makes any express or implied representation or warranty with respect to the Company Entities or any of their respective Affiliates or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) notwithstanding the delivery or disclosure to the Parent Entities, the Merger Subs or any of their respective Affiliates of any documentation, forecasts or other information with respect to any one or more of the foregoing.

(b) Notwithstanding anything to the contrary in this Agreement, each of the Parent Entities and the Merger Subs hereby acknowledges and agrees (on its own behalf and on behalf of the Parent Related Parties) that: (i) except for the representations and warranties of the Company Entities expressly set forth in Article IV (as qualified by the Company Disclosure Letter), (x) none of the Company Related Parties makes, or has made, any representation or warranty and (y) none of the Parent Related Parties is relying on, or has relied on, any representation or warranty made, or information provided, by or on behalf of any Company Related Party, in each case, regarding any Company Related Party, its or their business, this Agreement, the Transactions, or any other related matter, including any information provided in any data room or management presentation or any estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans); and (ii) each of the Parent Entities and the Merger Subs is a sophisticated party and has made its own independent investigation, review, and analysis regarding the Company Entities and the Transactions, which investigation, review, and analysis were conducted by the Parent Entities and the Merger Subs together with expert advisors, including legal counsel, that they have engaged for such purpose.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGERS

6.01 Conduct of Business by the Company Entities Pending the Mergers. Except as set forth in Section 6.01 of the Company Disclosure Letter, expressly required or expressly permitted by this Agreement and subject to Section 10.17, required by Law, expressly required or contemplated by the Restructuring Steps pursuant to Section 7.15, required in connection with any Company Action undertaken at the Parent Entities’ request or consented to in writing by the Parent Entities (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Effective Time, the Company Entities shall use reasonable best efforts to, and shall cause each of the Company Subsidiaries to use reasonable best efforts to: (i) conduct the businesses of the Company Entities and the Company Subsidiaries in the ordinary course of business in all material respects; and (ii) preserve intact in all material respects its and their current business organization, goodwill and ongoing businesses and to preserve its and their relationships in all material respects with customers, suppliers, clients, vendors, distributors, licensors, licenses, Governmental Authorities, employees and other business relationships, in each case, who are material to the Company Entities and the Company Subsidiaries, taken as a whole; provided, that, (A) with respect to the matters specifically addressed by, permitted under or excepted from any provision of Section 6.01(a)-(w), such specific provisions shall govern over the more general provisions contained in the foregoing sentence and (B) the Company Entities and the Company Subsidiaries shall be entitled to take commercially reasonable actions in good faith in order to prevent the occurrence of, or mitigate the existence of, any emergency situation involving endangerment to human life or in response to any Pandemic or the implementation of any Pandemic Measures; provided, further, that the Company Entities will use reasonable best efforts to inform the Parent Entities prior to taking, or refraining from taking, any such actions and will take into account in good faith the views of the Parent Entities’ Representatives with respect thereto. Without limiting the generality of the foregoing, subject to Section 10.17, except as set forth in Section 6.01 of the Company Disclosure Letter, expressly required by this Agreement, required by Law, expressly required or contemplated by the Restructuring Steps pursuant to Section 7.15, required in connection with any Company Action undertaken at the Parent Entities’ request or consented to in writing by the Parent Entities, during the period from the date of this Agreement to the Effective Time, the Company Entities shall not, and shall cause each Company Subsidiary not to:

(a) declare, authorize, establish a record date for, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or other equity, property or a combination thereof) in respect of, any of its capital stock, other than (i) dividends or distributions by a Company Subsidiary wholly-owned by OpCo to OpCo or another Company Subsidiary wholly-owned by OpCo in the ordinary course of business, (ii) any other Company Subsidiary to the extent required pursuant to its organizational or governing documents or (iii) dividends required pursuant to Section 7.19;

(b) other than with respect to any Company Subsidiary wholly-owned by OpCo, split, combine, reclassify, subdivide or reduce any of its capital stock;

(c) repurchase, redeem or otherwise acquire or offer to redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or any options, warrants, rights, convertible or exchangeable securities, stock-based performance units or other rights to acquire any such shares or other rights that give the holder thereof any economic interest of a nature accruing to the holders of such shares, other than (i) the withholding of Shares to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plan, (ii) the acquisition of Shares in connection with a cashless exercise of Company Options or (iii) in connection with redemptions or exchanges pursuant to the OpCo Operating Agreement or Manager Operating Agreement or the limited liability company agreements of Endeavor Executive Holdco, LLC, Endeavor Executive PIU Holdco, LLC and Endeavor Executive II Holdco, LLC (as may be amended, restated or modified from time to time in accordance with the terms hereof and thereof) or (iv) as otherwise required under the organizational or governing documents of any Company JV;

(d) issue, authorize the issuance of, pledge, dispose of, grant, transfer, encumber, deliver or sell any shares of its capital stock or other voting securities or equity interests, any options, warrants, rights, convertible or exchangeable securities, stock-based performance units or other rights to acquire any such shares, securities, interests or other rights that give the holder thereof any economic interest of a nature accruing to the holders of such shares or securities, other than (i) upon the exercise or settlement of awards under the Company Stock Plan outstanding on the date of this Agreement (or granted following the date of this Agreement to the extent permitted by this Section 6.01(d)) in accordance with their present terms, (ii) as required to comply with any Company Plan as in effect on the date of this Agreement, (iii) transactions solely among OpCo or Company Subsidiaries wholly-owned by OpCo in the ordinary course of business,

(iv) pledges or encumbrances of equity interests or other securities in the ordinary course of business under the credit facilities underlying the Closing Indebtedness and any other credit facilities or similar arrangements of the Company Entities or Company Subsidiaries existing as of the date hereof or entered into after the date hereof in accordance with the terms of this Section 6.01, (v) in connection with redemptions or exchanges pursuant to the OpCo Operating Agreement, the Manager Operating Agreement or the limited liability company agreements of Endeavor Executive Holdco, LLC, Endeavor Executive PIU Holdco, LLC and Endeavor Executive II Holdco, LLC (as may be amended, restated or modified from time to time in accordance with the terms hereof and thereof) (the “Executive Holdco Operating Agreements”) or (vi) as otherwise required under the organizational or governing documents of Company JV in effect as of the date hereof;

(e) amend, modify, waive, rescind or otherwise change (i) the Company Charter, the Company Bylaws, the Manager Operating Agreement, the OpCo Operating Agreement or the limited liability company agreements of Endeavor Executive Holdco, LLC, Endeavor Executive PIU Holdco, LLC and Endeavor Executive II Holdco, LLC, to the extent that a Company Entity’s or any Company Subsidiary’s (other than TKO or its Subsidiaries) authorization, execution or consent is required for such amendment, modification, waiver, recession or other change, any organizational or governing document of TKO (or any of its Subsidiaries) or (ii) the comparable organizational or governing documents of any Company Subsidiary in any material respect;

(f) acquire, directly or indirectly, whether by purchase, merger, consolidation or acquisition of stock or assets or otherwise, or authorize or announce an intention to so acquire, or enter into any agreements providing for the acquisition of, any equity interests in, or substantially all of the material assets of, any Person or the acquisition of any operating business or division thereof, other than (i) the acquisition of Intellectual Property Rights in connection with Permitted Content Activities, (ii) transactions solely among OpCo or Company Subsidiaries wholly-owned by OpCo pursuant to capital commitments of OpCo or Company Subsidiaries in existence as of the date hereof, (iii) acquisitions for cash consideration not to exceed $2,000,000, individually or $5,000,000, in the aggregate for all such acquisitions or (iv) as otherwise required under the organizational or governing documents, or any other agreements or arrangements, of any Company JV in effect as of the date hereof, including the satisfaction or exercise (except to the extent such exercise is made solely at the election of the Company Entities or the Company Subsidiaries) of any obligations or rights (including any puts, calls, capital commitments, redemptions, exchanges or similar arrangements with respect to any Company JV) in effect as of the date hereof;

(g) other than with respect to Permitted Content Activities, (i) acquire any material real property or enter into any material lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee), or (ii) materially modify or amend or exercise any right to renew any Material Lease, or waive any material term or condition thereof or grant any material consents thereunder, in each case, outside the ordinary course of business;

(h) other than any in connection with Permitted Content Activities or any Permitted Media Agreement or any Talent Agreement, sell, transfer, assign, exchange, swap, lease, license, sublicense, abandon, allow to lapse or otherwise dispose of, any of its material properties, rights or assets (including capital stock of any Company Subsidiary and intangible property or material Intellectual Property Rights) other than (i) sales of products or services in the ordinary course of business, (ii) sales, abandonments or other dispositions of immaterial or obsolete, surplus or worn-out assets, equipment or property (including Company Intellectual Property) that is no longer used in or useful for the operations of a Company Entity or any Company Subsidiary, (iii) the non-exclusive licensing or sublicensing of Company Intellectual Property, (iv) pursuant to transactions solely among OpCo or Company Subsidiaries wholly-owned by OpCo in the ordinary course of business, (v) expirations of Registered Company Intellectual Property in accordance with its statutory term, or (vi) for consideration not to exceed $2,000,000 individually or $5,000,000 in the aggregate;

(i) redeem, repurchase, prepay, defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any, indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of a Company Entity or any Company Subsidiary or guarantee any such indebtedness or any debt securities of another Person or enter into any agreement requiring a Company Entity or a Company Subsidiary to guarantee any financial statement condition of another Person (collectively, “Indebtedness”), other than (A) Indebtedness solely among OpCo or the Company Subsidiaries wholly-owned by OpCo in the ordinary course of business, (B) incurring Indebtedness for borrowed money not to exceed an aggregate principal amount equal to the greater of (x) $50,000,000 and (y) a principal amount which would result in the Company Entities’ and the Company Subsidiaries’ combined leverage ratio greater than 4.5x (based on the Adjusted EBITDA contained in the Company’s then-most recent SEC Reports), (C) Indebtedness for borrowed money pursuant to drawdowns under any revolving credit facility in existence as of the date hereof in the ordinary course of business or (D) Indebtedness for borrowed money pursuant to refinancings of outstanding Indebtedness (other than with respect to the Closing Indebtedness), (E) guarantees of any obligations of any Company Entity or Company Subsidiary; provided, that such obligations are otherwise permitted hereunder, and (F) as contemplated by the Restructuring Steps pursuant to Section 7.15, provided, in each case of clauses (B), (C) and (D), such Indebtedness can be prepaid at par at any time without premium or penalty;

(j) make any loans, advances or capital contributions to, or investments in, any other Person, other than (i) loans, advances, or capital contributions solely among OpCo or the Company Subsidiaries wholly-owned by OpCo in the ordinary course of business, (ii) loans, advances or capital contributions made to any Company Subsidiaries required under their organizational or governing documents or other agreements or arrangements in effect as of the date hereof to the extent included in the 2024 Company Budget, including the satisfaction or exercise (except to the extent such exercise is made solely at the election of the Company Entities or the Company Subsidiaries) of any obligations or rights (including any puts, calls, capital commitments, redemptions, exchanges or similar arrangements with respect to any Company JV) in effect as of the date hereof, (iii) investments in Intellectual Property Rights in connection with Permitted Content Activities or (iv) investments not to exceed $2,000,000 individually or $5,000,000 in the aggregate together with all other investments contemplated by this Section 6.01(j);

(k) except as required by applicable Law, the terms of any Company Plan, or the terms of this Agreement, (i) increase the compensation, bonus, or fringe benefits payable or that could become payable to any Company Associate or increase the severance benefits of any Company Associate, (ii) establish, adopt or enter into or amend any Collective Bargaining Agreement (except for amendments or renewals made in the ordinary course of business that do not materially increase costs or liabilities to any Company Entity or any Company Subsidiary), (iii) establish, adopt, enter into, modify or terminate any Company Plan other than (A) in the ordinary course of business or in a manner that does not materially increase the cost to the Company Entities and any Company Subsidiaries taken as a whole; provided that, the Company Entities will reasonably consult with the Parent Entities prior to taking any of the foregoing actions with respect to any material Company Plan that is not a health, retirement or welfare plan (but excluding severance plans) or (B) individual at-will offer letters or employment or consulting Contracts (x) in a form substantially consistent with one of the form(s) made available to the Parent Entities and Merger Subs or their respective Representatives used for (or otherwise similar to offer letters or Contracts for) similarly-situated employees or consultants or (y) that do not provide severance benefits greater than six (6) months of compensation (or, with respect to individuals located outside of the United States, employment Contracts that do not provide for severance benefits beyond those required by applicable Law) entered into with an individual who was hired or engaged in accordance with this Section 6.01(k), (iv) grant, accelerate the vesting, lapsing of restrictions or payment or in any way amend, modify or supplement the terms of any equity or equity based or phantom equity (including any Company Equity Awards), including making any determination pursuant to Section 3.06(a)(iv), (v) grant any change in control, retention or transaction bonuses or similar awards related to the Transactions, or amend or modify the terms of any such outstanding awards, (vi) accelerate the vesting, lapsing of restrictions or payment, or to fund or in any other way secure any material rights or benefits under any Company Plan with respect to any Company Associate, (vii) forgive any loans or issue any loans to any Company Associate (other than (i) in the ordinary course of business, including in connection with business or similar expenses; provided that such loans do not, individually or in the aggregate, exceed $500,000 or (ii) in connection with any qualified retirement plan), (viii) implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other similar actions, in each case, reasonably be expected to trigger notice requirements under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar applicable Laws (the “WARN Act”), without complying with the notice requirements of the WARN Act, (ix) hire any new employee or engage any new independent contractor (who is a natural person) (other than an agent or talent manager of WME IMG, LLC and its subsidiaries) with target annual cash compensation in excess of $650,000, (x) hire any new agent or talent manager of WME IMG, LLC and its subsidiaries with target annual cash compensation in excess of $2,000,000, or (xi) newly recognize, or establish or enter into any relationship with, any union, works council, guild or other labor organization as the representatives of any Company Associates unless the Company Entities and the Company Subsidiaries are presented with authorization cards signed by a majority of employees in an appropriate bargaining unit as reasonably determined by the Company Entities and the Company Subsidiaries and the Company Entities provide notice to the Parent Entities;

(l) waive, release, assign, compromise or settle any Action, in each case involving or against a Company Entity or any Company Subsidiary, other than (i) the compromise or settlement of Actions that require payments by a Company Entity or any Company Subsidiary (net of insurance proceeds) in an amount not to exceed, in the aggregate $10,000,000 for any single Action (provided, the Company provides prior notice of, and reasonably consults with the Parent Entities regarding any such compromise or settlement in excess of $3,000,000 for any single action); provided that such compromise or settlement does not (v) involve the imposition of restrictions on the business or operations of a Company Entity or a Company Subsidiary that, in each case, materially interfere with the operations of a Company Entities or a Company Subsidiary, (w) provide for any exclusive license of material Intellectual Property, (x) involve any criminal liability, any admission of material wrongdoing or any material wrongful conduct by a Company Entity or a Company Subsidiary or any of their respective officers, directors or employees and (y) relate to Actions brought by Governmental Authorities, other than solely in their capacities as customers of the Company Entities’ or the Company Subsidiaries’ products and services, or (z) relate to Tax-related Actions (it being understood any Tax-related Actions are subject to the restrictions contained in Section 6.01(o) and not this Section 6.01(l)) and (ii) Actions arising out of or relating to any matter set forth in Section 7.05 or Section 7.10, which shall be governed by Section 7.05 or Section 7.10, as applicable;

(m) make any material change in accounting methods, principles or practices by a Company Entity or any Company Subsidiary materially affecting the consolidated assets, liabilities or results of operations of the Company, except as required (i) by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization or (ii) by Law;

(n) (i) adopt a plan of merger, consolidation, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of a Company Entity or (ii) enter into a material new line of business;

(o) make, change, revoke or rescind any material election relating to Taxes in a manner materially inconsistent with past practice, change any accounting period or method with respect to Taxes that would have any material effect with respect to the Company Entities and the Company Subsidiaries, make any material amendment with respect to any material Tax Return, agree to an extension or waiver of the statute of limitations with respect to the assessment or examination of any material Tax, settle or compromise any material Tax liability or Action, enter into any material Tax Sharing Agreement, execute any closing agreement relating to a material amount of Tax with or request any ruling with respect to any material Tax from any Governmental Authority or surrender any right to claim a material Tax refund;

(p) (i) make, or commit to make, any Capital Expenditures in excess of $2,000,000 over the aggregate amount of Capital Expenditures set forth in the Company’s budget (A) with respect to fiscal year 2024, as approved by the Chief Executive Officer of the Company and presented to the Executive Committee prior to the date hereof and set forth in Section 6.01(p) of the Company Disclosure Letter (the “2024 Company Budget”) and (B) with respect to fiscal year 2025, as approved by the Executive Committee; provided that, in the event the Executive Committee fails to approve the Company’s budget for fiscal year 2025, such budget shall be deemed to include the aggregate amount of Capital Expenditures equal to the aggregate amount of Capital Expenditures set forth in the Company’s budget for fiscal year 2024 for purposes of this Section 6.01(p) and (ii) make, or commit to make, any single or series of related Capital Expenditures in excess of $25,000,000;

(q) other than any Permitted Media Agreement, Talent Agreement, any guarantees of any obligations of any Company Entity or Company Subsidiary (provided, that such obligations are otherwise permitted hereunder and such guarantee does not constitute a Material Media Agreement) or otherwise in the ordinary course of business or consistent with past practice, (i) assign, materially amend, modify or waive material rights or material claims under, enter into, voluntarily terminate (other than in the ordinary course of business consistent with past practice), extend (other than extensions in the ordinary course of business with respect to a Material Contract that is not a Specified Contract) or renew (other than renewals in the ordinary course of business consistent with past practice) any Material Contract or (ii) amend, modify, waive, terminate or accelerate the Tax Receivable Agreement;

(r) enter into any transaction or Contract (other than a Company Plan) with any member of the Executive Committee or the Chief Executive Officer, the Executive Chairman, President and Chief Operating Officer, Chief Financial Officer, Chief Administrative Officer, Chief Legal Officer of the Company or any other member of the President and Chief Operating Officer’s senior leadership team as set forth on Section 6.01(r) of the Company Disclosure Letter;

(s) except as pursuant to Section 7.04 or in the ordinary course of business consistent with past practice, amend, modify, terminate, cancel or let lapse an insurance policy (or reinsurance policy) or self-insurance program of a Company Entity or a Company Subsidiary in effect as of the date hereof that is material to the business of the Company and its Subsidiaries, taken as a whole, unless simultaneous with such termination, cancellation or lapse, replacement policies underwritten by insurance and reinsurance companies of nationally recognized standing or self-insurance programs, in each case, providing coverage equal to or greater than the coverage under the terminated, canceled or lapsed policies for substantially similar premiums, as applicable, are in full force and effect;

(t) create or incur any Lien on any assets, rights or properties of the Company Entities or the Company Subsidiaries other than Permitted Liens, Liens among OpCo or Company Subsidiaries wholly-owned by OpCo or Liens that are not material to the business of the Company Entities and the Company Subsidiaries and that are otherwise capable of being released at or prior to the Closing if required by the Debt Financing or the Preferred Equity Financing;

(u) enter into any agreement and arrangement with respect to voting or registration, file any registration statement (other than as required by the Registration Rights Agreement or the TKO Registration Rights Agreement) or consummate any unregistered offering of securities that by the terms of such offering requires subsequent registration under the Securities Act;

(v) enter into any rights plan (or similar plan commonly referred to as a “poison pill”);

(w) enter into the Contracts set forth on Section 6.01(w) of the Company Disclosure Letter; or

(x) authorize any of, or commit or agree to take any of, the foregoing actions in the preceding clauses (a) - (w).

6.02 Control of Operations. Nothing contained in this Agreement shall give the Parent Entities or the Merger Subs, directly or indirectly, the right to control or direct the operations of a Company Entity or any Company Subsidiary prior to the Closing. Prior to the Closing, the Company Entities shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective operations.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.01 Written Consent; Schedule 13e-3; Information Statement.

(a) The Company shall use its reasonable best efforts to obtain and deliver to the Parent Entities duly executed countersignature pages to the Written Consent executed by the Management Holders as soon as practicable following the execution of this Agreement, but in any event within twelve hours following the execution hereof. The Parent Entities shall use their reasonable best efforts to obtain and deliver to the Company the duly executed countersignature pages to the Written Consent executed by the SLP Holders as soon as practicable following the execution of this Agreement, but in any event within twelve hours following the execution hereof. In connection with the Written Consent, the Company shall take all actions necessary or advisable to comply in all material respects, and shall comply in all material respects, with the DGCL, including Section 228 and Section 262 thereof, and the organizational documents of the Company.

(b) The Company shall prepare and, after approval by the Parent Entities (which shall not be unreasonably withheld, delayed or conditioned), file (with the assistance and cooperation of the Parent Entities and the Merger Subs as reasonably requested by the Company) with the SEC, as promptly as practicable after the Company Stockholder Approval has been obtained pursuant to the Written Consent, a written information statement of the type contemplated by Rule 14c-2 of the Exchange Act containing (i) the information specified in Schedule 14C under the Exchange Act concerning the Written Consent and the Mergers, (ii) the notice of action by written consent required by Section 228(e) of the DGCL and (iii) the notice of availability of appraisal rights and related disclosure required by Section 262 of the DGCL (including any amendment or supplement thereto or any additional filing required in accordance with the provisions of Section 7.01(c), the “Information Statement”).

(c) The Company and the Parent Entities shall cooperate, and shall cause their respective Affiliates to cooperate, to, concurrently with the preparation and filing of the Information Statement, jointly prepare and file with the SEC, as promptly as practicable after the Company Stockholder Approval has been obtained, a Rule 13e-3 Transaction Statement on Schedule 13e-3 (such transaction statement, including any amendment or supplement thereto, the “Schedule 13e-3”) relating to the Transactions.

(d) Each of the Company, the Parent Entities and Merger Subs shall provide the other party and their respective outside legal counsel and other Representatives a reasonable opportunity to participate in any discussions or meetings with the SEC (or portions of any such discussions or meetings) that relate to the Information Statement or the Schedule 13e-3. Each party hereto shall promptly notify the other parties of the receipt of any comments from the SEC with respect to the Information Statement or the Schedule 13e-3 and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to the other parties copies of all correspondence between such party or any of its Representatives and the SEC with respect to the Information Statement and the Schedule 13e-3. The parties hereto shall use their respective reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Information Statement or the Schedule 13e-3 from the SEC, including by preparing any additional filings required by the SEC or pursuant to applicable Law (provided, that, for the avoidance of doubt, prior to responding to any comments of the SEC or making any additional filings required by the SEC, the Company and the Parent Entities shall provide each other with a reasonable opportunity to consult and review such responses or filings and the Company shall consider in good faith any comments on such responses or filings), and the Company shall cause the definitive Information Statement and the Schedule 13e-3 (and any other such additional required filings) to be mailed (including by electronic delivery if permitted) to the stockholders of the Company as promptly as possible after confirmation from the SEC that it will not review, or that it has completed its review of, the Information Statement, which confirmation will be deemed to occur if the SEC has not affirmatively notified the Company prior to the 10th day after making the initial filing of the preliminary Information Statement that the SEC will or will not be reviewing the Information Statement.

(e) The Company agrees, as to itself and its Subsidiaries, that the Information Statement will comply in all material respects with the applicable provisions of the Exchange Act. The Company and the Parent Entities agree, as to themselves and their Affiliates, that the Schedule 13e-3 will comply in all material respects with the applicable provisions of the Exchange Act. The Company, the Parent Entities and the Merger Subs shall ensure that none of the information supplied by it for inclusion in the Information Statement or the Schedule 13e-3 will, at the date of mailing (including by electronic delivery if permitted) to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Parent Entities shall provide the Company with such information concerning themselves and their Affiliates as is customarily included in an information statement or Schedule 13e-3 prepared in connection with a transaction of the type contemplated by this Agreement or as otherwise required by Law, requested by the SEC or its staff, or as the Company may reasonably request, in each case, sufficiently in advance of the mailing of the Information Statement or the filing of the Schedule 13e-3. Notwithstanding anything in this Section 7.01 to the contrary, the Company assumes no responsibility with respect to information supplied in writing by or on behalf of the Parent Entities, its Affiliates or its or their respective Representatives for inclusion or incorporation by reference in the Information Statement or the Schedule 13e-3.

(f) If any information relating to the Company or the Parent Entities, or any of their respective Affiliates or its or their respective Representatives, should be discovered by a party hereto, which information should be set forth in an amendment or supplement to the Information Statement or the Schedule 13e-3 so that the Information Statement or the Schedule 13e-3, as applicable, would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall as promptly as practicable following such discovery notify the other party or parties (as the case may be) and after such notification, as and to the extent required by applicable Law, (i) (A) the Company shall promptly prepare (with the assistance and approval of the Parent Entities as provided for in this Section 7.01) an amendment or supplement to the Information Statement or (B) the Company and the Parent Entities shall promptly prepare an amendment or supplement to the Schedule 13e-3 and (ii) the Company shall cause the Information Statement or the Schedule 13e-3, as applicable, as so amended or supplemented to be filed with the SEC and to be disseminated to its stockholders. The Company shall provide the Parent Entities with a reasonable opportunity to consult and review drafts of the Information Statement and shall consider in good faith any comments provided by the Parent Entities on such drafts.

7.02 Access to Information; Confidentiality.

(a) Except (i) as otherwise prohibited by applicable Law or the terms of any Contract or (ii) as would be reasonably expected to result in the loss of any attorney-client, attorney work product, or other legal privilege (provided, that the Company Entities shall use reasonable best efforts to allow the disclosure of such information (or as much of it as reasonably possible) in a manner that does not, in the case of clause (i), result in a violation of Law or the terms of any Contract (and so long as the Company Entities have used, or has caused the Company Subsidiaries, as applicable, to use, reasonable best efforts to obtain a waiver with respect to such violation of Contract), or, in the case of clause (ii), result in a loss of attorney-client attorney work product or other legal privilege), during the Pre-Closing Period, subject to the restrictions or limitations as are reasonable in response to any Pandemic, including the adoption of any Pandemic Measures, the Company Entities shall and shall cause the Company Subsidiaries and their respective Representatives to, solely for purposes that are, in good faith, related to the consummation of the Mergers (or the financing of the Transactions) or the post-Closing operations, financing or integration of the Surviving Company and its Subsidiaries with the Parent Entities and their Affiliates, and at the Parent Entities’ expense: (x) provide to the Parent Entities and their respective Representatives (including Debt Financing Sources and Preferred Equity Investors) reasonable access, during normal business hours and upon reasonable prior notice to the Company Entities by the Parent Entities, to the officers, employees, properties and offices and other facilities of the Company Entities and the Company Subsidiaries, and to the material books and records thereof and (y) furnish promptly to the Parent Entities such information concerning the business, properties, Contracts, assets, liabilities and personnel of the Company Entities and the Company Subsidiaries as the Parent Entities or their respective Representatives may reasonably request. In the event that the Company Entities or the Company Subsidiaries are withholding access or information requested by the Parent Entities or their respective Representatives in accordance with clauses (i) or (ii) of the first sentence of this Section 7.02, the Company Entities shall give notice to the Parent Entities of such fact, shall use reasonable best efforts to effect reasonable substitute virtual access or disclosure arrangements. Nothing in this Section 7.02 shall be construed to require the Company Entities, the Company Subsidiaries or any of their respective Representatives to provide (I) any of the foregoing information to the extent related to the negotiation of this Agreement or, except as expressly set forth in Section 7.03, any Acquisition Proposal or any deliberation of the Executive Committee or the Special Committee regarding any Acquisition Proposal or Adverse Recommendation Change, as applicable or (II) any opinion to the Parent Entities. Any investigation conducted pursuant to the access contemplated by this Section 7.02 shall be conducted in a manner that does not (A) unreasonably interfere with the conduct of the business of the Company Entities and the Company Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by officers, employees and other authorized Representatives of the Company Entities or the Company Subsidiaries of their normal duties or (B) create a risk of damage or destruction to any property or assets of the Company Entities or the Company Subsidiaries. Any access to the properties of the Company Entities and the Company Subsidiaries will be subject to such Company Entity’s or Company Subsidiary’s reasonable security measures and insurance requirements. All requests for access pursuant to this Section 7.02 must be directed to specified Representatives of the Company Entities from time to time.

(b) All information obtained by the Parent Entities, the Merger Subs or their respective Representatives pursuant to this Article VII shall be kept confidential in accordance with the amended and restated mutual nondisclosure agreement, dated November 2, 2023 (the “Confidentiality Agreement”), between Silver Lake Technology Management, L.L.C. and the Company.

7.03 No Solicitation.

(a) From and after the execution of this Agreement and for the remainder of the Pre-Closing Period, the Company Entities shall, and shall cause the Company Subsidiaries and their respective Representatives, and shall instruct (and use its reasonable best efforts to cause) their respective Representatives to, immediately cease and cause to be terminated any activities, solicitation, encouragement, discussions or negotiations that may be ongoing with any Person or its Representatives with respect to an Acquisition Proposal, and shall promptly request the prompt return or destruction of all confidential information previously furnished in connection therewith and immediately terminate all physical and electronic data room access previously granted to any such Person or its Representatives. The Company Entities and the Company Subsidiaries shall not modify, amend, terminate, waive, release, or fail to enforce any provisions of any confidentiality agreement or any standstill provisions of any confidentiality agreement (or any similar provisions in any agreement) to which a Company Entity or any of the Company Subsidiaries is a party relating to an Acquisition Proposal; provided, that, notwithstanding anything in this Agreement to the contrary, prior to the Company’s receipt of the Company Stockholder Approval, the Company Entities and the Company Subsidiaries shall be permitted to modify, amend, terminate, waive, release or fail to enforce any provisions of any such confidentiality agreement or standstill provisions (or similar or related provisions or agreement), if the Executive Committee (acting upon the recommendation of the Special Committee) or the Special Committee shall have determined (after consultation with its outside legal counsel) that the failure to take such action is reasonably likely to be inconsistent with the applicable directors’ fiduciary duties under applicable Law.

(b) Except as permitted by this Section 7.03, during the Pre-Closing Period, the Company Entities agree that they will not, and will cause each Company Subsidiary to not, (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries with respect to or which would reasonably be expected to lead to the submission of, any Acquisition Proposal,

(ii) engage in, continue or otherwise participate in discussions or negotiations regarding, or furnish to any Person any non-public information in connection with, any Acquisition Proposal, except to notify such Person of the existence of this Section 7.03(b), (iii) except for an Acceptable Confidentiality Agreement, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement relating to any Acquisition Proposal or that would require the Company to abandon, terminate or fail to consummate the Mergers (each, an “Acquisition Agreement”); (iv) approve, endorse or recommend any proposal that constitutes, or would reasonably be expected to lead to an Acquisition Proposal; or (v) resolve or agree to do any of the foregoing; provided, that, if, prior to the earlier to occur of the termination of this Agreement pursuant to Article IX and the Company’s receipt of the Company Stockholder Approval, the Company receives an Acquisition Proposal that did not result from a material breach of this Section 7.03 and the Executive Committee (acting upon the recommendation of the Special Committee) or the Special Committee determines in good faith (after consultation with its outside legal counsel and financial advisors) that such Acquisition Proposal is, or could reasonably be expected to result in, a Superior Proposal and a failure to take the actions contemplated by the following clauses (A) or (B) would be reasonably likely to be inconsistent with the applicable directors’ fiduciary duties under applicable Law, the Company Entities and the Company Subsidiaries and their respective Representatives may, prior to the Company’s receipt of the Company Stockholder Approval, (A) engage in discussions or negotiations regarding such Acquisition Proposal (or contact such Person to clarify the terms and conditions thereof and otherwise facilitate such Acquisition Proposal or assist such Person and such Person’s Representatives and financing sources) and (B) furnish information to, or afford access to the business, properties, assets, books, records or personnel, of the Company Entities or any Company Subsidiary, in each case, with the Person making or renewing such Acquisition Proposal and its Representatives, so long as the Company and such Person have executed an Acceptable Confidentiality Agreement; provided, however, that (x) any such information or access has previously been made available to the Parent Entities or shall be made available to the Parent Entities prior to, or substantially concurrently with, the time such information is made available to such Person and (y) any competitively sensitive information or data provided to any such Person who is, or whose Affiliates include, a direct competitor, supplier or customer of a Company Entity or any Company Subsidiary will be provided in a separate “clean data room” and subject to customary “clean team” arrangements regarding access to such information or data, as reasonably determined by the Company and the Special Committee, each with advice from its outside legal counsel.

(c) From and after the date of this Agreement until the termination of this Agreement pursuant to Article IX, the Company Entities shall promptly (and, in any event, within 24 hours) after receipt of any Acquisition Proposal, notify the Parent Entities of the material terms of such Acquisition Proposal received by the Company Entities, any Company Subsidiary or any of their respective Affiliates, and the identity of the Person or “group” making such Acquisition Proposal and shall provide the Parent Entities with unredacted copies of any written requests, proposals or offers, including proposed agreements, and the material terms and conditions of any proposals or offers (or where no such copies are available, a reasonably detailed written description thereof). From and after the date of this Agreement until the termination of this Agreement pursuant to Article IX, the Company Entities shall, and shall cause the Company Subsidiaries and their respective Affiliates to, keep the Parent Entities reasonably informed of the status and terms of, and material changes in, any such Acquisition Proposal. Prior to the Company’s receipt of the Company Stockholder Approval, the Company shall promptly (and, in any event, within 24 hours), following a determination by the Executive Committee (acting upon the recommendation of the Special Committee) or the Special Committee that an Acquisition Proposal is a Superior Proposal to the extent the Executive Committee or the Special Committee is permitted to do so pursuant to this Section 7.03, notify the Parent Entities of such determination in writing (and, for the avoidance of doubt, following the Company’s receipt of the Company Stockholder Approval, the Company, the Executive Committee or the Special Committee shall have no right to make such a determination).

(d) Except as permitted by this Section 7.03, the Executive Committee and each committee of the Executive Committee or the Board of Directors of the Company (including the Special Committee) shall not, and shall not publicly propose to: (i) (A) withdraw or adversely qualify (or modify or amend in a manner adverse to the Parent Entities or the Merger Subs) the Executive Committee Recommendation or the Special Committee Recommendation; (B) authorize, approve, adopt or recommend, or declare the advisability of, any Acquisition Proposal; or (C) take any action or make any recommendation or public statement in connection with any Acquisition Proposal that is a tender offer or exchange offer other than an unequivocal recommendation against such offer or a temporary “stop, look and listen” communication by the Executive Committee or the Special Committee of the type contemplated by Rule 14d-9(f) under the Exchange Act in which the Executive Committee, the Special Committee or the Company indicates that the Executive Committee Recommendation or the Special Committee Recommendation, as applicable, has not changed (any of the foregoing actions, an “Adverse Recommendation Change”), or (ii) cause or permit the Company or any of the Company Subsidiaries to enter into any Acquisition Agreement or otherwise resolve or agree to do so.

(e) Notwithstanding anything in this Agreement to the contrary, until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Company’s receipt of the Company Stockholder Approval, if in response to an Acquisition Proposal made after the date of this Agreement that has not been withdrawn and that did not result from a material breach of this Section 7.03, the Executive Committee (acting upon the recommendation of the Special Committee) or the Special Committee determines in good faith (in each case, after consultation with its outside legal counsel and financial advisors) that such Acquisition Proposal is a Superior Proposal, then (i) the Executive Committee (acting upon the recommendation of the Special Committee) or the Special Committee may make an Adverse Recommendation Change or (ii) only in the case of such a determination by the Executive Committee (acting upon the recommendation of the Special Committee) or the Special Committee, the Company may terminate this Agreement pursuant to Section 9.01(e)(ii) in order to enter into an Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to Section 9.01(e)(ii) unless the Company prior to, or concurrently with, such termination, pays, or causes to be paid, to the Parent Entities the Company Termination Fee.

(f) Prior to effecting an Adverse Recommendation Change to the extent permitted by Section 7.03(e) with respect to a Superior Proposal or terminating this Agreement pursuant to Section 9.01(e)(ii) in order to enter into an Acquisition Agreement with respect to a Superior Proposal to the extent permitted by Section 7.03(e) and Section 9.01(e)(ii), (i) the

Company shall notify the Parent Entities in writing that the Executive Committee or the Special Committee intends to effect an Adverse Recommendation Change or terminate this Agreement pursuant to Section 9.01(e)(ii) (it being understood that the delivery of such notice and the resolution to send such notice shall not constitute an Adverse Recommendation Change), as applicable, (ii) the Company shall provide the Parent Entities a summary of the material terms and conditions of such Superior Proposal (including the consideration offered therein and the identity of the Person or “group” making the Superior Proposal) and an unredacted copy of the Acquisition Agreement, (iii) if requested to do so by the Parent Entities, for a period of four Business Days following delivery of such notice, the Company shall discuss and negotiate in good faith, and shall make its Representatives available to discuss and negotiate, with the Parent Entities and their respective Representatives, any proposed modifications to the terms and conditions of this Agreement in such a manner that would obviate the need to effect an Adverse Recommendation Change or terminate this Agreement pursuant to Section 9.01(e)(ii), as applicable, and (iv) no earlier than the end of such four Business Day period, the Executive Committee (acting upon the recommendation of the Special Committee) or the Special Committee shall determine in good faith, after considering the terms of any proposed amendment or modification to this Agreement proposed by the Parent Entities during such four Business Day period and in consultation with its outside legal counsel and financial advisors, that such Superior Proposal still constitutes a Superior Proposal (it being understood and agreed that any material changes to the financial or other material terms of a proposal that was previously the subject of a notice hereunder shall require a second notice to the Parent Entities as provided above, but with respect to such second notice, references herein to a “four Business Day period” shall be deemed references to a “two Business Day period”; provided, that such new notice shall in no event shorten the original four Business Day period).

(g) Notwithstanding anything in this Agreement to the contrary, until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Company’s receipt of the Company Stockholder Approval, but subject to the Company’s, the Executive Committee’s and the Special Committee’s compliance with Section 7.03(h), the Executive Committee (acting upon the recommendation of the Special Committee) or the Special Committee may make an Adverse Recommendation Change in response to an Intervening Event if the Executive Committee determines (upon the recommendation of the Special Committee) or the Special Committee (after consultation with its outside legal counsel) that the failure to effect an Adverse Recommendation Change in response to such Intervening Event is reasonably likely to be inconsistent with the applicable directors’ fiduciary duties under applicable Law.

(h) Prior to effecting an Adverse Recommendation Change with respect to an Intervening Event, (i) the Company shall notify the Parent Entities in writing that it intends to effect an Adverse Recommendation Change, describing in reasonable detail the reasons for such Adverse Recommendation Change and the material facts and circumstances relating to such Intervening Event, (ii) if requested to do so by the Parent Entities, for a period of four Business Days following delivery of such notice, the Company shall discuss and negotiate in good faith, and shall make its Representatives available to discuss and negotiate, with the Parent Entities’ Representatives any proposed modifications to the terms and conditions of this Agreement in such a manner that would obviate the need to effect such Adverse Recommendation Change and (iii) no earlier than the end of such four Business Day period, the Executive Committee (acting upon the recommendation of the Special Committee) or the Special Committee shall determine, after considering the terms of any proposed amendment or modification to this Agreement agreed upon by the Parent Entities during such four Business Day period and in consultation with its outside legal counsel, that the failure to effect an Adverse Recommendation Change would still be reasonably likely to be inconsistent with the applicable directors’ fiduciary duties under applicable Law.

(i) Nothing contained in this Agreement shall, subject to compliance with Section 7.03(d), prevent the Company, the Executive Committee (acting upon the recommendation of the Special Committee) or the Special Committee from (i) issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or (ii) making a statement contemplated by Item 1012(a) of Regulation M-A under the Exchange Act or otherwise complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal. For the avoidance of doubt, a factually accurate public statement that only describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto shall not be deemed an Adverse Recommendation Change.

(j) Except as set forth in Section 9.03(b) with respect to an Acquisition Proposal, for purposes of this Agreement:

(i) “Acquisition Proposal” means any written proposal or offer (other than in respect of a Company Action undertaken at the Parent Entities’ request), from any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than the Parent Entities or the Merger Subs, relating to (A) any direct or indirect acquisition, in a single transaction or a series of related transactions, of (1) assets constituting 20% or more of the consolidated assets of the Company Entities and the Company Subsidiaries, taken as a whole (based on the fair market value thereof), including an acquisition of 20% or more of such consolidated assets of the Company Entities and the Company Subsidiaries indirectly through the acquisition of equity interests of Manager, OpCo or a Company Subsidiary, or (2) 20% or more of the voting power of the Shares; (B) any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning, or having the right to acquire beneficial ownership of, 20% or more of the voting power of the Company; or (C) any merger, consolidation, business combination, recapitalization, share exchange, joint venture, restructuring, reorganization, liquidation, dissolution or other similar transaction involving a Company Entity or any of the Company Subsidiaries (other than any such transaction among the Company Entities and the Company Subsidiaries) pursuant to which any such Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) would beneficially hold, directly or indirectly, more than 20% of the voting power of the Shares or the surviving or resulting entity of such transaction or 20% or more of the consolidated assets of the Company Entities and the Company Subsidiaries.

(ii) “Intervening Event” means a material positive event, fact, development or occurrence (other than any event, fact, development or occurrence resulting from a breach of this Agreement by the Company) with respect to the Company Entities or the Company Subsidiaries or the business of the Company Entities and the Company Subsidiaries, taken as a whole, that (a) is not known by the Executive Committee or the Special Committee, as applicable, as of or prior to the execution and delivery of this Agreement and (b) first occurs, arises or becomes known to the Executive Committee or the Special Committee after the execution and delivery of this Agreement and on or prior to the date of the Company Stockholder Approval; provided, that (A) any event, fact, development or occurrence that involves or relates to an Acquisition Proposal or a Superior Proposal or any inquiry or communications or matters relating thereto, (B) any event, fact, development or occurrence that results from the announcement, pendency and consummation of this Agreement or the Mergers or any actions required to be taken or to be refrained from being taken pursuant to this Agreement, (C) the fact that the Company meets or exceeds any internal or analysts’ expectations or projections, or (D) any changes or lack thereof after the date hereof in the market price or trading volume of the Shares, individually or in the aggregate, will not be deemed to constitute an Intervening Event (it being understood that, with respect to clauses (C) and (D), the underlying facts or occurrences giving rise to such meeting or exceeding of expectations or projections or such changes or lack thereof in market price or trading volume may be taken into account in determining whether there has been an Intervening Event, to the extent not otherwise excluded from this definition).

(iii) “Superior Proposal” means any unsolicited bona fide Acquisition Proposal that is on terms that the Executive Committee (acting upon the recommendation of the Special Committee) or the Special Committee determines in good faith (after consultation with its outside legal counsel and financial advisors) and after taking into account the legal, financial, regulatory and other aspects of such Acquisition Proposal, (x) is reasonably capable of being consummated in accordance with its terms and (y) if consummated would result in a transaction more favorable to the Company’s stockholders, from a financial point of view, than the Mergers and the Transactions (taking into account any proposed amendment or modification proposed by the Parent Entities pursuant to Section 7.03(f)). For purposes of the reference to “Acquisition Proposal” in this definition, all references to “20%” shall be deemed to be references to “50%”.

7.04 Directors’ and Officers’ Indemnification and Insurance.

(a) From and after the Effective Time, the Surviving Company shall, and the Parent Entities shall cause the Surviving Company to, to the fullest extent permitted under the DGCL, honor and fulfill in all respects the obligations of the Company Entities and the Company Subsidiaries under all indemnification agreements between any Company Entity or Company Subsidiary and any of their respective present or former directors and officers (collectively, the “Indemnified Parties”). In addition, the certificate of incorporation and bylaws (or similar organizational documents) of the Surviving Entities shall contain provisions no less favorable with respect to exculpation and indemnification than are set forth in the Company Charter or the Company Bylaws on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors or officers of a Company Entity or Company Subsidiary.

(b) For a period of six years after the Effective Time, the Parent Entities shall, and shall cause the Surviving Company to, to the fullest extent permitted under applicable Law, indemnify and hold harmless each Indemnified Party against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any Action (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or relating to any action or omission in their capacity as an officer or director of a Company Entity or Company Subsidiary, whether occurring on or before the Effective Time; provided, that in the event that any claim for indemnification is asserted or made within such six-year period, all rights to indemnification in respect of such claim shall continue until the disposition of such claim. To the fullest extent permitted by Law, the Parent Entities shall, and shall cause the Surviving Company to, pay all expenses of each Indemnified Party in advance of the final disposition of any such Action, subject to receipt of an undertaking to repay such advances if it is ultimately determined in accordance with applicable Law that such Indemnified Party is not entitled to indemnification. In the event of any such Action, the Parent Entities acknowledge, and shall cause the Surviving Company to acknowledge, that to the extent consistent with the provisions in the Indemnified Parties’ indemnification agreements with the Company Entities or Company Subsidiaries as of the date hereof that prevent the Company Entities or Company Subsidiaries from assuming the defense of the Indemnified Parties where there may exist a conflict of interest between the relevant Indemnified Party and any other party or parties being jointly represented, the Indemnified Parties shall be entitled to continue to retain the respective outside counsel representing such Indemnified Parties as of the date hereof, and neither the Parent Entities nor the Surviving Company shall settle, compromise or consent to the entry of any judgment in any pending or threatened Action to which an Indemnified Party is a party (and in respect of which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Action or such Indemnified Party otherwise consents thereto in writing. The rights of each Indemnified Party under this Section 7.04(b) shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws (or similar organizational documents) of the Company Entities, the Company Subsidiaries or the Surviving Entities, or under any Law or under any agreement of any Indemnified Party with any Company Entity or Company Subsidiary.

(c) Prior to the Effective Time, the Company Entities shall obtain “tail” insurance policies with respect to directors’ and officers’ liability insurance for claims arising from facts or events that occurred on or prior to the Effective Time on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date hereof for the six year period following the Effective Time; provided, that if the Parent Entities can procure a “tail” policy on superior terms (from the perspective of the covered persons) or on equivalent terms, but at a lower price, as compared to any such policy that may be procured by the Company Entities, then the Parent Entities may obtain such policy (in consultation with the Company Entities) effective as of the Effective Time, in which case the Company Entities shall not obtain any such policy. The Surviving Company shall (and the Parent Entities shall cause the Surviving Company to) maintain such “tail” policy in full force and effect for a period of no less than six years after the Effective Time and continue to honor its obligations thereunder.

(d) In the event the Parent Entities or the Surviving Company or any of their respective successors or assigns (i) consolidates or amalgamates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation, amalgamation or merger or (ii) transfers all or substantially all of its assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Parent Entities or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 7.04.

(e) The provisions of this Section 7.04 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, and his or her heirs and legal representatives, each of whom shall be a third party beneficiary under this Section 7.04.

(f) The Parent Entities shall cause the Surviving Entities to perform all of the obligations of the Surviving Entities under this Section 7.04. The rights of the Indemnified Parties pursuant to this Section 7.04 will be in addition to, and not in substitution for, any other rights that such Persons may have pursuant to (i) the Company Charter and the Company Bylaws; (ii) the Manager Operating Agreement, the OpCo Operating Agreement or the organizational documents of the Company Subsidiaries; (iii) any and all indemnification agreements entered into with a Company Entity or any of the Company Subsidiaries; or (iv) applicable Law (whether at Law or in equity).

7.05 Further Action.

(a) Upon the terms and subject to the conditions set forth in this Agreement, the Parent Entities, the Merger Subs and the Company Entities agree to use reasonable best efforts to take, or cause to be taken (including by causing their respective Subsidiaries to take), all reasonable actions necessary, proper or advisable to consummate, as promptly as reasonably practicable, the Transactions, including using reasonable best efforts to (i) obtain all authorizations, consents, Orders, approvals, licenses, permits, expirations or terminations of waiting periods, and waivers of, and giving all notices, reports and other filings to, all Governmental Authorities that may be or become necessary for their execution and delivery of, and the performance of their obligations pursuant to, this Agreement and the consummation of the Transactions, including clearance under the HSR Act, the Antitrust Law and Foreign Investment Law Approvals; provided, however, that the Company Entities shall not be required to pay any filing fees to any such Governmental Authority in order to obtain any such authorization, consent, Order, approval, license, permit and waiver unless reimbursed pursuant to the penultimate sentence of this Section 7.05(a) and (ii) provide such other information to any Governmental Authority as such Governmental Authority may lawfully and reasonably request in connection herewith. Each party shall make its respective filing, if necessary, pursuant to the HSR Act as promptly as reasonably practicable, but in any event no later than 10 Business Days, following the date of this Agreement and execute and deliver any additional instruments necessary or advisable to promptly obtain such authorizations, consents, Orders, approvals, licenses, permits and waivers to consummate the Transactions. In addition, each party agrees to make, or cause to be made, as promptly as reasonably practicable, appropriate filings, and notifications or draft submissions, pursuant to any other foreign Antitrust Law or Foreign Investment Law with respect to the Transactions. The parties shall supply as promptly as reasonably practicable thereafter to the appropriate Governmental Authorities any additional information and documentary material that may be requested related to the Transactions. The Parent Entities will pay all filing fees to any Governmental Authority in order to make such filings or obtain any such authorizations, consents, Orders or approvals.

(b) Without limiting the generality of the undertaking of the Parent Entities and the Merger Subs pursuant to Section 7.05(a), and subject to Section 7.05(c), the Parent Entities and the Merger Subs shall, and shall cause each of their respective Subsidiaries to use reasonable best efforts to avoid or eliminate each and every impediment under any Antitrust Law or Foreign Investment Law that may be asserted by any Governmental Authority or any other Person so as to enable the parties hereto to consummate the Transactions as promptly as practicable and in any event prior to the Outside Date, including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture, license or other disposition of the assets, properties or businesses to be acquired by the Parent Entities and the Merger Subs pursuant hereto, and entering into such other arrangements, as are necessary in order to avoid the entry of, and the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order in any suit or proceeding that would otherwise have the effect of materially delaying or preventing the consummation of the Transactions; provided, that any such sale, divestiture, license or other disposition referred to above is conditioned upon clearance under the HSR Act and the Antitrust Law and Foreign Investment Law Approvals and consummation of the Mergers and the other Transactions required to be consummated at the Closing. In addition, the Parent Entities and the Merger Subs shall defend any Action (including by defending through litigation) in order to avoid entry of, or to have vacated or terminated, any Order (whether temporary, preliminary or permanent) that would prevent or materially impede, interfere with, hinder or delay the consummation of the Mergers or the other Transactions or which would prevent the consummation of the Mergers prior to the Outside Date. Notwithstanding the foregoing, nothing in this Section 7.05 shall require any Company Entity or Company Subsidiary to take or agree to take, or refrain from taking, any action with respect to its assets, properties, businesses or operations (including any action described in this Section 7.05(b)) unless such action is conditioned upon consummation of the Mergers and the other Transactions required to be consummated at the Closing.

(c) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 7.05 or any other provision of this Agreement shall require the Parent Entities or the Merger Subs to cause any of their Affiliates to take or agree to take, or to refrain from taking, any action contemplated by Section 7.05 with respect to the assets, properties, business or operations of any Affiliates of the Parent Entities, including Silver Lake Group, L.L.C. (“SLP”), any investment funds or investment vehicles affiliated with, or managed or advised by, SLP, or any portfolio company (as such term is commonly understood in the private equity industry) or direct or indirect investment of SLP or of any investment fund or investment vehicle, or any interest therein, in each case, other than (x) any of the Company Entities or the Company Subsidiaries or (y) with respect to the assets, properties, business, operations or ownership of any of the Company Entities or the Company Subsidiaries; provided that, notwithstanding the foregoing, (i) nothing in this Section 7.05(c) shall qualify or limit in any respect the obligations of the Parent Entities and the Merger Subs to make any necessary filings with or submissions to, or supply information or documentation to, or engage in communications with, Governmental Authorities as required by this Section 7.05 and (ii) solely for purposes of Article IX, the Parent Entities shall be deemed to be in material breach of its obligations under Section 7.05 in the event that the failure to obtain clearance under the HSR Act or any Antitrust Law and Foreign Investment Law Approval is due to the failure of any Affiliate of the Parent Entities or the Merger Subs or any financing source of the Parent Entities to make any necessary filings with or submissions to, or supply information or documentation to, Governmental Authorities as would be required by such Persons under this Section 7.05 if such Persons had the same obligations as the Parent Entities to do so.

(d) Subject to applicable Laws, each Company Entity and Parent Entity shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating thereto and (ii) keep each other reasonably apprised of the content and status of any communications with, and communications from, any Governmental Authority with respect to the Transactions, including promptly notifying the other parties hereto of any communication it or any of its Affiliates receives from any Governmental Authority relating to any review or investigation of the Transactions under the HSR Act, and shall permit the other parties to review in advance (and to consider in good faith any comments made by the other party in relation to) any proposed material communication by such party to any Governmental Authority relating to such matters. None of the parties to this Agreement shall agree to participate in any meeting, telephone call or discussion with any Governmental Authority in respect of any submissions, filings, investigation (including any settlement of the investigation), litigation or other inquiry relating to the matters that are the subject of this Agreement unless it consults with the other parties a reasonable amount of time in advance and, unless prohibited by such Governmental Authority or applicable Law, gives the other parties the opportunity to attend and participate at such meeting, telephone call or discussion. The parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including under the HSR Act, if available. The parties shall provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions; provided, however, that each party may, as it deems advisable and necessary, reasonably designate any competitively sensitive materials provided to the other party as “Outside Counsel Only Material” and may redact the materials as necessary to (i) remove references concerning the valuation of the Company, (ii) comply with contractual arrangements and (iii) address reasonable attorney-client or other privilege or confidentiality concerns.

(e) None of the Parent Entities, the Merger Subs or any of their respective Affiliates (other than any portfolio company of the Parent Entities, the Merger Subs or their Affiliates) shall take any action or enter into any agreement, transaction or agreement to effect any transaction (including any acquisition, purchase, merger, consolidation or other transaction) that would reasonably be expected to make it materially more difficult, or to materially increase the time required, to: (i) consummate the Mergers and the Closing; (ii) obtain the expiration or termination of the waiting period under the HSR Act, or the authorizations, consents, Orders and approvals required under any other Antitrust Law or Foreign Investment Law applicable to the Transactions; (iii) avoid the entry of, avoid the commencement of litigation seeking the entry of, or effect the dissolution of, any injunction, temporary restraining order or other Order that would materially delay or prevent the consummation of the Transactions; or (iv) obtain the Antitrust and Foreign Investment Law Approvals. For the avoidance of doubt, this Section 7.05(e) shall not apply with respect to any Company Action.

(f) Notwithstanding anything to the contrary in this Section 7.05, this Section 7.05 shall not apply to any Required Gaming Approvals; provided, however, (i) from after the date of this Agreement until the Extended Deemed Gaming Waiver Date, the Parent Entities shall in good faith pursue the actions contemplated by clause (a) or clause (b) of the definition of Deemed Gaming Waiver Date with respect to each Gaming Asset and (ii) from and after the Extended Deemed Gaming Waiver Date, (w) this Section 7.05 shall apply to all Required Gaming Approvals related to the applicable Gaming Assets that are accounted for in clause (b) of the definition of “Deemed Gaming Waiver Date”, (x) all references in this Section 7.05 to “Antitrust Law and Foreign Investment Law Approvals” shall be deemed to also reference such Required Gaming Approvals, (y) all references in this Section 7.05 to “Antitrust Law” or “Foreign Investment Law” shall be deemed to also reference any Law or regulation of any Gaming Authority and (z) all references in this Section 7.05 to “Governmental Authorities” shall be deemed to also reference the applicable Gaming Authorities, in each case for all purposes under this Agreement.

(g) Notwithstanding anything to the contrary in this Agreement, the Company Entities shall be solely responsible for and shall use their, and shall cause the Company Subsidiaries to use their, reasonable best efforts to take or cause to be taken all actions necessary and proper or advisable on its part under this Agreement and applicable Law to obtain as promptly as reasonably practicable all the Third-Party Consents and in connection therewith; provided, however, nothing in this Agreement, including this Section 7.05(g), shall be deemed to require any Company Entity to offer, make or agree to make any payment, consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments) or concede anything whatsoever for the purposes of obtaining any such Third-Party Consents. The Parent Entities acknowledge and agree that obtaining any such Third-Party Consent shall not be a condition to the to the Mergers.

7.06 Obligations of the Parent Entities with respect to the Merger Subs and the Surviving Entities. The Parent Entities hereby guarantee the due, prompt and faithful payment, performance and discharge by the Merger Subs of, and the compliance by Merger Subs with, all of the covenants, agreements, obligations and undertakings of the Merger Subs under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to take all actions necessary or advisable to cause Merger Subs to pay, perform and discharge their obligations hereunder. During the period from the date of this Agreement to the Effective Time, the Parent Entities and the Merger Subs shall not engage in any activity of any nature except any activity related to the Transactions or activities reasonably ancillary thereto. After the Effective Time, the Parent Entities hereby guaranty the due, prompt and faithful payment, performance and discharge by the Surviving Entities under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to take all actions necessary or advisable to cause the Surviving Entities to pay, perform and discharge their respective obligations hereunder.

7.07 Public Announcements. The initial press release relating to this Agreement shall be a joint press release, the text of which has been agreed to by each of the Parent Entities and the Company. Thereafter, except with respect to any release of public statement (x) expressly permitted by and in accordance with Section 7.03, (y) relating to a termination pursuant to Section 9.01 or Section 9.03 or (z) in connection with any dispute between the parties, each of the Parent Entities and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the Transactions, except to the extent public disclosure is required by applicable Law or the rules or regulations of the NYSE or any United States national securities exchange on which the Shares are then traded, in which case the issuing party shall use its reasonable best efforts to consult with the other party before issuing any press release or making any such public statements. Notwithstanding the foregoing or the terms of the Confidentiality Agreement, each party hereto may, without such consultation, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in documents (including exhibits and all other information incorporated therein) required to be filed or furnished by the Company with the SEC, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties hereto (or individually in accordance with this Section 7.07). Notwithstanding the foregoing, the Parent Entities, the Merger Subs, the Guarantors and their respective Affiliates may, without such consultation or consent, make disclosures and communications (a) to existing or prospective general and limited partners, equity holders, members, managers and investors of such Person or any Affiliates of such Person, in each case who are subject to customary confidentiality restrictions, and (b) on such Person’s website in the ordinary course of business so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties hereto (or individually) in accordance with this Section 7.07.

7.08 Transfer Taxes. The parties shall reasonably cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any sales, transfer, stamp, stock transfer, value added, use, real property transfer and any similar Taxes and any transfer, recording, registration or other similar fees or charges which become payable in connection with the Transactions (collectively, “Transfer Taxes”). Notwithstanding anything to the contrary herein, each of the Parent Entities and the Surviving Entities agrees to assume liability for and pay any Transfer Taxes that may be imposed upon, payable or incurred in connection with this Agreement and the Transactions (other than any Transfer Taxes required to be borne by a Person other than the registered holder of a Book-Entry Securities or a Certificate pursuant to Section 3.04(b)).

7.09 Stock Exchange De-Listing. The Parent Entities shall use reasonable best efforts to cause the Company’s securities to be de-listed from the NYSE and de-registered under the Exchange Act as soon as practicable following the Effective Time and, prior to the Effective Time, the Company shall reasonably cooperate with the Parent Entities to accomplish the foregoing and shall use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and rules and policies of the NYSE to enable the delisting by the Company of the Company Class A Common Stock from the NYSE and the deregistration of the Company Class A Common Stock under the Exchange Act promptly after the Effective Time.

7.10 Stockholder Litigation. Prior to the Effective Time, the Company shall notify the Parent Entities promptly of the commencement of any stockholder litigation brought or threatened in writing against the Company, any of its Subsidiaries or any of their respective directors or officers relating to the Transactions (“Transaction Litigation”) and shall promptly advise the Parent Entities of any material developments with respect to and keep the Parent Entities reasonably informed with respect to the status thereof. The Parent Entities and the Company (at the direction of the Executive Committee) shall jointly be entitled to direct and control the overall defense, negotiation and settlement of any such Transaction Litigation; provided that, the Company’s Representatives named as defendants in Transaction Litigation (including any member of a committee of the Company, such as the Special Committee) shall have the right to manage their own defense of any Transaction Litigation in cooperation with the Parent Entities and the Company. The Company shall not, and shall cause its Representatives (including any member of a committee of the Company, such as the Special Committee) not to, settle any Transaction Litigation without the Parent Entities’ prior written consent (not to be unreasonably withheld, conditioned or delayed).

7.11 Takeover Laws; Section 16 Matters. If any “fair price,” “moratorium,” “control share acquisition,” “interested shareholder” or other anti-takeover Law is, becomes, may become or is deemed to be applicable to this Agreement, the Transactions or the Voting Agreement, then the Executive Committee and the Special Committee shall grant such approvals and take such reasonable actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such Law or Laws inapplicable to the foregoing. Prior to the Effective Time, the Company, including the 16b-3 committee of the Board of Directors of the Company, shall take such further actions, if any, as may be reasonably necessary or appropriate to ensure that all transactions in equity securities of the Company (including any derivative securities) pursuant to the Company Merger and the other transactions contemplated by this Agreement by any officer or director of the Company who is subject to Section 16 of the Exchange Act (or any other persons who may be deemed subject to Section 16 of the Exchange Act as a “director by deputization”) are exempt under Rule 16b-3 promulgated under the Exchange Act.

7.12 Financing Cooperation.

(a) Prior to the Closing, the Company Entities shall, and shall use their respective reasonable best efforts to cause their respective Representatives to, provide such reasonable cooperation as requested by the Parent Entities in connection with the obtaining and arranging of the Debt Financing and the Preferred Equity Financing. Without limiting the generality of the foregoing, such reasonable best efforts in any event shall include:

(i) taking such actions as are reasonably requested by the Parent Entities to facilitate the satisfaction on a timely basis of all conditions precedent to obtaining the Debt Financing and the Preferred Equity Financing that are within its control, including authorizing the Definitive Financing Agreements and permitting the proceeds thereof to be made available to the Company Entities, the Company Subsidiaries and certain of their respective equityholders at the Closing, as applicable, pursuant to the Restructuring Steps, as applicable; provided that no such corporate action shall become effective until the Effective Time;

(ii) participating in a reasonable number of meetings (including meetings with prospective Debt Financing Sources), presentations, road shows, due diligence sessions and sessions with rating agencies, at reasonable and mutually agreed times and with reasonable advance notice;

(iii) to the extent required to satisfy a condition precedent to the initial funding of the Debt Financing, facilitating the pledging of, and perfection of security interests in, collateral, effective no earlier than the Effective Time;

(iv) furnishing the Parent Entities and the Debt Financing Sources and the Preferred Equity Financing Sources as promptly as reasonably practicable following the delivery of a request therefor to the Company Entities by the Parent Entities (which notice shall state with specificity the information requested) such financial and other information regarding the Company Entities and the Company Subsidiaries as is customarily required in connection with the execution of financings of a type similar to the Debt Financing or the Preferred Equity Financing, including the Company Financial Information;

(v) in each case following the Parent Entities’ reasonable request, assisting the Parent Entities and the Merger Subs in the preparation of (A) confidential information memoranda (including a version that does not include material non-public information) and other customary marketing materials required in connection with financings similar to the Debt Financing (it being understood and agreed that the Company Entities shall not be responsible for any projections or pro forma financial statements) and (B) materials for rating agency presentations;

(vi) providing (A) customary authorization and representation letters to the Debt Financing Sources with respect to marketing materials from a senior officer of the Company Entities (which authorization and representation letters will become effective before the Effective Time) and (B) a certificate of the chief financial officer of the Company in the form set forth on Annex I to Exhibit D of the Debt Commitment Letter (as in effect on the date hereof) or Annex II of the Preferred Equity Commitment Letter (as in effect as of the date hereof) with respect to solvency matters, in each case, to the extent required in the Debt Commitment Letter or Preferred Equity Commitment Letter, respectively;

(vii) if requested by the Parent Entities pursuant to the Debt Commitment Letter or the Preferred Equity Commitment Letter, providing (A) at least three Business Days prior to the Closing Date, all documentation and other information regarding the Company Entities and the Company Subsidiaries as the Debt Financing Sources or Preferred Equity Financing Sources reasonably determine is required by United States regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act, to the extent requested by the Parent Entities in writing at least nine Business Days prior to the anticipated Closing Date and (B) to the extent the Borrower (as defined in the Debt Commitment Letter) or the Company qualifies as a “legal entity customer” under the Beneficial Ownership Regulation (as defined in the Debt Commitment Letter on the date hereof), certification regarding beneficial ownership as required by 31 C.F.R. §1010.230 to any Debt Financing Source or the Preferred Equity Financing Source that has requested such certification;

(viii) assisting reasonably in the preparation, execution and delivery of necessary and customary Definitive Financing Agreements (including one or more credit agreements, security agreements, mortgages or guarantees and the schedules and exhibits thereto) in connection with the Debt Financing or the Preferred Equity Financing or other certificates or documents as may reasonably be requested by the Parent Entities, in each case, to be held in escrow pending release by the Company at, and subject to the occurrence of, the Effective Time;

(ix) to the extent required in the Debt Commitment Letter, using reasonable best efforts to ensure that the syndication efforts with respect to the Debt Financing benefit materially from the existing lending and investment banking relationships of the Company Entities; and

(x) in connection with the Margin Loan Financing, cooperating in requesting from TKO and TKO OpCo an issuer agreement (an “Issuer Agreement”) with the applicable lenders on customary terms to be mutually agreed by TKO, TKO OpCo and such lenders in order to allow a Margin Loan Financing on commercially reasonable terms, it being understood and agreed that (x) such cooperation shall not (A) unreasonably interfere with the ongoing operations of the Company Entities or any of their respective Affiliates or (B) require TKO to make any “additional” filings with the SEC or take any other action that would result in such a filing being required, except, after consultation between the Parent Entities and the Company Entities, the furnishing on Current Reports on Form 8-K by TKO of information included in the documents with respect to such Debt Financing to the extent required in order to satisfy TKO’s legal or regulatory disclosure obligations, and (y) the provisions set forth in this Section 7.12(a) collectively represent the sole obligation of the Company Entities and their respective Affiliates with respect to the Debt Financing or the Preferred Equity Financing and no other provision of this Agreement (including the exhibits and schedules hereto) or the Debt Commitment Letter or the Preferred Equity Commitment Letter will be deemed to expand such obligations. All non-public or otherwise confidential information regarding the Company Entities or their respective Affiliates obtained by the Parent Entities or the Merger Subs or their respective Representatives pursuant to this Section 7.12 shall be kept confidential in accordance with the Confidentiality Agreement, including any joinder or other agreement entered into in connection therewith (which, with respect to the potential Debt Financing Sources who are not party to the Debt Commitment Letter but are participating in the syndication process, shall be satisfied by the confidentiality provisions applicable under customary confidentiality undertakings in the context of customary syndication practices for debt financings of the type contemplated by the Debt Commitment Letter (as in effect on the date hereof)). The Company Entities hereby consent to the use of their respective and the Company Subsidiaries’ logos in connection with the Debt Financing or the Preferred Equity Financing; provided, that such logos are used solely in a manner that is reasonable and customary and that is not reasonably likely to harm or disparage the Company Entities or the Company Subsidiaries in any respect.

(b) Notwithstanding anything herein to the contrary, (i) other than as may be contemplated by an Issuer Agreement, no directors or managers of the Company Entities or their respective Affiliates (other than any director or manager who is continuing as a director or manager of any of the Company Entities or the Company Subsidiaries following the consummation of the Transactions) shall be required to pass resolutions or consents to approve or authorize the execution or delivery of the Debt Financing or the Preferred Equity Financing or to execute, deliver or enter into, or perform any agreement, certificate, arrangement, document or instrument with respect to the Debt Financing (other than the documents to be delivered pursuant to Sections 7.12(a)(vi) and 7.14, including definitive agreements with respect to the Debt Financing (the “Definitive Financing Agreements”)) or the Preferred Equity Financing, (ii) no obligation of the Company Entities, their respective Affiliates or any of their respective Representatives undertaken pursuant to the foregoing shall be effective until Closing (other than the authorization and representation letters to be delivered pursuant to Section 7.12(a)(vi)(A) and the prepayment and termination notices to be delivered pursuant to Section 7.14) and (iii) none of the Company Entities, their respective Affiliates or any of their respective Representatives shall be required to (A) pay any commitment or other similar fee in connection with the Debt Financing or the Preferred Equity Financing or incur any other cost or expense that is not promptly reimbursed by the Parent Entities in connection with the Debt Financing or the Preferred Equity Financing, (B) take any actions to the extent such actions would unreasonably interfere with the ongoing business or operations of the Company Entities and their respective Affiliates, (C) take any actions that would conflict with or violate the Company Entities’ or their respective Affiliates’ organizational documents or any Laws, or that would reasonably be expected to result in a violation or breach of, or default under, any material Contract to which any of them are a party or by which any of their assets are bound, (D) give to any other Person any indemnities in connection with the Financing that are effective prior to the Closing or (E) take any actions that would cause any representation or warranty in this Agreement to be breached or that would cause any closing condition set forth in Article VIII to fail to be satisfied or that would otherwise cause a breach of this Agreement. Nothing contained in this Section 7.12 or otherwise shall require the Company Entities or their respective Affiliates to be an issuer or other obligor with respect to the Debt Financing or the Preferred Equity Financing prior to the Effective Time.

(c) The Parent Entities and the Merger Subs acknowledge and agree that the only obligations of the Company or any of its Affiliates or Representatives with respect to any portion of the Financing prior to the Effective Time are the obligations expressly set forth in this Agreement. The Parent Entities shall, promptly upon request by the Company, reimburse OpCo and the Company Subsidiaries for all out-of-pocket costs and expenses incurred by the Company Entities and the Company Subsidiaries, their respective Affiliates or their respective Representatives in connection with such cooperation by the Company Entities or any of their respective Affiliates and shall indemnify and hold harmless the Company Entities, their respective Affiliates and their respective Representatives for and against any and all liabilities, losses, obligations, damages, costs and expenses of any kind (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due and whether in contract, tort, strict liability or otherwise)

suffered or incurred by them in connection with the arrangement of any Financing, any alternative financing, any action taken by them pursuant to this Section 7.12 and any information utilized in connection therewith (other than written information provided by the Company Entities to the Parent Entities or the Merger Subs for use in connection with the Debt Financing or the Preferred Equity Financing), except to the extent resulting from the gross negligence, fraud or willful misconduct of the Company Entities or the Company Subsidiaries or their respective Representatives.

(d) Each of the Parent Entities and the Merger Subs acknowledge and agree that it is not a condition to the Closing or to any of the other obligations under this Agreement that the Parent Entities and Merger Subs obtain the Equity Financing, any Financing or any other financing.

(e) Notwithstanding anything to the contrary in this Section 7.12 or any other provision of this Agreement, the condition set forth in Section 8.02(b), as it applies to the obligations of the Company Entities under this Section 7.12, will be deemed to be satisfied except in the case where (i) any Company Entity materially breaches its obligations under this Section 7.12, (ii) the Parent Entities have provided the Company prompt written notice informing the Company of such breach, (iii) if curable, the Company Entities have not cured such breach by the earlier of (A) 60 days after the date of such written notice is given by the Parent Entitles to the Company and (B) the Outside Date and (iv) such breach has contributed in any material respect to the failure of the Debt Financing or the Preferred Equity Financing to be obtained.

7.13 Financing.

(a) The Parent Entities and the Merger Subs shall, and shall cause each of their respective Affiliates to, use its reasonable best efforts to obtain and consummate the Equity Financing at or prior to the Effective Time on the terms described in, and subject only to the conditions expressly set forth in, the Equity Commitment Letter delivered to the Company Entities on or prior to the date hereof, including using its reasonable best efforts to maintain in full force and effect the Equity Commitment Letter. Without limiting the generality of the foregoing, in the event that all conditions contained in the Equity Commitment Letter have been satisfied (or upon funding will be satisfied), the Parent Entities and the Merger Subs shall, and shall cause the Equity Investors to, fund at, prior to or concurrently with the Effective Time, the Equity Financing required to consummate the Transactions and to pay a portion of the Required Amount at, prior to or concurrently with the Effective Time. The Parent Entities and the Merger Subs shall use their reasonable best efforts to comply with their respective obligations, and enforce their rights, under the Equity Commitment Letter in a timely and diligent manner. The Parent Entities and the Merger Subs shall not, without the prior written consent of the Company Entities, (A) permit any amendment, assignment, supplement or other modification to, or any waiver of any provision or remedy under, restate, substitute or replace, the Equity Commitment Letter if such amendment, assignment, supplement, modification, waiver, restatement, substitution or replacement would reasonably be expected to (1) (x) adversely impact the ability of any Parent Entity or Merger Sub to enforce their respective rights against any other parties to the Equity Commitment Letter in any respect as so amended, assigned, replaced, restated, substituted, supplemented or otherwise modified, relative to the ability of the Merger Subs to enforce their rights against any of such other parties to the Equity Commitment Letter as in effect on the date hereof, (y) add new (or expand, amend, or otherwise modify any existing) conditions to the receipt of any Equity Financing or otherwise adversely affect (including with respect to timing) the ability or likelihood of the Parent Entities or the Merger Subs to timely consummate the Mergers at the Closing or any of the Transactions or (z) make the timely funding of any Equity Financing or satisfaction of the conditions to obtaining the Equity Financing less likely to occur, (2) reduce the amount of the Equity Financing or (3) prevent, impede, impair or delay the consummation of the Mergers and the Transactions or obtaining an amount of the Equity Financing that, together with the Debt Financing and, following the consummation of any Company Sale undertaken at the request of the Parent Entities and in accordance with Section 7.16, any Available Company Sale Net Cash Proceeds, would at least equal the Required Amount, (B) terminate any Equity Commitment Letter, (C) take or fail to take any action or enter into any transaction that would reasonably be expected to impede, impair, delay or prevent the timely consummation of the Equity Financing contemplated by the Equity Commitment Letter or (D) adversely affect the ability of the Parent Entities and the Merger Subs to enforce their rights against the other parties to any of the Equity Commitment Letter.

(b) The Parent Entities and the Merger Subs shall, and shall cause each of their Affiliates to, use their reasonable best efforts to arrange the Debt Financing and obtain the financing contemplated thereby on the terms and conditions on or prior to the Effective Time (including, to the extent required, the full exercise of any flex provisions) set forth in the Debt Commitment Letter, including using their reasonable best efforts to (i) maintain in full force and effect the Debt Commitment Letter in accordance with the terms and subject to the conditions thereof, (ii) comply with their obligations under the Debt Commitment Letter, (iii) negotiate, execute and deliver the Definitive Financing Agreements contemplated by the Debt Commitment Letter on the terms and conditions (including the flex provisions) that are no less favorable to the Parent Entities and the Merger Subs than the terms contemplated by the Debt Commitment Letter; provided, that such other terms do not include or result in a Prohibited Modification, (iv) satisfy on a timely basis (or obtain a waiver of) all conditions to funding that are applicable to the Parent Entities and Merger Subs in the Debt Commitment Letter and the Definitive Financing Agreements, (v) enforce their rights pursuant to the Debt Commitment Letter in a timely and diligent manner and (vi) consummate the Debt Financing at or prior to the Closing on the terms and conditions contemplated by the Debt Commitment Letter, including by causing the Debt Financing Sources to fund the Debt Financing at the Closing. The Parent Entities shall provide to the Company, upon reasonable request, copies of all agreements and other documents relating to the Debt Financing and shall keep the Company reasonably informed on a reasonably current basis and in reasonable detail of material developments in respect of the Debt Financing. The Parent Entities shall give the Company prompt notice of any Financing Failure Event of which the Parent Entities or their Affiliates becomes aware and, as soon as reasonably practicable, the Parent Entities shall provide any information reasonably requested by the Company relating to any Financing Failure Event; provided, that providing such information will not violate any applicable privilege or confidentiality obligation. The Parent Entities and the Merger Subs will fully pay, or cause to be fully paid, all commitment or other fees arising pursuant to the Debt Commitment Letter as and when they become due.

(c) The Parent Entities shall not, without the prior written consent of the Company, (i) terminate or permit the termination, withdrawal, repudiation or rescission of, or release any of the obligations of any Debt Financing Source under the Debt Commitment Letter or the Definitive Financing Agreements (other than, for the avoidance of doubt, pursuant to any reduction in the amount of the Debt Financing pursuant to Section 10 of the Debt Commitment Letter), unless such Debt Commitment Letter or Definitive Financing Agreement is replaced at such time with a new commitment letter or definitive agreement that, were it structured as an amendment to such Debt Commitment Letter or Definitive Financing Agreement, would satisfy the following clause (ii), or (ii) permit any amendment, assignment, supplement or other modification to, or any waiver of any provision or remedy under, or restate, substitute or replace, the Debt Commitment Letter or the Definitive Financing Agreements if such amendment, assignment, supplement modification, waiver, restatement, substitution or replacement (w) would reasonably be expected to adversely impacts in any material respect the ability of the Parent Entities or Merger Subs to enforce their respective rights against the Debt Financing Sources party to such Debt Commitment Letter or Definitive Financing Agreement as so amended, assigned, replaced, restated, substituted, supplemented or otherwise modified, relative to the ability of the Parent Entities or Merger Subs to enforce their rights against any of such other parties to the Debt Commitment Letters as in effect on the date hereof, (x) would be reasonably expected to (1) add any new condition to the Debt Financing (or amend or modify any existing condition in any manner adverse to the Parent Entities) or otherwise be reasonably expected to delay or adversely affect the ability of the Parent Entities or the Merger Subs to consummate the Mergers at the Closing or any of the Transactions contemplated by this Agreement, or (2) reasonably be expected to delay or prevent or make less likely the timely funding of the Debt Financing or satisfaction of the conditions to obtaining the Debt Financing, (y) reduces (or would reasonably be expected to have the effect of reducing) the aggregate amount of the Debt Financing provided for under such Debt Commitment Letter or Definitive Financing Agreement (including by changing the amount of fees to be paid in respect of the Debt Financing or original issue discount in respect of the Debt Financing) to an amount, when taken together with the available portion of the Debt Financing and the Equity Financing together with, following the consummation of any Company Sale undertaken at the request of the Parent Entities and in accordance with Section 7.16, any Available Company Sale Net Cash Proceeds, less than the Required Amount, or (z) would reasonably be expected to prevent, impede or delay the consummation of the Mergers and the other Transactions contemplated by this Agreement (the effects described in clauses (w) through (z), collectively, the “Prohibited Modifications”); provided, that, subject to Section 7.05(e), the Parent Entities may amend the Debt Commitment Letter to add Debt Financing Sources, lead arrangers, bookrunners, syndication agents or similar entities who have not executed the Debt Commitment Letter as of the date hereof. In the event any such amendment, modification, waiver or replacement of the Debt Financing in accordance with this Section 7.13(c) is effected, any reference in this Agreement to the term (A) the “Debt Commitment Letter” will be deemed to mean the Debt Commitment Letter as so amended, supplemented, modified, waived or replaced, (B) the “Definitive Financing Agreements” will be deemed to mean the Definitive Financing Agreements as so amended, supplemented, modified, waived or replaced, (C) the “Debt Financing” will be deemed to mean the debt financing contemplated by the Debt Commitment Letter or the Definitive Financing Agreements, as applicable, each as modified pursuant to the foregoing, and (D) the “Debt Financing Sources” will be deemed to include the Persons signatory to the Debt Commitment Letter or the Definitive Financing Agreements, as applicable, each as modified pursuant to the foregoing.

(d) In the event that any portion of the Debt Financing becomes unavailable for any reason, including on the terms and conditions (including the flex provisions) set forth in the Debt Commitment Letter (such unavailability of Debt Financing, a “Financing Failure Event”), the Parent Entities shall use their reasonable best efforts to, as promptly as practicable following the occurrence of such event, (i) obtain alternative financing from alternative sources in an amount, when taken together with the available portion of the Debt Financing, the Equity Financing and, following the consummation of any Company Sale undertaken at the request of the Parent Entities and in accordance with Section 7.16, any Available Company Sale Net Cash Proceeds, sufficient to pay the Required Amount at Closing, and (ii) obtain one or more new debt financing commitment letters with respect to such alternative debt financing, which new debt financing commitment letters will replace the existing Debt Commitment Letter in whole or in part, provided in no event shall their reasonable best efforts be deemed or construed to require them to, obtain alternative financing that includes terms and conditions, taken as a whole, that are less favorable in any material respect to the Parent Entities and the Merger Subs than the terms and conditions, taken as a whole, set forth in the Debt Commitment Letter, and in each case, as of the date hereof (taking into account any flex provisions applicable thereto contained in the related fee letters) or would require them to pay any fees or agree to pay any interest rate amounts or original issue discounts, in either case, in excess of those contemplated by the Debt Commitment Letter as in effect on the date hereof (taking into account any flex provisions applicable thereto), or which would add any new condition to the consummation of such alternative debt financing, or otherwise be reasonably expected to make the timely funding of such alternative financing in full less likely to occur, than the conditions set forth in the Debt Commitment Letter as of the date hereof; provided, further, for the avoidance of doubt, that in no event shall a reduction in the amount of Debt Financing pursuant to Section 10 of the Debt Commitment Letter be deemed to be a Financing Failure Event. The Parent Entities shall promptly provide the Company Entities with a copy of any such new debt financing commitment letter (and a redacted fee letter in connection therewith (of which only the fee amounts, price caps and economic “flex” terms have been redacted; provided, that such redacted terms do not affect the conditionality of or the amount of Debt Financing to be funded at the Closing)). In the event that any new debt financing commitment letters are obtained in accordance with this Section 7.13(d), any reference in this Agreement to (A) the “Debt Commitment Letter” will be deemed to mean the Debt Commitment Letter to the extent not superseded by one or more new debt financing commitment letters at the time in question and any new debt financing commitment letters to the extent then in effect, (B) the “Financing” or the “Debt Financing” will be deemed to mean the debt financing contemplated by the Debt Commitment Letter as modified pursuant to the foregoing and (C) the “Debt Financing Sources” will be deemed to include the Persons signatory to the new debt financing commitment letters.

7.14 Payoff Letters. Prior to the Closing, (a) the Company Entities shall (x) deliver (or cause to be delivered) notices of prepayment or termination of Closing Indebtedness (which notices may be conditioned upon the consummation of the Closing and other transactions contemplated hereby (including the Debt Financing)) within the time periods required by such Closing Indebtedness and (y) with respect to the Closing Indebtedness, use reasonable best efforts to obtain from the agent for the lenders or other counterparties with respect to such Closing Indebtedness a “payoff letter” or similar document in customary form (collectively, the “Payoff Letters”) specifying the aggregate amount of the Company Entities’ and the respective Company

Subsidiaries’ obligations to be paid to such agent on the Closing Date and providing for release of all Liens and guarantees thereunder and termination of all instruments governing such Closing Indebtedness, subject only to, and upon payment of such, payoff amount specified therein, in each case, effective substantially simultaneously with the Closing and (b) the parties shall cooperate and use reasonable best efforts to cause the cash collateralization, termination, provision of backstop letters of credit, replacement or other substitution of any letters of credit, in each case, to the extent requested by the issuers thereof.

7.15 Pre-Closing Restructuring. In the event that Debt Financing will be funded at the Closing, the Company Entities shall, and shall cause the Company Subsidiaries to, complete the transactions in accordance with the step plan set forth on Section 7.15 of the Company Disclosure Letter (the “Restructuring Steps”). Any amounts that are distributed in respect of an OpCo Membership Interest in respect of the distributions contemplated by Step 11 of the Restructuring Steps shall be the “OpCo Membership Interest Distribution Amount” with respect to such OpCo Membership Interest. The Company Entities shall provide the Parent Entities with a reasonable opportunity to review any certificates, filings, contracts, agreements or other documentation, and any amendments or supplements thereto, to be made or entered into in order to effect the Restructuring Steps (the “Restructuring Documents”) and shall consider any comments that the Parent Entities have in good faith. Notwithstanding anything to the contrary in this Section 7.15 or any other provision of this Agreement, to the extent that, following the date hereof, any of the transactions contemplated by the Restructuring Steps would violate any applicable Law or become legally impermissible, then the Parent Entities and the Company Entities shall discuss and negotiate in good faith one or more amendments to the Restructuring Steps as may be required to avoid such consequences (it being agreed that if the parties cannot mutually agree to an amendment in advance of the Closing, then the Company Entities will be under no obligation to effect such transaction or transactions prior to the Closing). For the avoidance of doubt, the Company Entities or the Company Subsidiaries shall be deemed to be in compliance with this Section 7.15 in all respects, including for purposes Section 8.02(b), in the event that the proceeds of the Debt Financing are not available or have not been funded at the Closing other than as a result of the Company Entities failing to comply with its obligations under this Section 7.15.

7.16 Asset Sales. At the Parent Entities’ request, the Company Entities agree to, and to cause the Company Subsidiaries and their and the Company Subsidiaries’ respective Representatives to, use their reasonable best efforts to facilitate, negotiate and consummate the sale, transfer, divestiture or other disposition (each, a “Company Sale”) of such Subsidiaries, business organizations, divisions, business units or assets of the Company Entities or the Company Subsidiaries (whether by a sale of equity interests or assets, merger or otherwise), in each case as identified by the Parent Entities from time to time (but excluding (i) TKO and any of its Subsidiaries and (ii) the agency representation business of William Morris Endeavor Entertainment, LLC and its Subsidiaries). The Company Entities shall keep any Company Sale Net Proceeds received upon consummation of any such Company Sale in a segregated account and not use any such Company Sale Net Proceeds for any purpose other than making such Company Sale Net Proceeds available at the Closing to the extent requested by the Parent Entities to fund a portion of the Required Amount or to the extent necessary to satisfy any working capital needs for which the Company Entities do not otherwise have cash available (whether pursuant to cash or cash equivalents on hand or available commitments under revolving credit facilities or otherwise) to satisfy (any such amount used to satisfy any working capital needs in accordance with the foregoing, the “Company Sale Net Proceeds Deficit”). The Company Entities shall promptly notify the Parent Entities of the occurrence of any event that results in a Company Sale Net Proceeds Deficit and the amount of such Company Sale Net Proceeds Deficit. Notwithstanding the foregoing, the Company Entities shall not be required to enter into any definitive agreement with respect to a Company Sale unless either (i) the consummation of the Company Sale is conditioned upon consummation of the Mergers and the other Transactions required to be consummated at the Closing or (ii) such definitive agreement is approved by the Executive Committee and concurrently with the entry into such definitive agreement providing for such Company Sale, one or more of the Equity Investors provide the Parent Entities with an equity commitment letter in a form substantially similar to the Equity Commitment Letter providing for a commitment that will be effective upon the consummation of such Company Sale, equal to the amount of the applicable Company Sale Net Proceeds Deficit. If approved by the Executive Committee, the Company Entities shall use reasonable best efforts, and shall cause the Company Subsidiaries to use reasonable best efforts, to take the actions set forth in Section 7.16 of the Company Disclosure Letter. In the event that any new equity commitment letters are obtained in accordance with this Section 7.16, any reference in this Agreement to (A) the “Equity Commitment Letter” will be deemed to mean the Equity Commitment Letter and any new equity commitment letters to the extent then in effect and (B) the “Financing” or the “Equity Financing” will be deemed to mean the equity financing contemplated by the Equity Commitment Letter as modified pursuant to the foregoing.

7.17 Certain Tax Matters.

(a) FIRPTA Certificate. The Company shall deliver to Holdco Parent at or prior to the Closing a certification of the Company prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g), (h) and 1.1445-2(c) dated as of the Closing Date and signed by a responsible corporate officer of the Company certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the IRS prepared in accordance with the provisions of Treasury Regulation Section 1.897-2(h)(2); provided, however, that the sole recourse with respect to any failure to provide the certificate or notice under this Section 7.17 shall be to deduct and withhold (or cause such deduction or withholding to occur) amounts required to be deducted or withheld as a result of such failure from the consideration otherwise payable pursuant to this Agreement to any Person in accordance with Section 3.09.

(b) Purchase Price Allocation. The parties hereto agree that the aggregate amount of the OpCo Profits Units Merger Consideration, the OpCo Merger Consideration and any other amounts properly taken into account as additional consideration for applicable Tax purposes shall be allocated for U.S. federal and other applicable income Tax purposes among the assets of OpCo and its applicable Company Subsidiaries in accordance with applicable Tax Law and the methodology set forth on Section 7.17 of the Company Disclosure Letter (the “Allocation Methodology”). Within ninety (90) days after the Closing Date, the Parent Entities shall deliver to the Securityholder Representative a draft allocation, which shall be prepared in accordance with the Allocation Methodology (the “Allocation”), for the Securityholder Representative’s review and approval. If the Securityholder Representative and the Parent Entities are not able to reach agreement regarding the Allocation, any disputes may be referred to an accounting or valuation firm of national standing reasonably acceptable to Securityholder Representative and the Parent Entities for prompt resolution (which resolution shall be consistent with the Allocation Methodology). The parties shall (and shall cause their Affiliates to) file income Tax Returns reporting the Transactions in a manner consistent with the Allocation, as finalized pursuant to this Section 7.17.

(c) Tax Returns and Contests. The Parent Entities shall prepare and timely file, or cause to be prepared and timely filed, Flow-Through Tax Returns that are required to be filed after the Closing. The Parent Entities shall deliver to the Securityholder Representative any U.S. federal income tax return of OpCo and any other material Flow-Through Tax Return requested by the Securityholder Representative for its review and approval (not to be unreasonably withheld, conditioned or delayed) at least thirty (30) days prior to the due date for filing such Tax Return. With respect to any taxable period that includes but does not end on the Closing Date, the parties agree to allocate items of income, gain, loss, deduction, expense and credit to the portion of such period ending on the Closing Date and the portion of such period beginning after the Closing Date using an interim closing of the books method as of the Closing Date and the calendar day convention under Section 706 of the Code and Treasury Regulations Section 1.706-4. After the Closing, the Securityholder Representative shall be entitled to reasonable participation rights in any Tax audit or other proceeding relating to any Flow-Through Tax Return, and the Parent Entities shall not (and shall cause their Affiliates not to) settle any such Tax proceeding in a manner that would have a material and disproportionate adverse impact on any holder of OpCo Membership Interests or OpCo Profits Units without the prior written consent of the Securityholder Representative (not to be unreasonably withheld, conditioned or delayed). The parties will reasonably cooperate with the Securityholder Representative with respect to tax matters pertaining to the Company Entities and the Company Subsidiaries. Certain additional agreements of the parties relating to Tax matters are set forth on Section 7.17 of the Company Disclosure Letter.

7.18 Employment Matters.

(a) For a period beginning on the Effective Time and ending on the first anniversary of the Closing Date (or, if shorter, during an employee’s period of employment following the Effective Time or such longer period required by applicable Law) (the “Continuation Period”), the Parent Entities shall provide, or shall cause the Surviving Entities and the Company Subsidiaries to provide, to each employee of the Company, the Surviving Entities, and each of the Company Subsidiaries (each, a “Continuing Employee”) with: (i) the same or greater base salary or wage rate (as applicable) as in effect for such Continuing Employee immediately prior to the Closing; (ii) target annual cash incentive compensation opportunities that are no less favorable than those in effect for such Continuing Employee immediately prior to the Closing; and (iii) other employee benefits (including vacation and sick or other paid leave, but excluding any equity, equity-based, long-term incentive, deferred compensation, change in control, retention or transaction-related benefits related to the transactions contemplated by this Agreement, or, other than as required by applicable Law or Collective Bargaining Agreement, defined benefit pension and post-retirement welfare arrangements) that are no less favorable in the aggregate to such benefits provided to such Continuing Employees and their covered dependents under the Company Plans immediately prior to the Closing.

(b) Continuing Employees shall receive credit for all years of service and level of seniority with the Company and the Company Subsidiaries and their respective predecessors under any employee benefit plan of the Parent Entities, the Surviving Entities, or any of their Subsidiaries for all purposes under any employee benefit plan, program or arrangement established or maintained by the Parent Entities, the Surviving Entities or any of their respective Subsidiaries under which any Continuing Employee may be eligible to participate on or after the Effective Time to the same extent recognized by the Company Entities or any of the Company Subsidiaries under comparable Company Plans immediately prior to the Effective Time. For the avoidance of doubt, each Continuing Employee’s vacation and sick time accruals, as of the Effective Time, shall carry over to the applicable Parent Entity, the Surviving Company or any of their respective Subsidiaries. Notwithstanding the foregoing, nothing in this Section 7.18 shall be construed to require crediting of service that would result in (i) duplication of benefits for the same period of service or (ii) service credit for benefit accruals under a defined benefit pension plan, retiree welfare plan or any grandfathered or frozen benefit plan of the applicable Parent Entity. With respect to the welfare benefit plans, programs and arrangements maintained, sponsored or contributed to by the Parent Entities or the Surviving Entities (each, a “Parent Welfare Benefit Plan”) in which a Continuing Employee is eligible to participate on or after the Effective Time, the applicable Parent Entity and the Surviving Entities shall use commercially reasonable efforts to (A) waive, or cause the insurance carrier to waive, all limitations as to pre-existing and at-work conditions, if any, with respect to participation and coverage requirements applicable to each Continuing Employee and any covered dependent under any Parent Welfare Benefit Plan to the same extent waived under a comparable Company Plan and (B) provide credit to each Continuing Employee and any covered dependent for any co-payments, deductibles and out-of-pocket expenses paid by such Continuing Employee or covered dependent under the Parent Welfare Benefit Plans during the relevant plan year of such Parent Welfare Benefit Plan in which the Effective Time occurs.

(c) The provisions contained in this Section 7.18 are included for the sole benefit of the parties hereto, and nothing in this Section 7.18, whether express or implied, shall create any third party beneficiary or other rights in any other person, including any employee, former employee, any participant in any Company Plan, employee benefit plans, programs and arrangements maintained, sponsored or contributed to by the Parent Entities or the Surviving Entities or other benefit plan or arrangement, or any dependent or beneficiary thereof, or any right to continued employment with the Company Entities, the Company Subsidiaries, the Parent Entities, the Surviving Entities or any of their respective Affiliates. Nothing contained herein, whether express or implied, shall be treated as (i) establishing or amending any Company Plan or any employee benefit plan programs and arrangements maintained, sponsored or contributed to by the Parent Entities or the Surviving Entities or other employee benefit plan or arrangement, (ii) restricting in any way the right of the Company Entities, the Company Subsidiaries, the Parent Entities, the Surviving Entities or any of their respective Affiliates to amend, terminate or otherwise modify any Company Plan, or other employee benefit plan or arrangement in accordance with its terms, (iii) preventing or restricting in any way the right of the Company Entities, the Parent Entities, the Surviving Entities or any of their respective Affiliates to terminate the of service of any employee, officer, director, manager or consultant of the Company and its

Subsidiaries at any time; or (iv) obligating the Parent Entities, the Surviving Entities or any of their respective Affiliates to adopt or maintain any particular plan or program or other compensatory or benefits arrangement at any time or prevent the Parent Entities or any of their Affiliates from modifying or terminating any such plan, program or other compensatory or benefits arrangement at any time.

7.19 Dividend Matters.

(a) The Company shall, in each calendar quarter during the period between the date of this Agreement and the Effective Time, declare and pay a dividend in respect of each issued and outstanding Share of Class A Company Common Stock in a per-share amount equal to $0.06 per Share (giving effect to any adjustments contemplated by Section 3.07) (each, a “Quarterly Dividend”). The first Quarterly Dividend shall be declared no later than May 31, 2024, have a record date no later than June 14, 2024, and be payable no later than June 28, 2024. Thereafter, the declaration, record and payment dates for each Quarterly Dividend shall be no later than five Business Days following the one-year anniversary of the corresponding date for the quarterly dividend (including any regular quarterly dividend) for the corresponding quarter of the preceding year.

(b) If, on the date that all conditions to closing set forth in Article VIII shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing and the condition set forth in Section 8.03(d)), the Company has not paid at least four Quarterly Dividends pursuant to Section 7.19(a), the Company shall pay, within 3 Business Days (and in any case on or prior to the Closing Date), a dividend (any such dividend, a “Catch-Up Dividend”) in respect of each issued and outstanding Share of Class A Company Common Stock outstanding as of such date in a per-share amount equal to the product of (i) $0.06 per Share (giving to effect any adjustments contemplated by Section 3.07) and (ii) four minus the number of quarters in which a Quarterly Dividend has been declared and paid (or, if a Quarterly Dividend has been declared but not yet paid, will be paid prior to the Closing Date).

(c) The payment of any Quarterly Dividend or Catch-Up Dividend shall not be conditioned upon the consummation of the Mergers or the other Transactions or any other event. In connection with any Quarterly Dividend or Catch-Up Dividend, OpCo shall make pro rata distributions pursuant to the OpCo Operating Agreement, and Manager shall make pro rata distributions pursuant to the Manager Operating Agreement, in each case, such that the Company receives pursuant to such distributions all amounts required to be paid pursuant to this Section 7.19 as and when due.

(d) Notwithstanding anything to the contrary herein (but without limiting the Company’s obligations pursuant to this Section 7.19), no action or omission by the Company Entity or Company Subsidiary in respect of this Section 7.19 (other than a failure to comply with the parameters set forth in the second sentence of Section 7.19(c) to the extent any Quarterly Dividend or Catch-Up Dividend is declared and paid) shall be deemed to constitute a breach for purposes of determining any rights or remedies of the Parent Entities or the Merger Subs or any ability of the Company Entities to take action under this Agreement (including for purposes of determining the satisfaction of the condition set forth in Section 8.02(b), any party’s right to terminate this Agreement pursuant to Section 9.01 or Section 9.03).

ARTICLE VIII

CONDITIONS TO THE MERGERS

8.01 Conditions to the Obligations of Each Party. The obligations of the Company Entities, the Parent Entities and the Merger Subs to consummate the Mergers shall be subject to the satisfaction (or written waiver by the Company Entities, the Parent Entities and the Merger Subs, if permissible by Law), at or prior to the Effective Time, of the following conditions:

(a) Company Stockholder Approval; Information Statement. The Company Stockholder Approval shall have been obtained. The Information Statement shall have been mailed to the Company’s stockholders and at least 20 calendar days shall have elapsed from the date of completion of such mailing.

(b) No Order. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, whether temporary, preliminary or permanent, that is in effect that enjoins, restrains or otherwise prohibits or makes illegal the consummation of the Mergers; provided, that the condition set forth in this Section 8.01(b) solely as it relates to any Law of a Gaming Authority shall be deemed satisfied on the Deemed Gaming Waiver Date (if not otherwise satisfied).

(c) Antitrust and FDI Approvals. The (i) waiting period applicable to the Transactions pursuant to the HSR Act shall have expired or otherwise been terminated and (ii) clearances or approvals identified in Section 8.01(c) of the Company Disclosure Letter (the “Antitrust Law and Foreign Investment Law Approvals”) shall have been obtained.

8.02 Conditions to the Obligations of the Parent Entities and the Merger Subs. The obligations of the Parent Entities and the Merger Subs to consummate the Mergers are subject to the satisfaction or waiver by the Parent Entities (where permissible), at or prior to the Effective Time, of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company Entities set forth in Section 4.02(a), the first and last sentence of Section 4.02(d), the first sentence of Section 4.02(e) (Capitalization), and Section 4.02(f) shall be true and correct in all respects as of the Closing Date, as if made as of such time, except to the extent any such representation or warranty expressly relates to a specific date (in which case on and as of such specific date) (in each case, other than for any Uncured Inaccuracy that are individually or in the aggregate de minimis relative to the total fully diluted equity capitalization of the Company Entities, it being acknowledged and agreed that de minimis relative to the total fully diluted equity capitalization of the Company Entities shall mean Uncured Inaccuracies that when taken together result in the Parent Entities or Merger Subs being required to pay pursuant to Article III an amount in excess of $15,000,000 than the amount that would be required to be paid by the Parent Entities or Merger Subs pursuant to Article III assuming the condition set forth in this Section 8.02(a)(i) was true and correct in all respects as of the Closing Date, as if made at such time, except to the extent any such representation or warranty expressly relates to a specific date (in which case on and as of such specific date)); (ii) the representations and warranties set forth in Section 4.08(a) (Absence of Certain Changes or Events) shall be true and correct in all respects, (iii) the representations and warranties of the Company Entities set forth in Section 4.01(a) (Organization and Qualification), Section 4.03 (Authority; Binding Nature of Agreement), Section 4.05 (Vote Required), Section 4.06 (Anti-Takeover Provisions) and Section 4.23 (Brokers) shall be true and correct in all material respects as of the Closing Date (it being understood that for the purpose of this clause (iii) all references to the term “Material Adverse Effect” and other qualifications based on the word “material,” set forth in any such representations and warranties shall be disregarded), as if made at such time, except to the extent any such representation or warranty expressly relates to a specific date (in which case on and as of such specific date) and (iv) each of the other representations and warranties of the Company Entities set forth in this Agreement shall be true and correct in all respects as of the Closing Date, as if made at such time, except to the extent such representation or warranty expressly relates to a specific date (in which case on and as of such specific date), other than, in the case of this clause (iv), for such failures to be true and correct that would not, individually or in the aggregate, have a Material Adverse Effect (it being understood that for the purpose of this clause (iv) all references to the term “Material Adverse Effect” and other qualifications based on the word “material,” set forth in any such representations and warranties (other than any such qualifications included in any definitions used or contained therein, including the definition of “Material Contract”) shall be disregarded). Notwithstanding anything herein to the contrary, with respect to the foregoing clauses (i), (ii), (iii) and (iv), any breach or inaccuracy that results from, or arises out of, the Restructuring Steps or any Company Action undertaken at the request of the Parent Entities shall be disregarded for purposes of determining the accuracy of the representations and warranties of the Company Entities pursuant to this Section 8.02(a).

(b) Agreements and Covenants. The Company Entities shall have performed or complied with the covenants, agreements and obligations required by this Agreement to be performed or complied with by them on or prior to the Effective Time in all material respects.

(c) Required Gaming Approvals. The Governmental Authorizations identified in Section 8.02(c) of the Company Disclosure Letter (the “Required Gaming Approvals”) shall have been obtained or are no longer required by a Gaming Authority with respect to the Transactions (including due to the completion of a Gaming Sale or, if approved by the Executive Committee, the Company taking the actions set forth in Section 7.16 of the Company Disclosure Letter pursuant to the terms thereof); provided, the condition set forth in this Section 8.02(c) shall be deemed satisfied on the Deemed Gaming Waiver Date (if not otherwise satisfied).

(d) Material Adverse Effect. Since the date of the Agreement, no Material Adverse Effect shall have occurred and be continuing.

(e) Officer Certificate. The Company Entities shall have delivered to the Parent Entities a certificate, dated as of the Closing Date, signed by an executive officer of each Company Entity, certifying that the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(d) have been satisfied.

8.03 Conditions to the Obligations of the Company Entities. The obligations of the Company Entities to consummate the Mergers are subject to the satisfaction or waiver by the Company Entities (where permissible), at or prior to the Effective Time, of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Parent Entities and the Merger Subs set forth in Section 5.01 (Organization and Qualification), Section 5.03 (Authority; Binding Nature of Agreement) and Section 5.09 (Brokers) shall be true and correct in all material respects as of the Closing Date, as if made at such time, except to the extent any such representation or warranty expressly relates to a specific date (in which case on and as of such specific date) and (ii) each of the other representations and warranties of the Parent Entities and the Merger Subs set forth in this Agreement shall be true and correct in all respects as of the Closing Date, as if made at such time, except to the extent such representation or warranty expressly relates to a specific date (in which case on and as of such specific date), other than, in the case of this clause (ii), for such failures to be true and correct that would not, individually or in the aggregate, have a Parent Material Adverse Effect (it being understood that for the purpose of this clause (ii) all references to the term “Parent Material Adverse Effect” and other qualifications based on the word “material,” set forth in any such representations and warranties shall be disregarded).

(b) Agreements and Covenants. The Parent Entities and the Merger Subs shall have performed or complied with the covenants, agreements and obligations required by this Agreement to be performed or complied with by them on or prior to the Effective Time in all material respects.

(c) Officer Certificate. The Parent Entities shall have delivered to the Company Entities a certificate, dated as of the Closing Date, signed by an executive officer of each Parent Entity, certifying that the conditions specified in Section 8.03(a) and Section 8.03(b) have been satisfied.

(d) Quarterly Dividends and Catch-Up Dividends. The Company shall have paid the Quarterly Dividends and the Catch-Up Dividend, if any, in each case in accordance with Section 7.19.

ARTICLE IX

TERMINATION

9.01 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time only as follows (notwithstanding any prior adoption of this Agreement by the stockholders of the Company, except for Sections 9.01(e)(i) and 9.01(e)(iv) which may not be utilized after receipt of the Company Stockholder Approval):

(a) by mutual written consent of each of the Company (acting with the prior approval of the Special Committee) and the Parent Entities;

(b) by either the Company (acting with the prior approval of the Special Committee) or the Parent Entities if any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law permanently restraining, enjoining, prohibiting or making illegal the consummation of the Mergers and such Law shall have become final and nonappealable; provided, that if such Governmental Authority is a Gaming Authority, neither the Company nor the Parent Entities shall have the right to terminate under this Section 9.01(b);

(c) by either the Company (acting with the prior approval of the Special Committee) or the Parent Entities if the Effective Time shall not have occurred on or before April 2, 2025 (as such date may be extended pursuant to the terms of this Agreement or by the mutual written consent of the Company (acting with the prior approval of the Special Committee) and the Parent Entities, the “Outside Date”); provided that, the right to terminate this Agreement under this Section 9.01(c) shall not be available to a party if such party’s or its Subsidiaries’ breach of any representations or warranties or failure to satisfy any agreements or covenants under this Agreement primarily caused or resulted in the failure of the Effective Time to occur on or before such date;

(d) by the Parent Entities if:

(i) the Executive Committee (acting upon the recommendation of the Special Committee) or the Special Committee shall have effected an Adverse Recommendation Change; or

(ii) any breach or inaccuracy of any representation or warranty or failure to perform any covenant or agreement on the part of the Company Entities set forth in this Agreement shall have occurred that (A) would cause any of the conditions set forth in Section 8.02(a) or Section 8.02(b) not to be satisfied and (B) is not capable of being cured or, if curable, is not cured by the earlier of (i) 60 days after written notice thereof is given by the Parent Entities to the Company Entities and (ii) the Outside Date; provided, that none of the Parent Entities or the Merger Subs is then in material breach of this Agreement; or

(e) by the Company (acting with the prior approval of the Special Committee) if:

(i) prior to the delivery of the Company Stockholder Approval, the Executive Committee (acting upon the recommendation of the Special Committee) determines to enter into an Acquisition Agreement with respect to a Superior Proposal; provided, that (A) prior to, or concurrently with, such termination the Company Entities pay (or cause to be paid) the Company Termination Fee due under Section 9.03(a) and (B) the Company substantially contemporaneously enters into such Acquisition Agreement; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.01(e)(i) if (x) the Company Stockholder Approval has been obtained or (y) a Company Entity has materially breached Section 7.03;

(ii) any breach or inaccuracy of any representation or warranty or failure to perform any covenant or agreement on the part of the Parent Entities or the Merger Subs set forth in this Agreement shall have occurred that (A) would cause any of the conditions set forth in Section 8.03(a) or Section 8.03(b) not to be satisfied and (B) such breach or inaccuracy is not capable of being cured or, if curable, is not cured by the earlier of (i) 60 days after written notice thereof is given by the Company Entities to the Parent Entities and (ii) the Outside Date; provided, that a Company Entity is not then in material breach of this Agreement;

(iii) if (A) all of the conditions set forth in Section 8.01 and Section 8.02 have been and continue to be satisfied or, to the extent permitted by Law, waived by the Parent Entities (other than those conditions that by their nature cannot be satisfied other than at the Closing, provided, that such conditions to be satisfied at the Closing would be capable of satisfaction as of the date of the notice referenced in clause (B) below if the Closing were to occur on the date of such notice), (B) on or after the date the Closing should have occurred pursuant to Section 2.02, the Company has irrevocably delivered written notice to the Parent Entities to the effect that all of the conditions set forth in Section 8.01 and Section 8.03 have been satisfied or, to the extent permitted by Law, waived by the Company Entities (other than those conditions that by their nature cannot be satisfied other than at the Closing, provided, that such conditions to be satisfied at the Closing are capable of being satisfied as of the date of such notice if the Closing were to occur on the date of such notice) and the Company is prepared to consummate the Closing and (C) the Parent Entities fail to consummate the Closing on the earlier of (x) the fifth Business Days after delivery of the notice referenced in the preceding clause (B) and (y) one Business Day prior to the Outside Date; or

(iv) prior to the delivery to the Company of duly executed countersignature pages to the Written Consent from all parties thereto, if duly executed countersignature pages to the Written Consent have not been delivered to the Company within twelve (12) hours after the execution and delivery of this Agreement.

9.02 Notice of Termination; Effect of Termination.

(a) A terminating party shall provide written notice of termination to the other parties hereto specifying with reasonable particularity the reason for such termination, and any such termination in accordance with Section 9.01 shall be effective immediately upon delivery of such written notice to the other parties hereto.

(b) In the event of termination of this Agreement by any party as provided in Section 9.01, this Agreement shall forthwith become void and of no further force or effect and there shall be no liability or obligation on the part of any party, except that (i) this Section 9.02, Section 7.02(b), Section 7.12(c), Section 9.03 and Article X shall remain in full force and effect and the Guarantee shall remain in full force and effect in accordance with their respective terms and to the extent provided thereunder and (ii) subject to Section 9.03(b), Section 9.03(c), Section 9.03(d) and Section 10.18, nothing herein shall relieve any party from liability for any fraud or Willful and Material Breach of this Agreement prior to such termination.

9.03 Fees and Expenses. Unless specified otherwise herein, all expenses incurred in connection with this Agreement, the Transactions, the solicitation of stockholder approvals and all other matters related to the Transactions shall be paid by the party incurring such expenses, whether or not the Mergers or any other Transaction is consummated, except as otherwise set forth in this Agreement.

(a) If this Agreement shall be validly terminated by the Parent Entities pursuant to (i) Section 9.01(d)(i), or (ii) by the Company pursuant to Section 9.01(e)(i), then OpCo shall pay (or cause to be paid) to the Parent Entities (or their designees) $288,500,000 (the “Company Termination Fee”) in accordance with Section 9.03(b).

(b) In the event the Company Termination Fee becomes payable by the Company Entities pursuant to Section 9.03(a), it shall be paid to the Parent Entities (or the Parent Entities’ designees) by OpCo (or its designee) in immediately available funds within two Business Days after the termination of this Agreement; provided that, notwithstanding the foregoing, if the Company Termination Fee becomes payable pursuant to Section 9.03(a), the Company Termination Fee shall be payable concurrently with the consummation of such Superior Proposal. The payment to the Parent Entities (or the Parent Entities’ designees) of the Company Termination Fee shall be the sole and exclusive remedy of the Parent Related Parties for any loss suffered by the Parent Related Parties as a result of the failure of the Transactions to be consummated, and, upon such payment in accordance with this Section 9.03, the Company Related Parties shall not have any further liability or obligation, relating to or arising out of this Agreement or the Transactions.

(c) If this Agreement shall be validly terminated (i) by the Company pursuant to Section 9.01(e)(ii), Section 9.01(e)(iii) or Section 9.01(e)(iv) or (ii) by the Company or Parent Entity pursuant to Section 9.01(b) (if the events giving rise to such termination right are caused by or resulted from, in any material respect, a Parent Entity’s breach of any representations or warranties or failure to satisfy any agreements or covenants under this Agreement) or Section 9.01(c) at a time when the Company could terminate this Agreement pursuant to Section 9.01(e)(ii)) or Section 9.01(e)(iii), then the Parent Entities shall pay to OpCo (or its designee) the amount of $705,000,000 (the “Parent Termination Fee”) in accordance with Section 9.03(d). (d) In the event the Parent Termination Fee becomes payable by the Parent Entities pursuant to this Section 9.03, it shall be paid to OpCo (or its designee) by the Parent Entities in immediately available funds within two Business Days after such termination. Notwithstanding anything to the contrary set forth in this Agreement (including this Article IX), the Company Entities expressly acknowledge and agree that (i) the Company Entities’ right to receive the Parent Termination Fee pursuant to and in accordance with Section 9.03(c), (ii) the amounts payable to OpCo and the Company Subsidiaries pursuant to Section 7.12(c), (iii) the amounts payable to OpCo and the Company Subsidiaries pursuant to the penultimate sentence of this Section 9.03(d) (subject to the Expense Cap), (iv) the Company Entities’ right to seek specific performance or other equitable relief solely in accordance with, and subject to the limitations in, this Agreement (including Section 10.08) and the Equity Commitment Letter, (v) the rights of the Company Entities to bring any claims or otherwise pursue any Action in accordance with, and subject to the limitations in, the Guarantee and (vi) the rights of the Company Entities to bring any claims or otherwise pursue any Action under the Confidentiality Agreement and the Voting Agreement shall constitute the sole and exclusive remedies of the Company Entities, the Company Subsidiaries, their respective Affiliates or any of their respective former, current or future general or limited partners, stockholders, equityholders, members, managers, directors, officers, employees, agents or Affiliates (collectively, the “Company Related Parties”) against (A) the Parent Entities and the Merger Subs or (B) the Equity Investors and the Parent Entities’ and the

Equity Investors’ respective Affiliates or any of their or their respective Affiliates’ respective former, current or future directors, officers, employees, general or limited partners, mangers, members, direct or indirect equityholders, controlling persons, attorneys, assignees, agents, representatives or representatives of any of the foregoing, or any former, current or future estates, heirs, executors, administrators, trustees, successors or assigns of any of the foregoing, or any financial institution which provides or is committed to provide financing in connection with the transactions contemplated by this Agreement or any of their respective Affiliates (collectively, the “Parent Related Parties”), for, or with respect to, this Agreement, the Equity Commitment Letter, the Guarantee, the Confidentiality Agreement, the Voting Agreement, the Financings or the transactions contemplated hereby or thereby (including, any breach thereof by the Parent Entities or the Merger Subs), the termination of this Agreement, the failure to consummate the Closing or any claims or actions under applicable Law arising out of any such breach, termination or failure and none of the Company Related Parties shall seek to recover any other damages or seek any other remedy, whether based on a claim at law or in equity, in contract, tort or otherwise, with respect to any such losses or damages (including in respect of any oral representation made or alleged to be made in connection herewith). Nothing in this Section 9.03(d) will preclude any liability of the Debt Financing Sources or the Preferred Equity Financing Sources to the Company Entities (following the Closing), the Parent Entities or the Merger Subs under the definitive agreements relating to the Debt Financing or the Preferred Equity Financing or limit the Company Entities (following the Closing), the Parent Entities or the Merger Subs from seeking to recover any such damages or obtain equitable relief from or with respect to any Debt Financing Source or Preferred Equity Investor pursuant to the definitive agreements relating to the Debt Financing or the Preferred Equity Financing. Notwithstanding anything to the contrary herein, other than the obligation of the Parent Entities to pay the Parent Termination Fee and any Additional Obligations in accordance with Section 9.03(c) and this Section 9.03(d) and the respective obligations of the Guarantors under, and pursuant to the terms of, the Guarantee, in no event will any Parent Related Party or any other Person have any liability for monetary damages to the Company Entities or any other Person relating to or arising out of this Agreement or the transactions contemplated by this Agreement. While the Company Entities may pursue both a grant of specific performance pursuant to Section 10.08(a) to cause consummation of the Transactions (including the Mergers) to occur and the payment of the Parent Termination Fee and any Additional Obligations (subject to the Expense Cap), in no event shall the Company Entities be entitled to receive both (i) an order for specific performance or any other equitable remedy of the type contemplated by Section 10.08(a) to cause consummation of the Transactions (including the Mergers) to occur and (ii) the Parent Termination Fee if payable pursuant to this Section 9.03; provided, that, for the avoidance of doubt, nothing in this Agreement shall be deemed to prohibit the Company Entities from pursuing (or obtaining) specific performance of the Parent Entities’ obligations hereunder or other equitable relief that does not require the Merger Subs to cause the Closing to occur and, to the extent this Agreement is subsequently terminated, the payment of the Parent Termination Fee and any Additional Obligations (subject to the Expense Cap). Each of the parties hereto acknowledges that the agreements contained in this Section 9.03 are an integral part of the transactions contemplated hereby, and that, without these agreements, the Company Entities would not enter into this Agreement. Accordingly, if OpCo or the Parent Entities fail to pay in a timely manner the Company Termination Fee or the Parent Termination Fee, as applicable, then OpCo shall pay (or cause to be paid) to the Parent Entities (or their designees) or the Parent Entities shall pay (or cause to be paid) to OpCo (or its designee), as applicable, interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made, plus 2% per annum (together with the obligations of the Parent Entities under Section 7.12(c), the “Additional Obligations”). The Company Entities and the Parent Entities hereby agree that the aggregate amount of the Additional Obligations payable by the Parent Entities or the Company Entities (as applicable) pursuant to this Section 9.03(d) shall not exceed $20,000,000 (the “Expense Cap”).

(e) The parties hereto acknowledge and agree that the agreements contained in this Section 9.03 are an integral part of the Transactions, and that, without these agreements, the parties hereto would not enter into this Agreement. Each of the parties hereto further acknowledges that the payment of the Company Termination Fee or the Parent Termination Fee specified in this Section 9.03, as applicable, is not a penalty, but, in each case, is liquidated damages in a reasonable amount that will compensate such other parties, as applicable, in the circumstances in which such fees are payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. In no event shall any party hereto be required to pay the Company Termination Fee or Parent Termination Fee, as applicable, in connection with the termination of this Agreement more than once (even though such payment may be payable under one or more provisions).

ARTICLE X

GENERAL PROVISIONS

10.01 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time; provided, however, that this Section 10.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

10.02 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service (with proof of delivery), or by email (with confirmation by return email) to the respective parties hereto at the following coordinates (or at such other coordinates for a party as shall be specified in a notice given in accordance with this Section 10.02):

(a) if to the Parent Entities or the Merger Subs:

Silver Lake

2775 Sand Hill Road

Suite 100

Menlo Park, CA 94025

Attention: Karen King

Email:   karen.king@silverlake.com

with a copy to:

Silver Lake

55 Hudson Yards

40th Floor

New York, NY 10001

Attention: Andy Schader

Email:   andy.schader@silverlake.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention:  Elizabeth Cooper

 Christopher May

Email:    ecooper@stblaw.com

 cmay@stblaw.com

with a copy to:

Simpson Thacher & Bartlett LLP

2475 Hanover Street

Palo Alto, California 94304

Attention: Mark Myott

E-mail:  mark.myott@stblaw.com

(b) if to the Company Entities:

Endeavor Group Holdings, Inc.

9601 Wilshire Blvd, Third Floor

Beverly Hills, CA 90210

Attention:  Jason Lublin

Seth Krauss

Courtney Braun

Robert Hilton

Email:    jlublin@endeavorco.com

skrauss@endeavorco.com

cbraun@endeavorco.com

rhilton@endeavorco.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attention:  Justin Hamill

 Michael Anastasio

 Ian Nussbaum

Email:    justin.hamill@lw.com

 michael.anastasio@lw.com

 ian.nussbaum@lw.com

and with a copy (which shall not constitute notice) to:

Cravath, Swaine and Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attention: Faiza Saeed

 Claudia Ricciardi

Email:    fsaeed@cravath.com

 cricciardi@cravath.com

10.03 Interpretation and Rules of Construction. When a reference is made in this Agreement to an Annex, an Exhibit, an Article or a Section, such reference shall be to an Annex, an Exhibit, an Article or a Section of this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Documents, materials and information are deemed to have been “made available” to the Parent Entities or the Merger Subs prior to the date hereof, if such documents, materials or information were at least one day prior to the date hereof (a) available for review by such Person and its Representatives through the electronic data room entitled “Project Wildcat”, which is hosted by Venue in connection with the Transactions, (b) disclosed in a SEC Document filed and publicly available or (c) otherwise provided by or on behalf of the Company in writing to the Parent Entities, the Merger Subs or their respective Representatives. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract or Law defined or referred to herein means such Contract or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated, and any Law referred to herein shall be deemed to also refer to all rules and regulations promulgated thereunder. All accounting terms used and not defined herein have the respective meanings given to them under GAAP, except to the extent otherwise specifically indicated or that the context otherwise requires. References to the “ordinary course of business” refers to the ordinary course of business of the Company Entities and the Company Subsidiaries, taken as a whole, consistent with past practice. References to a Person are also to its successors and permitted assigns. If the last day of a period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement is not a Business Day, the period shall end on the immediately following Business Day. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. References to “days” shall mean “calendar days” unless expressly stated otherwise. Whenever this Agreement requires the Merger Subs to take any action, such requirement shall be deemed to include an undertaking on the part of the Parent Entities to cause the Merger Subs to take such action. All references herein to “parties” shall be to the parties hereto unless the context shall otherwise require. Decisions made in a party’s “sole discretion” may be taken for any reason or no reason. Notwithstanding anything herein to the contrary, whenever any consent, approval, waiver or notice is to be given under this Agreement by (i) the Parent Entities, such consent, approval, waiver or notice shall be given by Holdco Parent or (ii) the Company Entities, such consent, approval, waiver or notice shall be given by the Company. Any action or decision the Company Entities that expressly requires the consent or approval of the Executive Committee and any determination of the Company Entities to be expressly made by the Executive Committee pursuant to this Agreement or any of the other documents entered into in connection herewith shall be deemed to require the unanimous consent, approval or determination of the Executive Committee.

10.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party; provided, that the parties intend that the remedies and limitations thereon (including limitations on remedies in Section 10.08, Section 10.14 and the other limitations on the liabilities of the Parent Related Parties) contained in Article IX and Article X be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable or subject to modification pursuant to the following sentence in any manner that increases any Parent Related Party’s liability or obligations hereunder or under the Financing. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced (except those referenced in the immediately preceding proviso), the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

10.05 Entire Agreement. This Agreement, taken together with the Company Disclosure Letter, the Confidentiality Agreement (together with any joinders or other agreements entered into in connection therewith), the Equity Commitment Letter, the Guarantee and the Voting Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes all prior and concurrent agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and thereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NO PARENT ENTITY, MERGER SUB OR ANY OF THEIR REPRESENTATIVES, ON THE ONE HAND, NOR ANY COMPANY ENTITY OR ANY OF ITS REPRESENTATIVES, ON THE OTHER HAND, MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED (INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE (OR MADE AVAILABLE BY) BY ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS.

10.06 Assignment. Neither this Agreement nor any of the parties’ respective rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto; provided, that the Parent Entities and the Merger Subs may (a) assign all or any of their rights hereunder to any wholly-owned Subsidiary or Affiliate of the Parent Entities and (b) pledge this Agreement to any lender of the Parent Entities as security for the obligation of such lender in respect of providing the Financing, provided, that, in each case, (i) no such assignment or pledge will in any way affect the Parent Entities’ obligations or liabilities under this Agreement and the Parent Entities shall continue to remain liable for all such obligations and liabilities and (ii) such assignment would not reasonably be expected to have a Parent Material Adverse Effect. No assignment by any party shall relieve such party of any of its obligations hereunder. Subject to the immediately preceding sentence, any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

10.07 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for (a) the provisions of Section 7.04 (which are for the benefit of the Persons covered thereby and may be enforced by such Persons after the Effective Time), (b) after the Effective Time occurs, for the rights of the holders of Shares, OpCo Membership Interests, OpCo Profits Units to receive the Merger Consideration to which they are entitled in accordance with the terms and conditions of this Agreement, (c) the rights of the applicable Holders set forth on Annex 1 of the Company Disclosure Letter to receive any Deferred Payment that becomes due in accordance with Annex 1 of the Company Disclosure Letter, (d) the rights of the holders of Vested Company RSUs and Vested Company PSUs to receive the Company RSU/PSU Payment in accordance with the terms and conditions of this Agreement after the Effective Time, (e) the rights of each holder of a Vested Company Option to receive the Option Consideration in accordance with the terms and conditions of this Agreement after the Effective Time, (f) the third party beneficiary rights specified in the Equity Commitment Letter and (g) the rights of the Non-Recourse Parties set forth in Section 10.14.

10.08 Specific Performance.

(a) The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the Equity Commitment Letter or the Guarantee, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in Law, equity or otherwise, including monetary damages) to (i) an Order of specific performance to enforce the observance and performance of such covenant or obligation and (ii) an injunction restraining such breach or threatened breach. Notwithstanding anything in this Agreement to the contrary (including Section 7.12(d)), the Company Entities shall be entitled to enforce specifically the Parent Entities’ and Merger Subs’ obligation to consummate the Transactions and the Equity Investor’s obligation to provide the Equity Financing if, and only if, (1) all of the conditions set forth in Sections 8.01 and 8.02 of this Agreement have been and continue to be satisfied or waived (other than those that, by their nature, are to be satisfied at the Closing; provided, that those conditions could be satisfied if the Closing were to occur), (2) the Company Entities have irrevocably confirmed by written notice to the Parent Entities that (x) all conditions set forth in Section 8.03 have been satisfied (other than those that, by their nature, are to be satisfied at the Closing) or that they would be willing to waive any unsatisfied conditions in Section 8.03 and (y) they are ready, willing, and able to consummate the Closing if specific performance is granted and the Debt Financing is funded, (3) the Debt Financing has been funded or will be funded at the Closing (in each case, in accordance with the terms and conditions thereof) (for the avoidance of doubt, if the Debt Financing has not been funded and will not be funded at the Closing for any reason (including a breach of Section 7.13), the Company Entities shall not be entitled to enforce the Parent Entities’ and Merger Subs’ obligation to consummate the Transactions and the Equity Investor’s obligation to provide the Equity Financing pursuant to this Section 10.08) and (4) the Mergers have not been consummated in accordance with Section 2.02. The parties hereto agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to Law or inequitable on the basis that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at Law; provided that, in no event shall the Company Entities be entitled to both (i) obtain an order for specific performance or any other equitable remedy of the type contemplated by this Section 10.08(a) and (ii) receive the Parent Termination Fee if payable pursuant to Section 9.03.

(b) Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.08, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. The parties acknowledge and agree that the right of specific performance contemplated by this Section 10.08 is an integral part of the Transactions, including the Mergers, and without that right, none of the Company Entities, the Parent Entities or the Merger Subs would have entered into this Agreement.

(c) Notwithstanding anything to the contrary to this Agreement (including the terms of Section 9.01(c)), in the event that the Company Entities initiate a proceeding seeking an injunction, specific performance or other equitable relief pursuant to this Section 10.08, no party shall object to any application to the court setting forth an expedited timeline to hear and determine such action.

10.09 Governing Law.

(a) This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the principles of conflicts of law that would cause the application of law of any jurisdiction other than those of the State of Delaware.

(b) The parties hereto agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be heard and determined exclusively in the Court of Chancery of the State of Delaware; provided, however, that, if such court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any federal or state court located in the State of Delaware. Consistent with the preceding sentence, each of the parties hereto hereby (i) submits to the exclusive jurisdiction of any federal or state court sitting in the State of Delaware for the purpose of any Action arising out of or relating to this Agreement brought by either party hereto; (ii) agrees that service of process will be validly effected by sending notice in accordance with Section 10.02; and (iii) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above named courts.

10.10 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

10.11 Amendment. This Agreement may be amended, by written agreement of the parties hereto at any time prior to the Effective Time; provided, that, with respect to the Company Entities, the Special Committee has approved such amendment; provided, further, that prior to the Effective Time, no amendment may be made that would reduce the amount or change the form of the Merger Consideration or that would otherwise require the approval of the stockholders of the Company under applicable Law without the consent of the stockholders of the Company. Notwithstanding anything to the contrary contained herein, the Special Committee shall have the exclusive right to determine the satisfaction of, or to waive, the condition set forth in Section 8.03(d) on behalf of the Company Entities. Notwithstanding anything to the contrary contained herein, the provisions of this Section 10.11, the first sentence of Section 10.10 and Section 10.16 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections) shall not be amended, modified, supplemented or waived in a manner that adversely impacts or is otherwise adverse in any respect to (a) any Debt Financing Source without the prior written consent of the applicable Debt Financing Sources and (b) any Preferred Equity Financing Sources without the prior written consent of the applicable Preferred Equity Financing Sources. Notwithstanding anything herein to the contrary, the Company Entities shall be permitted to amend Annex 1 to the Company Disclosure Letter in their sole discretion to reflect any changes to the capitalization of Manager, OpCo, or the Executive Holdcos following the date of this Agreement and prior to the Effective Time resulting from any exchanges, redemptions or forfeitures in accordance with the organizational documents of such Persons.

10.12 Waiver. At any time prior to the Effective Time, the Parent Entities (on behalf of themselves and the Merger Subs), on the one hand, and the Company Entities (subject to Section 10.19, only if such action has been recommended by the Special Committee (it being agreed that the Parent Entities shall be entitled to assume, by the Company taking any action referred to in clauses (a), (b) or (c), that the Special Committee has recommended such action)), on the other hand, may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

10.13 Company Disclosure Letter. The parties hereto agree that any reference in a particular Section of the Company Disclosure Letter shall be deemed to be disclosed and incorporated by reference in each other Section of the Company Disclosure Letter (other than Sections 4.01, 4.02, 4.03, 4.06 and 4.23 and Schedule A of the Company Disclosure Letter) to which such information reasonably relates on its face as though fully set forth in such other Section. Certain items and matters may be listed in the Company Disclosure Letter for informational purposes only and may not be required to be listed therein by the terms of this Agreement. In no event shall the listing of items or matters in the Company Disclosure Letter be deemed or interpreted to broaden, or otherwise expand the scope of, the representations and warranties or covenants contained in this Agreement. The mere inclusion of an item in the Company Disclosure Letter as an exception to a representation or warranty (a) shall not be deemed an admission that such item represents a material exception or material event, circumstance, change, effect, development or condition or that such item would have a Material Adverse Effect on the Company Entities and (b) shall not be construed as an admission or indication by the Company of any non-compliance with, or breach or violation of, any third party rights (including any Company Intellectual Property), any Contract or agreement or any Law or Order of any Governmental Authority, such disclosures having been made solely for the purposes of creating exceptions to the representations made herein or of disclosing any information required to be disclosed under this Agreement.

10.14 Non-Recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party, except for claims that the Company Entities may assert in accordance with the Guarantee, the Equity Commitment Letter or the Confidentiality Agreement. Except as set forth in this Agreement, the Guarantee, the Equity Commitment Letter, the Confidentiality Agreement, the Voting Agreement or the Rollover Agreements, no former, current or future officers, employees, directors, partners, equity holders, managers, members, attorneys, agents, advisors or other Representatives of any party hereto (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim or proceeding (whether in tort, contract or otherwise) based on, in respect of or by reason of the Transactions or in respect of any written or oral representations made or alleged to be made in connection herewith. In furtherance and not in limitation of the foregoing, each party covenants, agrees and acknowledges that no recourse under this Agreement or any other agreement referenced herein or in connection with any Transactions shall be sought or had against any Non-Recourse Party, except for claims that any party may assert (A) against another party solely in accordance with, and pursuant to the terms and conditions of, this Agreement or (B) pursuant to the Guarantee, the Equity Commitment Letter or the Confidentiality Agreement, the Voting Agreement or the Rollover Agreements.

10.15 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or other means of electronic transmission, such as by electronic mail in “pdf” form) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

10.16 Debt and Preferred Equity Financing Sources. Notwithstanding anything in this Agreement to the contrary, the Company Entities, on behalf of themselves and the Company Subsidiaries and their respective controlled Affiliates, hereby: (i) agree that any Action, whether in law or in equity, whether in contract or in tort or otherwise, by or against any (1) Debt Financing Related Party, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder or (2) Preferred Equity Financing Related Party, arising out of or relating to, this Agreement, the Preferred Equity Financing or any of the agreements entered into in connection with the Preferred Equity Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such Action to the exclusive jurisdiction of such court, and such Action (except to the extent relating to the interpretation of any provisions in this Agreement) shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another jurisdiction), (ii) agree not to bring or support any Action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any (1) Debt Financing Related Party in any way arising out of or relating to, this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, or (2) Preferred Equity Financing Related Party in any way arising out of or relating to, this Agreement, the Preferred Equity Financing or any of the agreements entered into in connection with the Preferred Equity Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (iii) agree that service of process upon the Company Entities in any such Action shall be effective if notice is given in accordance with Section 10.02, (iv) irrevocably waive, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action in any such court, (v) knowingly, intentionally and voluntarily waive, to the fullest extent permitted by applicable Law, trial by jury in any Action brought against (1) the Debt Financing Related Parties in any way arising out of or relating to, this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder or (2) the Preferred Equity Financing Related Parties in any way arising out of or relating to, this Agreement, the Preferred Equity Financing or any of the agreements entered into in connection with the Preferred Equity Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (vi) agree (1) that none of the Debt Financing Related Parties will have any liability to the Company Entities (in each case, other than the Parent Related Parties) relating to or arising out of this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder and (2) that none of the Preferred Equity Financing Related Parties will have any liability to the Company Entities (in each case, other than the Parent Related Parties) relating to or arising out of this Agreement, the Preferred Equity Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise (provided, that, notwithstanding the foregoing, nothing herein shall affect the rights of the Parent Related Parties against (x) the Debt Financing Related Parties with respect to the Debt Financing or any of the transactions contemplated hereby or any services thereunder or (y) the Preferred Equity Financing Related Parties with respect to the Preferred Equity Financing or any of the transactions contemplated hereby or any service thereunder), (vii) waive any and all claims and causes of action against (1) any Debt Financing Related Party in any way arising out of or relating to, this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder or (2) any Preferred Equity Financing Source in any way arising out of or relating to, this Agreement, the Preferred Equity Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder (provided, that, notwithstanding the foregoing, nothing herein shall affect the rights of the Parent Related Parties against (x) the Debt Financing Related Parties with respect to the Debt Financing or any of the transactions contemplated hereby or any services thereunder or (y) the Preferred Equity Financing Related Parties with respect to the Preferred Equity Financing or any of the transactions contemplated hereby or any service thereunder), (viii) agree that the Debt Financing Related Parties and the Preferred Equity Financing Related Parties are express third party beneficiaries of, and may enforce, Section 9.03(d) (in their capacities as Parent Related Parties), Section 10.06 and Section 10.16 and (ix) this Section 9.03(d) (in their capacities as Parent Related Parties), Section 10.06 and this Section 10.16 and the definitions of “Material Adverse Effect”, “Debt Financing Sources”, “Debt Financing Related Parties”, “Preferred Equity Financing Sources” and “Preferred Equity Financing Related Parties” shall not be amended, modified or waived (including any definitions in this Agreement to the extent such amendment or waiver would modify any such foregoing Sections or provisions (including for the avoidance of doubt the definition of “Material Adverse Effect”)) in any way adverse to (1) the Debt Financing Related Parties without the prior written consent of the Debt Financing Sources party to the Debt Commitment Letter or (2) the Preferred Equity Financing Related Parties without the prior written consent of the Preferred Equity Financing Sources party to the Preferred Equity Commitment Letter; provided, that, notwithstanding the foregoing, nothing herein shall affect the rights of the Parent Related Parties against the Debt Financing Related Parties with respect to the Debt Financing or any of the transactions contemplated hereby or any services thereunder or the Preferred Equity Financing Related Parties with respect to the Preferred Equity Financing or any of the transactions contemplated hereby or any services thereunder. The foregoing waiver with respect to any Debt Financing Source, Preferred Equity Financing Source or Debt Financing Related Party or Preferred Equity Financing Related Party shall only apply in such Person’s capacity as such.

10.17 Company Subsidiaries. Notwithstanding anything to the contrary herein: (a) (i) the obligations of the Company Entities, the Company Subsidiaries and their respective Representatives set forth in this Agreement (including, but not limited to, Section 6.01 or Article VII) or any of the other documents, agreements or instruments contemplated hereby (including the Restructuring Steps) shall not apply to TKO, its Subsidiaries or their respective Representatives (in their capacity as Representatives of TKO and its Subsidiaries) other than as set forth in Section 10.17(a)(ii) and with respect to the obligation of the Company Entities to request that TKO and TKO OpCo enter into an Issuer Agreement pursuant to Section 7.12(a)(x) and (ii) the Company Entities’ obligations to cause the Company Subsidiaries to take or omit to take any action pursuant to Section 6.01, Article VII or otherwise pursuant to this Agreement or any of the other documents, agreements or instruments contemplated hereby (including the Restructuring Steps)

shall be deemed to be performed in full with respect to TKO and its Subsidiaries so long as the Company, solely in its capacity as a stockholder of TKO and with respect to matters that are subject to the approval of the TKO stockholders, votes its shares of Class B common stock in TKO in a manner that complies with the Company’s obligations under this Agreement, enforces or exercises its rights under the organizational and governing documents of TKO and its Subsidiaries in a manner that complies with the Company’s obligations under this Agreement (provided that (x) the foregoing shall not require the Company Entities and the Company Subsidiaries to violate applicable Law and (y) in no event shall the Company Entities be required to remove any directors or officers of TKO); (b) with respect to any non-wholly owned Company Subsidiary or other joint venture, partnership or similar arrangement to which any Company Entity or Company Subsidiary is a party (each, a “Company JV”), the obligations of the Company Entities, the Company Subsidiaries and their respective Representatives set forth in this Agreement (including, but not limited to, Section 6.01 or Article VII) or any of the other documents, agreements or instruments contemplated hereby (including the Restructuring Steps) shall only apply to the extent a Company Entity (directly or indirectly through a wholly-owned Company Subsidiary or Representative) has the right to cause such Company JV to comply with any such obligation or take or not take any such action (taking into account the rights of any other equityholders or other parties to such Company JV and the obligations of such Company JV and the Company Entities and Company Subsidiaries with respect to such Company JV); provided that, the Company Entities shall not be permitted to effect any transfer, sale or other disposition of any equity securities in TKO or TKO Operating Company, LLC (“TKO OpCo”) held by the Company Entities or the Company Subsidiaries (other than TKO and its Subsidiaries), except in connection with redemptions pursuant to the TKO OpCo Operating Agreement (in accordance with the terms of the TKO OpCo Operating Agreement); and (c) nothing in this Agreement shall prohibit redemptions or exchanges pursuant to the OpCo Operating Agreement, Manager Operating Agreement or the Executive Holdco Operating Agreements or any actions taken in connection therewith (in each case, in accordance with the terms of the OpCo Operating Agreement, Manager Operating Agreement and Executive Holdco Operating Agreements, as applicable (except as otherwise set forth in Section 6.01(b) of the Company Disclosure Letter)); and (d) no action or omission or other matter with respect to TKO or its Subsidiaries or any Company Entity, Company Subsidiary or Company JV contemplated by this Section 10.17 shall constitute a breach of any provision of this Agreement and the Parent Entities and Merger Subs shall not have any right to rely on any failure of a condition set forth in Section 8.02(a) or Section 8.02(b) to be satisfied (or terminate this Agreement on the basis thereof) or claim any loss or damage or seek any other remedy (whether at law, in equity or otherwise) to the extent that such failure, loss or damage arises from any action or omission of a Company Entity or Company Subsidiary or other matter with respect to TKO or its Subsidiaries or any Company Entity, Company Subsidiary or Company JV contemplated by this Section 10.17, in each case, to the extent the Company Entities have otherwise complied with this Section 10.17. Notwithstanding the foregoing, the Company Entities shall not, and shall cause their respective Representatives not to, divert, redirect or otherwise transfer to TKO or its Subsidiaries any corporate or other business opportunity or activity that would otherwise in the ordinary course of business constitute a corporate opportunity or other business opportunity of the Company Entities or the Company Subsidiaries with the intention of avoiding the restrictions set forth in Section 6.01 as it applies to the Company Entities or the Company Subsidiaries.

10.18 Designated Individuals. Notwithstanding anything to the contrary set forth in this Agreement, it is understood and agreed that to the extent that any action or any knowing or intentional omission taken by any Person set forth on Section 10.18 of the Company Disclosure Letter (each, a “Designated Individual”) on or after the date hereof, or any action or omission of any other Person taken at the specific direction or with the consent of any Designated Individual on or after the date hereof (in each case, other than any such action or omission taken by a Designated Individual or any such other Person at the written direction of the Special Committee), would constitute a breach by a Company Entity of any covenant, agreement, representation or warranty in this Agreement or would result in any representation or warranty of the Company Entities contained in this Agreement being inaccurate, such breach or inaccuracy shall be disregarded for all purposes under this Agreement. Without limiting the generality of the foregoing, the Parent Entities and Merger Subs shall not have any right to rely on any failure of a condition set forth in Section 8.02(a) or Section 8.02(b) to be satisfied (or terminate this Agreement on the basis thereof) or claim any loss or damage or seek any other remedy (whether at law, in equity or otherwise) to the extent that such failure, loss or damage arises from any action or omission of a Company Entity or Company Subsidiary taken by, at the direction of or with the consent of any Designated Individual on or after the date hereof (other than any such action or omission taken at the written direction of the Special Committee).

10.19 Certain Special Committee Matters. Any enforcement or any defense of any enforcement of any rights under this Agreement by the Company Entities, including pursuant to Sections 9.01, 9.03 and 10.08, will be controlled by the Special Committee; provided, that the Executive Committee may (without any action taken by the Special Committee) waive on behalf of the Company Entities any condition set forth in Section 8.01 or Section 8.03 or otherwise determine to consummate the Closing in accordance with the terms hereof. Notwithstanding anything to the contrary in this Agreement, the Special Committee has no right or authority in this Agreement or otherwise to control or direct the activities or operations of the Company Entities in the course of their business, including the Company Entities negotiating, entering into or consummating any Company Sale or otherwise taking any action that is not an action related to the enforcement or defense of this Agreement, the Company Disclosure Letter, the Equity Commitment Letter, the Guarantee, the Voting Agreement or rights hereunder or thereunder, except to the extent (a) authorized or delegated in the resolutions adopted by the Executive Committee on February 23, 2024, forming the Special Committee, (b) such action is expressly contemplated to be taken by the Special Committee by this Agreement, the Company Disclosure Letter, the Confidentiality Agreement, the Equity Commitment Letter, the Guarantee or the Voting Agreement or (c) in respect of the payment by the Company of any Quarterly Dividend or Catch-Up Dividend.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parent Entities, the Merger Subs, the Company Entities and the Executive Holdcos have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ENDEAVOR GROUP HOLDINGS, INC.

By:	/s/ Jason Lublin
Name: Jason Lublin
Title: Chief Financial Officer

ENDEAVOR OPERATING COMPANY, LLC

By:	/s/ Jason Lublin
Name: Jason Lublin
Title: Chief Financial Officer

ENDEAVOR MANAGER, LLC

By:	/s/ Jason Lublin
Name: Jason Lublin
Title: Chief Financial Officer

[Signature Page to the Agreement and Plan of Merger]

ENDEAVOR EXECUTIVE HOLDCO, LLC

By:	/s/ Patrick Whitesell
Name: Patrick Whitesell
Title: Director

ENDEAVOR EXECUTIVE II HOLDCO, LLC

By:	/s/ Patrick Whitesell
Name: Patrick Whitesell
Title: Director

ENDEAVOR EXECUTIVE PIU HOLDCO, LLC

By:	/s/ Patrick Whitesell
Name: Patrick Whitesell
Title: Director

[Signature Page to the Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parent Entities, the Merger Subs, the Company Entities and the Executive Holdcos have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

WILDCAT OPCO HOLDCO, L.P.

By:	/s/ Egon Durban
Name: Egon Durban
Title: Co-CEO

WILDCAT EGH HOLDCO, L.P.

By:	/s/ Egon Durban
Name: Egon Durban
Title: Co-CEO

[Signature Page to the Agreement and Plan of Merger]

WILDCAT OPCO MERGER SUB, L.L.C.

By:	/s/ Egon Durban
Name: Egon Durban
Title: Co-CEO

WILDCAT PUBCO MERGER SUB, INC.

By:	/s/ Egon Durban
Name: Egon Durban
Title: President

WILDCAT MANAGER MERGER SUB, L.L.C.

By:	/s/ Egon Durban
Name: Egon Durban
Title: President

[Signature Page to the Agreement and Plan of Merger]

Exhibit A

FORM OF VOTING AND SUPPORT AGREEMENT

[Omitted.]

Exhibit B

FORM OF SURVIVING COMPANY CERTIFICATE OF INCORPORATION

[Omitted.]

Exhibit C

FORM OF WRITTEN CONSENT

[Omitted.]